Table of Contents

As filed with the Securities and Exchange Commission on February 18, 2022.

Registration No. 333- ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________________

CANNABICS PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

___________________________

Nevada	2834	20-3373669
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

___________________________

# 3 Bethesda Metro Center, Suite 700

Bethesda, MD 20814

(877) 424-2429

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Eyal Barad
Chief Executive Officer

# 3 Bethesda Metro Center, Suite 700

Bethesda, MD 20814

(877) 424-2429

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

___________________________

Copies to:

Gregory Sichenzia, Esq. Avital Perlman, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas New York, NY 10036 (212) 930-9700	Jeffrey J. Fessler, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 (212) 653-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 18, 2022

CANNABICS PHARMACEUTICALS INC.

SHARES

COMMON STOCK

This is a firm commitment public offering of shares of our common stock at a purchase price of $ per share of common stock.

Our common stock is quoted on the OTC Markets OTCQB (“OTCQB”) under the symbol “CNBX.” We intend to have our common stock listed on the Nasdaq Capital Market under the symbol “CNBX”, which listing is a condition to this offering. No assurance can be given that our application will be approved. On February 17, 2022, the last sale of our Common Stock as reported on the OTCQB was $0.08 per share.

We expect to effect a reverse split of our common stock at a ratio within a range to be determined by our shareholders at a ratio and date to be determined by our Board of Directors prior to the listing of our common stock on the Nasdaq Capital Market. The share and per share information in this prospectus do not reflect such reverse stock split.

You should read this preliminary prospectus and the documents incorporated by reference in this preliminary prospectus carefully before you invest.

Investing in our common stock involves substantial risks. See the section entitled “Risk Factors” beginning on page 14 of this prospectus for a discussion of information and factors that should be considered before investing in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share		Total
Price to the public	$		$
Underwriting discounts and commissions (1)	$		$
Proceeds to us, before expenses	$		$

(1)	We refer you to “Underwriting” beginning on page 104 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters a 45-day option to purchase up to additional shares at the initial public offering price, less the underwriting discount.

The underwriters expect to deliver our shares in the offering on or about      , 2022.

Roth Capital Partners

The date of this prospectus is                            , 2022.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date. We will update this prospectus only as required by law, including with respect to any material change affecting us or our business prior to the completion of this offering. Except when the context otherwise requires or where otherwise indicated the information included in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares of common stock.

All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as an indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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CAUTIONARY NOTE TO INVESTORS

This prospectus relates to the distribution of securities of an entity that is involved in the cannabis industry. Cannabis is classified as an illegal Schedule I drug and illegal under the Controlled Substances Act, 21 U.S.C. § 811 (hereafter referred to as the “CSA”). On December 20, 2018, President Donald J. Trump signed into law the Agriculture Improvement Act of 2018 (the “Farm Bill”). Prior to its passage, hemp, a member of the cannabis family, was classified as a Schedule I controlled substance and also was illegal under the CSA.

The Farm Bill legalized hemp and cannabinoids extracted from hemp in the United States, but such extracts remain subject to state laws and the regulation by other United States federal agencies, such as the Food and Drug Administration (“FDA”) and the United States Department of Agriculture (“USDA”). With the passage of the Farm Bill, hemp cultivation is broadly permitted. The Farm Bill explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law. The hemp plant and the marijuana plant are both part of the same cannabis genus of plant, except that hemp has not more than 0.3% dry weight content of delta-9-tetrahydrocannabinol (“THC”). The same plant, with a higher THC content, is marijuana, which is legal under certain state laws, but which is currently not legal under United States federal law. Despite the passage of the Farm Bill, many aspects of the cannabis industry, particularly those not defined as hemp within the Farm Bill, remain illegal under United States federal law.

At this time, we do not manufacture, distribute, dispense, or possess any controlled substances, including cannabis or cannabis-based preparations, in the United States, and we are not engaged in any business that falls outside of what is permissible under the Farm Bill.

In the future, we may become involved in business activities that would fall outside of the Farm Bill, such as the research and development, growth, cultivation and/or processing of cannabis that are not covered under the Farm Bill. Currently, 33 states plus the District of Columbia and Guam, have laws and/or regulations that recognize, in one form or another, legitimate medical and adult uses for cannabis and consumer use of cannabis in connection with medical treatment or for recreational use. Many other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to cannabis, there is a risk that federal authorities may enforce current federal law against our licensees and distributors, who may be deemed to be producing, cultivating, dispensing and/or aiding or abetting the possession and distribution of cannabis in violation of federal law. Active enforcement of the current CSA on cannabis may thus directly and adversely affect our potential revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. See the sections entitled “Risk Factors” and “Business - U.S. Regulation of Controlled Substances.”

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 14 and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” and “Cannabics” refer to Cannabics Pharmaceuticals Inc.

Our Business

We are a pre-clinical-stage, platform technology biopharmaceutical company, which has developed proprietary innovative medicines in areas of significant unmet medical needs in oncology, with a current focus on colorectal cancer ("CRC"). Our drug candidate under development for CRC is RCC-33, a first-in-class therapy being developed primarily in two settings: one to reduce tumor cell activity in CRC patients as a standalone in neoadjuvant treatment or "window of opportunity" at the time after colonoscopy, prior to cancer staging; and another for patients with refractory to therapy and adjuvant to surgery also at the time after colonoscopy. We intend to initiate Phase I/II clinical trials in 2023. Neoadjuvant treatment is the administration of antitumor therapy as a first step to shrink a cancerous tumor prior to surgical intervention, and our business strategy is to advance our programs through clinical studies including with partners, and to opportunistically add programs in areas of high unmet medical needs through acquisition, collaboration, or internal development.

General

We are an early-stage pharmaceutical company primarily focused on the development of novel oncological therapies. We are currently preparing to launch our first in human Phase I/II (a) clinical study in 2023, for the evaluation of our lead drug candidate RCC-33 for the treatment of CRC. Our activities are centered around our biological laboratory facilities located in Rehovot, Israel, where our scientific team leads our research and development efforts.

Our core activities consist of:

•	Drug Discovery: development of novel molecular formulations and drug candidates;
•	Intellectual Property: filing of corresponding IP to protect our product candidates; and
•	Regulatory Affairs: initiation of the regulatory pathway for each drug candidate in our development pipeline.

Our current business model is to undertake an FDA regulatory pathway for each of the new drug candidates under Investigational New Drug (“IND”) classification and complete a successful Phase I/II(a) clinical study (toxicity and proof of concept in humans). In reaching this milestone, where we expect an initial feasibility in humans will be demonstrated, we believe we will gain several commercial opportunities for capitalizing on each such product candidate, including entering into commercial agreements with larger pharma corporations. Accordingly, we do not engage in any manufacturing, distribution, or sales of products, nor is it foreseeable to expect that we will in the near future.

Development Pipeline

RCC-33: colorectal cancer treatment drug candidate:

Our flagship product under development, RCC-33, is an antitumor drug candidate for the treatment of CRC, which is the 3rd most diagnosed and 2nd most lethal of all cancers, with approximately 2 million new cases being diagnosed annually worldwide and a current market estimated at $9.26 billion, and which is expected to reach $16.6 billion by 2026.

The RCC-33 proprietary formula consists of a specific synthetic cannabinoid molecular composition that has demonstrated the potential to reduce CRC tumor volume by over 30% in repeated in-vivo studies performed.

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Overview

Cancer and Cannabinoids

Cancer is a general term used to describe a group of more than 100 related diseases characterized by uncontrolled growth and spread of abnormal cells, leading to the development of a mass commonly known as a tumor, followed by invasion of the surrounding tissues and subsequent spread, or metastasis, to other parts of the body. Despite enormous investment in research and the introduction of new treatments, cancer remains a critical area of unmet medical need. According to the World Health Organization, cancer is the second leading cause of mortality worldwide, responsible for an estimated 9.6 million deaths in 2018. As of January 1, 2019, there were more than 16.9 million people with a history of cancer living in the United States, with 1.9 million new cases and 609,360 cancer deaths expected in 2022.

Over the past decade, there has been growing interest in the therapeutic value of cannabinoid compounds in oncology. Cannabis has long been suggested as a well-tolerated and effective option to help patients cope with cancer related symptoms by reducing nausea and vomiting, alleviating cancer pain, stimulating appetite, and improving quality of life. Beyond their palliative benefits, however, cannabinoids have also been receiving increased attention for their anti-cancer potential, which we believe may one day revolutionize cancer therapy.

Cannabinoids are a diverse class of chemical compounds that occur naturally within cannabis plants and are pharmacologically similar to cannabinoids produced by the human body, known as endocannabinoids. Endocannabinoids form part of the human endocannabinoid system (“ECS”), a complex biological network that also includes cannabinoid receptors and enzymes involved in cannabinoid formation, transport, and degradation. The ECS is regarded as an important endogenous system implicated in regulation of the most vital biological processes to maintain homeostasis, assisting the body to remain stable and balanced despite external, or environmental, fluctuations.

Dysregulation of the ECS owing to variation in the expression and function of cannabinoid receptors or enzymes or the concentration of endocannabinoids has been associated with several diseases, including cancer. Indeed, the mechanisms involved in the regulation of the ECS as well as the processes that it regulates include practically every important pathway in cancer biology. Expression of the ECS is altered in numerous types of tumors, compared to healthy tissue, and this aberrant expression has been related to cancer prognosis and disease outcome, depending on the origin of the cancer.

Cannabinoids can interact with the cannabinoid receptors in the ECS, sometimes with a higher affinity than endocannabinoids. Consequently, all the processes regulated by endocannabinoids are susceptible to interference by cannabinoids. The ability to use cannabinoids to modulate the ECS encompasses several attractive pharmacotherapeutic targets for systemic anti-cancer treatment and has sparked considerable research examining cannabinoid action on cancer cells.

Cannabinoids have demonstrated selective anti-tumor properties in preclinical studies, exerting anti-proliferative, proapoptotic, anti-angiogenic, and anti-metastatic and anti-inflammatory effects depending on tumor type and specific setting. These effects appear to be more pronounced when cannabinoids are used together versus being administered separately, a mechanism known as the entourage effect. We believe, therefore, that cannabinoid combinations may hold promise for an improved anti-proliferative strategy for cancer management.

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In addition to their potential role as anti-cancer agents, cannabinoids have been observed to act synergistically with some conventional antineoplastic drugs, such as chemotherapeutic agents, enhancing their effectiveness. This raises the potential for combinational therapies that may increase the range of chemotherapeutic options available to patients and enable targeting of tumor progression at different levels while also permitting dosages of cytotoxic drugs to be dramatically reduced without compromising efficacy.

Figure 1: Synergistic effects of cannabis extracts and chemotherapies on cancer biopsy after treatment with the same extract and three different chemotherapy combinations

As of the date of this filing, we are not aware of any cannabinoid-based therapies approved for the treatment of cancer.

Our lead product candidate is RCC-33, which we are developing as a treatment for CRC. RCC-33 is an oral capsule containing a proprietary formulation of cannabinoids that have demonstrated synergistic efficacy in reducing the viability of human colon cancer cell lines in preclinical studies.

Colorectal Cancer

CRC is one of the more common forms of cancer worldwide, representing a significant challenge to the global healthcare system. According to the World Health Organization, CRC is the third most diagnosed cancer in the world and the second-leading cause of cancer-related mortality. In the United States, there were approximately 1,544,770 people living with CRC in 2019. In 2022, an estimated 106,180 cases of colon cancer and 44,850 cases of rectal cancer will be diagnosed in the US, and a total of 52,580 people will die from these cancers.

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Most CRCs begin as a noncancerous growth called a polyp that develops on the inner lining of the colon or rectum. The most common kind of polyp is called an adenomatous polyp or adenoma. According to the American Cancer Society, an estimated one-third to one-half of all individuals will eventually develop one or more adenomas. Although all adenomas have the capacity to become cancerous, fewer than 10% are estimated to progress to invasive cancer. The likelihood that an adenoma will evolve into cancer increases as it becomes larger or when it acquires certain histopathological characteristics. Adenomas that become cancerous, called adenocarcinomas, comprise nearly 96% of all CRCs. Adenocarcinomas may grow into blood vessels or lymph vessels, increasing the chance of metastasis to other anatomical sites.

CRC usually develops slowly, over a period of 10 to 20 years. The complex sequence of events occurring during initiation, development and propagation of adenocarcinomas is likely the result of a lifelong accumulation of mutations caused by both genetic and environmental factors known as the adenoma to carcinoma sequence. While the specific cause of any particular case of CRC is often unknown, more than one-half of all cases and deaths are attributable to lifestyle and environmental factors, such as smoking, unhealthy diet, high alcohol consumption, physical inactivity, and excess body weight.

CRC does not usually cause symptoms until the disease is advanced, therefore early detection of adenomas by screening is vital. If not treated or removed, an adenoma can become a potentially life-threatening cancer.

Cannabinoids and Colorectal Cancer

One area of increasing interest in the treatment of CRC lies in the development and use of cannabinoid therapeutics. The ECS is regarded as an important regulatory system in the gastrointestinal tract, being involved in several important functions such as motility, secretion, sensation, inflammation, and carcinogenesis. Recent studies advocate that the ECS plays a critical role in the development of CRC and should therefore be considered as an appropriate target for CRC inhibition. The expression of ECS components in CRC has been found to be increased and associated with poorer prognosis and advanced stages of disease. For example, cannabinoid receptors have been found to be overexpressed in tumor cells of the colon and this up-regulation has been postulated to be an indicator of cancer outcome.

Research on the effects of cannabinoid compounds on CRC has demonstrated an ability to reduce the viability of CRC cell lines in vitro, while there is also convincing scientific evidence that cannabinoids are able to prevent or reduce carcinogenesis in different animal models of colon cancer.

We believe that cannabinoids are a promising therapeutic agent for the treatment of CRC. We have conducted several in vitro unpublished studies using our bioinformatics platform to confirm that cannabinoids cause necrosis in colon cancer cells. While many cannabinoids demonstrate levels of toxicity on cancer cells, we have found that certain cannabinoid extracts and combinations show increased levels of toxicity relative to other isolated or combined cannabinoids. These findings have spurred the development of RCC-33, our product candidate for the treatment of CRC.

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Figure 2: Synergistic effects of different cannabinoid combinations on viability of a colon cancer cell line.

RCC-33

We are developing RCC-33 as an oral capsule containing high concentrations of the cannabinoids CBDV and CBGA in a novel formulation, which we believe may be effective in the treatment of adenocarcinomas of the colon. The cannabinoids in RCC-33 have demonstrated complex synergistic anti-tumor effects in combination with no psychoactive effect. In our preclinical in vitro studies evaluating the influence of 15 different cannabinoids on human colon cancer cell lines (RKO, HCT116), alone and in combination, RCC-33 demonstrated efficacy in reducing the viability of colon cancer cells versus alternative cannabinoid combinations.

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Development Plan

We are currently in the early planning stage of a clinical development pathway for RCC-33. We plan to conduct further preclinical studies to establish the safety and efficacy of RCC-33 before proceeding with first-in-human clinical testing.

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Preclinical Studies

We plan to conduct non-clinical safety studies following Good Laboratory Practice (“GLP”) to evaluate the systemic and local toxicity of escalating doses of RCC-33 and establish dosing parameters. The results of these preclinical studies, which are expected in 2023, will guide our planned Phase I/II(a) clinical trial. The non-clinical requirements to support the development program will be verified with the FDA at a pre-IND meeting. Such studies may include repeated dose toxicity studies, male and female fertility studies, embryofetal development studies, animal abuse related studies, pharmacokinetics studies, drug-drug interaction studies, and others.

Clinical Trials

We plan to evaluate the safety, tolerability, and pharmacokinetic properties of RCC-33 in a Phase I/II(a) ascending dose clinical trial in CRC patients, commencing in 2023. The clinical trial will examine the tolerability, pharmacokinetics, pharmacodynamics, and efficacy of multiple doses of RCC-33 in CRC patients. We are currently identifying potential contract research organizations and clinical trial centers to conduct the Phase I/II(a) human proof of concept study, which is estimated to cost $6,500,000. As of the date of this filing, however, we do not have sufficient funds to complete the Phase I/II(a) study.

Subject to the results from our Phase I trials, we plan to submit an IND to the FDA for RCC-33 with the clinical protocol for a Phase II double-blind placebo controlled clinical trial evaluating RCC-33 in patients with CRC at various dosing levels versus placebo. The outcomes from the planned Phase II human proof of concept trial will inform our decision regarding further steps in the clinical development of RCC-33.

Our Pipeline:

In addition to RCC-33, our CRC treatment drug candidate, we have several other drug candidates under development, including PLP-33 for the local treatment of Lateral Spreading, or Sessile, colorectal polyps during colonoscopy, BRST-33 for the treatment of breast cancer, MLN-33 for the treatment of Melanoma and PRST-33 for the treatment of prostate cancer. These additional drug candidates are in the early stage of development and we expect to complete the in-vivo research for each product candidate by end of 2022. (see Fig. 1). Further, based on our drug discovery expertise and facilities, we have recently begun initial drug discovery efforts for using psychedelic inspired molecules in the field of neuropsychiatric diseases, and we are currently evaluating the development of two such drug candidates Np-01 and NP-02. (see Fig. 1)

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Fig. 1

Business Strategy

Our goal is to capitalize on our pioneering work in the field of cannabinoid based therapeutics to become a leading developer of cannabinoid-based cancer treatment medicines. Our business model focuses on the research and development of anti-cancer drugs by leveraging the expertise of our multiplex database to provide innovative biopharmaceutical products that offer the potential for superior efficacy and safety over existing therapies. To achieve this goal, the key elements of our strategy include:

☐	Leveraging Our Bioinformatics Platform.

☐	In-House Pre-Clinical Research.

☐	Commercialization Partnerships.

☐	Strategic Out-Licensing.

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Summary of Risk Factors

Our business is subject to a number of risks of which you should be aware of before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Some of these risks include the following:

•	We have not generated any significant revenue since our inception and we may never achieve profitability.
•	We will need to raise additional capital to meet our business requirements in the future, which may be costly or difficult to obtain and could dilute our stockholders’ ownership interests.
•	We are highly dependent on the success of cannabinoid technology, and we may not be able to develop the technology, successfully obtain regulatory or marketing approval for, or successfully commercialize, our products or product candidates.
•	If we fail to successfully develop and commercialize diagnostics, pharmaceutical or therapies, we may be unable to execute our plan of operations.
•	Our success depends upon our ability to retain our senior management and our ability to attract, retain and motivate other qualified personnel.
•	If we are unable to enter into acceptable sales, marketing and distribution arrangements with third parties or establish sales, marketing and distribution capabilities, we may not be successful in commercializing any product candidate that we develop if and when a product candidate is approved.
•	We may fail to demonstrate the safety and efficacy of our therapeutic product candidates in accordance with regulatory standards and may incur delays and substantial costs in our clinical trials.
•	Cannabis remains illegal under U.S. federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.
•	Changes in consumer preferences and acceptance of medical cannabis, or any negative trends, will adversely affect our business.
•	We cannot predict if or when we will receive regulatory approval to commercialize a therapeutic product candidate.
•	Any of our therapeutic product candidates may cause adverse effects or have properties that could delay or prevent their regulatory approval or limit the scope of any specific indications or market acceptance.
•	We are exposed to potential product liability risks that are inherent in the testing, manufacturing and marketing of cancer diagnostics and pharmaceuticals.
•	We rely and expect to continue to rely heavily on third parties to conduct our preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such studies and trials.
•	Even if we obtain regulatory approval for a therapeutic product candidate, we will remain subject to extensive regulatory scrutiny.
•	We face various risks related to our operations in Israel, including possible failure to obtain necessary Israeli licenses, and possible significant shifts in the political, economic, and military conditions in Israel and its neighbors.

Corporate Information

We were originally incorporated as Thrust Energy Corp. on September 15, 2004, under the laws of the State of Nevada, for the purpose of acquiring oil and gas exploration properties and non-operating interests. In April 2011, we expanded our business to include the acquisition of mineral exploration rights. On May 5, 2011, our name was changed to American Mining Corporation. On April 25, 2014, Cannabics Inc., a Delaware corporation, acquired 99.1% of our voting control. On June 19, 2014, we changed our name to Cannabics Pharmaceuticals Inc., and redirected its business focus towards our current operations.

All of our research and development in Israel is conducted by our wholly-owned subsidiary, G.R.I.N. Ultra Ltd., which was incorporated under the laws of Israel on August 25, 2014.

On March 10, 2020, we established a majority-owned subsidiary, Digestix Bioscience, Inc., incorporated under the laws of Delaware, to engage in the development of medical devices and pharmaceutical compositions for the treatment of precancerous and early-stage neoplastic local tumors, and in particular, adenomatous colorectal polyps. The other shareholders of Digestix are Professor Eitan Scapa and Dr. Erez Scapa, who serves on our board of advisors. The interim Chairman and Chief Executive Officer of Digestix is Gabriel Yariv, who currently serves as our Executive Chairman. G.R.I.N Ultra Ltd. is a 100% owned subsidiary.

Our principal executive offices are located at #3 Bethesda Metro Center, Suite 700, Bethesda, Maryland, 20814, and our telephone number is (877) 424-2429. Our website address is http://www.cannabics.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only. Any website references (URLs) in this Registration Statement are inactive textual references only and are not active hyperlinks.

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The Offering

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus.

Securities being offered	Shares of common stock

Underwriters’ over-allotment option	We have granted the underwriters a 45 day option from the date of this prospectus to purchase up to an additional shares (15% of the total number of shares to be offered by us in the offering.)

Common stock to be outstanding after the offering(1)	shares of Common Stock (or shares if the underwriters exercise its option to purchase additional shares in full).

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $       million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds received from this offering to advance our main drug candidate RCC-33 in human clinical trials, and to continue development of our other drug candidates, and for general corporate purposes. For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”

Risk factors	You should carefully read the “Risk Factors” beginning on page 14 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Trading symbol and listing	Our common stock is quoted on the OTCQB under the symbol “CNBX”. We intend to apply to have our common stock listed on the Nasdaq Capital Market under the symbol “CNBX”. If our listing application is not approved, we will not complete this offering.

 _________________

(1) The number of shares of our common stock to be outstanding after this offering is based on 149,436,681 shares of our common stock outstanding as of February 17, 2022, and excludes as of that date:

•	7,500,000 shares of common stock issuable upon exercise of stock options at a weighted-average exercise price of $0.0001 per share;

•	10,500,001 shares of common stock issuable upon exercise of warrants at a weighted-average exercise price of $0.29 per share;

•	20,198,171 shares of common stock outstanding upon conversion of outstanding notes at an exercise price of $0.07 per share; and

•	3,500,000 shares reserved for issuance under our equity incentive plan.

Except as otherwise indicated herein, all information in this prospectus assumes:

•	no exercise by the underwriters of their option to purchase additional _____ shares of common stock, to cover over-allotments, if any.

•	A ___ reverse stock split of our common stock pursuant to which (i) every ___ shares of outstanding common stock was decreased to one share of common stock, (ii) the number of shares of common stock for which each outstanding warrant or option to purchase common stock is exercisable was proportionally decreased on a 1-for-____ basis, and (iii) the exercise price of each outstanding warrant or option to purchase common stock was proportionately increased on a 1-for-____ basis, (the “Reverse Stock Split”).

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Summary Financial Data

The following tables set forth a summary of our financial data as of, and for the periods ended on, the dates indicated. We have derived the summary statement of operations data for the years ended August 31, 2021 and 2020, and balance sheet data as of August 31, 2021 and August 31, 2020, from our audited financial statements appearing at the end of this prospectus. The summary statements of operations data for the three months ended November 30, 2021 and 2020 and the summary balance sheet data as of November 30, 2021 have been derived from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected in the future. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

Consolidated Statements of Operations Data

	Years Ended August 31,		Three Months Ended November 30, (unaudited)
	2021	2020	2021	2020
Net revenue	$–	$7,157	$–	$–

Operating expenses:
Research and development expense	1,771,533	1,682,462	440,044	433,730
Sales and marketing expenses	20,245	59,997	3,820	7,551
General and administrative expenses	808,399	1,308,150	666,485	218,451

Total operating expenses	2,600,177	3,050,609	1,110,349	659,732

Loss from operations	(2,600,177)	(3,043,452)	(1,110,349)	(659,732)
Other income
Financial (loss) income, net	(594,270)	(4,424,012	(212,670)	4,965

Net (loss) income	$(3,194,447)	$(7,467,464)	$(1,323,019)	$(654,767)

(Loss) Profit from available for sale assets	868,696	(5,584,424)	(281,211)	113,087

Total comprehensive (loss) income	(2,325,751)	(13,051,887	(1,604,230)	(541,680)

Net (loss) per share - basic and diluted:	$(0.02)	$(0.10)	$(0.10)	$(0.005)

Weighted average number of shares outstanding - Basic and Diluted	138,519,509	134,551,721	144,727,585	131,105,839

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Consolidated Balance Sheet Data

	As of November 30, 2021
	(Unaudited)
	Actual	As adjusted(1)(2)

Cash and cash equivalents	$786,414	$
Working capital (deficit)	(528,172)
Total assets	2,120,179
Total liabilities	1,492,758
Total stockholders' equity	$627,421

(1) On an adjusted basis to give effect to our issuance and sale of _______ shares of common stock in this offering at an assumed public offering price of $___ per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2) Each $1.00 increase (decrease) in the assumed public offering price of $     per share would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets, total liabilities and total stockholders’ equity by approximately $     , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us at the assumed public offering price per share would increase (decrease) the as adjusted amount of each of cash and cash equivalents, working capital, total assets, total liabilities and total stockholders’ equity by approximately $       .

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RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks and uncertainties detailed in this “Risk Factors” section, together with all of the other information contained in this prospectus. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to Our Company and Business

Our independent auditors have expressed substantial doubt about our ability to continue operating as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our independent registered public accountants have expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital when needed, we will not be able to complete our proposed business. As a result we may have to liquidate our business and investors may lose their investments. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our plan of operations described in this filing, obtain financing and eventually attain profitable operations. Investors should consider our independent registered public accountant’s comments when deciding whether to invest in the Company.

We have not generated any significant revenue since our inception and we may never achieve profitability.

We are an early-stage biotechnology company and have not generated any significant revenue since we commenced our present operations in April 2014. As of the date of this prospectus, Cannabics SR   is the only product that we have commercialized; however, there is longer any commercial activity related to this product. To date, we have financed our operations primarily through private placements of common stock, warrants, and direct equity investments. As we continue our research and development of cannabinoid-based diagnostics, our expenses are expected to increase significantly. Accordingly, we will need to generate significant revenue to achieve profitability. Even as we begin to commercialize our technologies, we expect our losses to continue as a result of ongoing research and development expenses. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. Because of the numerous risks and uncertainties associated with product development and commercialization efforts, we are unable to predict at what stage the Company will become profitable. We may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, our business, financial condition and results of operations will be negatively affected, and the market value of our common stock will decline.

Since we have a limited operating history in our business, it is difficult for potential investors to evaluate our business.

We commenced operations as a biotechnology company in April 2014, and therefore have a relatively short operating history upon which an evaluation of our future success or failure can objectively be made. Our business is a highly speculative undertaking and involves a substantial degree of risk. We have not demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by early-stage companies in new and rapidly evolving competitive fields, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenue. The likelihood of our success must be considered in light of the early stage of our operations. There is no assurance that our business will ever be successful or that we will be able to attain profitability. Any failure by the Company to report profits may adversely affect the price of our common stock.

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We will need to raise additional capital to meet our business operations in the future, which may be costly or difficult to obtain and could dilute our stockholders’ ownership interests.

The Company has not yet generated significant revenue and will require additional capital to continue its research and development activities, conduct clinical trials, commercialize its products and otherwise fund its operations. Our ability to secure required financing will depend in part upon investor perception of our ability to create a successful business. Capital market conditions and other factors beyond our control may also play important roles in our ability to raise capital. There can be no assurance that debt or equity financing will be available or sufficient for our requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations and prospects. If we are unable to obtain additional funding as needed, we may be required to reduce the scope of our research and development activities, which could harm our business plan, financial condition and operating results, or we may be required to cease our operations entirely, in which case, our investors will lose all of their investment.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of our securities then outstanding. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may have an adverse impact on our financial condition.

Any inability to obtain additional financing could adversely affect our ability to meet our obligations under our planned clinical studies and could negatively impact the timing of our clinical results.

Our ability to meet our obligations and continue the research and development of our product candidates is dependent on our ability to continue to raise adequate financing. We may not be successful in obtaining such additional financing in the amount required at any time, or for any period, or, if available, that it can be obtained on terms satisfactory to us. In the event that we are unable to obtain such additional financing, we may be unable to meet our obligations under our planned clinical studies and we may have to tailor the drug development programs for our drug candidates based on the amount of funding we raise which could negatively impact the timing of our clinical results. In addition, we could be required to cease our operations.

We are highly dependent on the success of cannabinoid technology, and we may not be able to develop the technology, successfully obtain regulatory or marketing approval for, or successfully commercialize, our products or product candidates.

Our business is focused entirely upon the research, development and commercialization of cannabinoid-based technologies for the detection and treatment of cancer. Our success is dependent upon the viability of this technology and the development of cancer diagnostics and therapies.

We have not received regulatory approval from the FDA to market any diagnostics or therapeutics based on botanical cannabinoids. The FDA has approved Epidiolex (CBD) oral solution for the treatment of seizures associated with two rare and severe forms of epilepsy, Lennox-Gastaut syndrome and Dravet syndrome, in patients two years of age and older. This is the first FDA-approved drug that contains a purified drug substance derived from cannabis. The FDA has also approved two drugs that contain a synthetic substance that acts similarly to cannabis compounds but is not present in the cannabis plant.

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The scientific evidence underlying the feasibility of developing cannabinoid-based technologies for the detection and treatment of cancer is both preliminary and limited. In 2017, an ad hoc committee of the National Academies of Sciences, Engineering, and Medicine determined that while there is conclusive or substantial evidence that oral cannabinoids are effective antiemetics in the treatment of chemotherapy-induced nausea and vomiting, there was insufficient evidence to make any statement about the efficacy of cannabinoids as a treatment for cancer. The ad hoc committee went on to state that further clinical research into the anti-cancer effects of cannabinoids needs to be conducted.

If our cannabinoid technology is found to be ineffective or unsafe in humans, or if it never receives regulatory approval for commercialization, we may never be able bring our product candidates to market and may never become profitable. Further, our current business strategy, including all of our research and development, is focused on utilizing cannabinoid technology to detect and treat cancer. This lack of diversification increases the risk associated with the ownership of our common stock. If we are unsuccessful in developing and commercializing our cannabinoid-based technology and its application to the detection and treatment of cancer, we may be required to alter our scope and direction and steer away from the intellectual property we have developed as well as the core capabilities of our management team and advisory board. Without successful commercialization of our products and product candidates, we may never become profitable, which would have a material adverse effect on our business, results of operations and financial condition.

Our success depends upon our ability to retain our senior management and our ability to attract, retain and motivate other qualified personnel.

We are an early stage biotechnology company. As of February 17, 2022, we had nine employees and several key consultants. Our success materially depends upon the efforts of our management and other key personnel, including but not limited to Dr. Eyal Ballan, our Chief Technology Officer and a Director. If we lose the services of Dr. Ballan or any other executive officers or significant employees, our business would likely be materially and adversely affected. At this time, we do not currently have “key man” life insurance for Dr. Ballan or any other executive officer.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the biotechnology industry is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel. Any difficulties in obtaining and retaining qualified officers, employees and consultants could have a material adverse effect on our operations.

The relative lack of public company experience by our management team may put us at a competitive disadvantage.

As a company with a class of securities registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to reporting and other legal, accounting, corporate governance, and regulatory requirements imposed by the Exchange Act and rules and regulations promulgated under the Exchange Act. With the exception of our CFO, Uri Ben-Or, our management team lacks significant public company experience, which could impair our ability to comply with these legal, accounting, and regulatory requirements. Such responsibilities include complying with securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement and effect programs and policies in an effective and timely manner that adequately respond to such increased legal and regulatory compliance and reporting requirements. Our failure to do so could lead to the imposition of fines and penalties and further result in the deterioration of our business.

If we are unable to enter into acceptable sales, marketing and distribution arrangements with third parties or establish sales, marketing and distribution capabilities, we may not be successful in commercializing any product candidate that we develop if and when a product candidate is approved.

We do not have any sales, marketing or distribution infrastructure and have no experience in the commercialization of biotechnology. To achieve commercial success for any product, we must develop a sales and marketing organization, outsource these functions to third parties or license our products to others.

In the United States, we intend to only commercialize our products by licensing them to organizations having greater resources and experience than we do. While we have already licensed our Cannabics SR medical cannabis capsules in Colorado to Mountain High Products, LLC, and in states outside of Colorado to the Cima Group LLC, there can be no assurance that such licensing efforts will be successful, or that we will be able to license any future products on satisfactory terms, or at all. We do not presently have any other agreement or arrangement for the commercialization of our products in the United States or elsewhere.

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While we generally intend to adopt a licensing model for the commercialization of our products, we may also seek one or more strategic partners for commercialization of our products outside the United States. As a result of entering into arrangements with third parties to perform sales, marketing and distribution services, our product revenue or the profitability of our product revenue may be lower, perhaps substantially lower, than if we were to directly market and sell products in those markets. Furthermore, we may be unsuccessful in entering into the necessary arrangements with third parties or may be unable to do so on terms that are favorable to us. In addition, we may have little or no control over such third parties and any of them may fail to devote the necessary resources and attention to sell and market our product candidates effectively.

If we do not license our products or outsource our commercialization efforts, we will be required to develop our own sales, marketing and distribution capabilities, which will require substantial resources and will be time-consuming, and could delay any product launch. Moreover, we may not be able to hire or retain a sales force that is sufficient in size or has adequate expertise in the consumer health markets that we plan to target. If we are unable to establish or retain a sales force and marketing and distribution capabilities, our operating results may be adversely affected.

If we do not successfully license our products or establish sales and marketing capabilities, either on our own or in collaboration with third parties, it is likely that we will be unable to commercialize any of our products.

We face intense competition, often from companies with greater resources and experience than we have, which may result in others developing or commercializing competing products before us or more successfully.

The market for cancer diagnostics and therapies is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our competitors include large multinational corporations and their operating units, including Abbott Laboratories Inc., Cepheid Inc., Philips, GE Healthcare, Siemens, Gen-Probe Incorporated, MDxHealth SA, EpiGenomics AG, Roche Diagnostics, Exact Sciences Corporation, Sequenom, Inc. and several others. We also compete against pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide, as well as smaller and other early-stage companies. Other potential competitors include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Many of our competitors and potential competitors have or will have substantially greater financial, technological, managerial and research and development resources and experience than we have, and many have been engaged in the biotechnology industry for a much longer time than we have. Many of our competitors spend significantly more funds on research, development, promotion and sale of new and existing products than we do, and may therefore be able to react more quickly to new or emerging technologies, shifting market conditions and regulatory changes.

There can be no assurance that any of our current or future products and technologies will have a competitive advantage in the marketplace, or that they will remain competitive following the introduction of competing products or technologies. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, more convenient or less expensive. There can be no assurance that we will be successful in the face of increasing competition from new technologies or products introduced by existing companies in the industry or by new companies entering the market.

If we are unable to compete successfully, there may be a material and adverse effect on our business, financial condition and results of operations.

If the marketplace does not accept the products in our development pipeline or any diagnostic products we might develop or commercialize in the future, we may be unable to generate sufficient revenue to sustain and grow our business.

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Even if we are able to successfully develop and obtain regulatory approval of a product candidate, our ability to generate significant revenue will depend on the acceptance of our products by physicians and patients. Physicians, hospitals, clinical laboratories, researchers or others in the healthcare industry may not use our current or future diagnostic product candidates unless they are determined to be an effective and cost-efficient means of detecting and diagnosing cancer. Market acceptance of our current or future therapeutic products will depend on a number of factors, including the indication statement and warnings approved by regulatory authorities in the product label, continued demonstration of efficacy and safety in commercial use, physicians’ willingness to prescribe the product, reimbursement from third-party payers such as government healthcare systems and insurance companies, the price of the product, the nature of any post-approval risk management plans mandated by regulatory authorities, competition, marketing and distribution support. In addition, we will need to expend a significant amount of resources on marketing and educational efforts to create awareness of our products and to encourage their acceptance and adoption. If the market for our products does not develop sufficiently or the products are not accepted, our revenue potential will be harmed.

We are exposed to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceuticals and may be exposed to such risks if we choose to develop our cancer diagnostics in the future.

While we do not presently carry any product liability insurance coverage, we intend to obtain such insurance in amounts we believe to be commercially reasonable for our current level of activity and exposure. There is no assurance, however, that we will be able to obtain or maintain insurance coverage that will be adequate to cover our potential liabilities, or that premiums will be commercially justifiable. Furthermore, insurance that might otherwise be readily available, may be more difficult for us to find and more expensive because we work with medicinal cannabis. If we are the subject of a successful product liability claim that exceeds the limits of, or is not otherwise covered by our insurance, or if we incur such liability at a time when we are not able to obtain liability insurance, we may incur substantial charges that adversely affect our earnings and require the commitment of capital resources that might otherwise be available for the development and commercial launch of our product programs.

If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.

Our success will depend in part on our ability to protect our intellectual property. This is done, in part, by obtaining patents and trademarks and then maintaining adequate protection of our technologies, tradenames and products. If we do not adequately protect our intellectual property, competitors may be able to use our technologies to produce and market products in direct competition with us and erode our competitive advantage. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Many companies have had difficulty protecting their proprietary rights in these foreign countries. We may not be able to prevent misappropriation of our proprietary rights.

We are currently seeking patent protection for several processes and finished products. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following:

•	patents that may be issued or licensed may be challenged, invalidated, found unenforceable, or circumvented, or otherwise may not provide any competitive advantage;

•	our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our products and product candidates either in the United States or in international markets;

•	there may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns;

•	countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.

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Any patents issued to us may not provide us with meaningful protection, and third parties may challenge, circumvent or narrow them. Third parties may also independently develop products similar to our products or product candidates, duplicate our unpatented product or product candidates, and design around any patents on product candidates we may develop.

Additionally, extensive time is required for development, testing and regulatory review of product candidates. While extension of a patent term due to regulatory delays may be available, it is possible that before any of our product candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

In addition, the United States Patent and Trademark Office (the “USPTO”), and patent offices in other jurisdictions have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions, and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology, and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. If another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the USPTO to determine priority of invention, which could result in substantial uncertainties and costs, even if the eventual outcome were favorable to us. We could also be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our patents or patent applications, even if resolved in our favor, could be substantial. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays.

A third party might claim that we are using inventions claimed by their patents and might go to court to stop us from engaging in our normal operations and activities, such as research, development, making, and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents, redesign our products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms). In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

There is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our products, technologies or other matters.

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Failure in our information technology or storage systems could significantly disrupt our operations and our research and development efforts, which could adversely impact our revenues, as well as our research, development and commercialization efforts.

Our ability to execute our business strategy depends, in part, on the continued and uninterrupted performance of our information technology (“IT”), systems, which support our operations and our research and development efforts, as well as our storage systems. Due to the sophisticated nature of the technology we use in our products and service offerings, we are substantially dependent on our IT systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data, could adversely affect our ability to operate our business.

We will need to grow the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As of February 17, 2022, we had nine employees and several key consultants. As our development and commercialization plans and strategies progress, we expect to need additional research, development, managerial, operational, sales, marketing, financial, accounting, legal and other resources. Future growth would impose significant added responsibilities on our management, which may not be able to accommodate those added responsibilities. If we fail to effectively manage our future growth, it could delay the execution of our business plan and disrupt our operations.

We are subject to financial reporting and other requirements that place significant demands on our resources.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audit reports to stockholders causes our expenses to be higher than they would be if we remained a privately-held company. The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our product to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

Management assessed the effectiveness of the Company’s internal controls over financial reporting as of August 31, 2021, based on the framework in Internal Control—Integrated Framework (COSO 2013) issued by the Committee of Sponsoring Organization of the Treadway Commission. On the basis of that assessment, management determined that our internal controls over financial reporting were effective as of that date.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our reputation and operating results could be harmed. Pursuant to the Sarbanes-Oxley Act of 2002, we are required to furnish a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be adversely impacted, we could fail to meet our reporting obligations, and our business and stock price could be adversely affected.

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At August 31, 2021, our Chief Executive Officer and Chief Financial Officer evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and concluded that, subject to the inherent limitations identified in Item 9A of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2021, our disclosure controls and procedures were effective as of that date. Our independent auditors issued an adverse attestation report regarding the effectiveness of our internal control over financial reporting as of August 31, 2020.

Since that time, we have implemented a remediation plan to address the previously reported material weakness in internal control over financial reporting, described in Part II, Item 9A, "Controls and Procedures" in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020. Remediation measures include adding additional resources in our finance function, addition of qualified financial professionals and formation of our Audit Committee. The material weakness are not considered remediated as of February 17, 2022 and will not be considered remediated, until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. We expect that the remediation of this material weakness will be completed prior to the end of fiscal year 2022. Notwithstanding the material weakness, we believe the financial statements in this report fairly present, in all material respects, our financial position, results of operations, and cash flows for the periods presented in conformity with generally accepted accounting principles in the U.S., or U.S. GAAP.

We face significant risks related to the COVID-19 pandemic, or the widespread outbreak of any other communicable disease, which could have material and adverse impacts on our business, financial condition, liquidity and results of operations.

We face risks related to health epidemics or outbreaks of communicable diseases, including the recent outbreak around the world of the highly transmissible and pathogenic coronavirus, COVID-19. The outbreak of such communicable diseases could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of many countries.

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China and on March 11, 2020, was declared a pandemic by the World Health Organization. In November 2021, a new variant of COVID-19 was detected, which Omicron variant has since been detected in multiple countries, including the United States, and of which the potential severity is currently being evaluated. The ultimate impact of the COVID-19 pandemic on our operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or we, may determine are needed. Changes in circumstances surrounding COVID-19, such as additional travel limitations imposed by governmental authorities, could impact the cost of our studies. In addition, obtaining full data could be impacted by an inability to ship and analyze samples, or otherwise complete data assessment. Further, if the patients enrolled in our clinical studies become infected with COVID-19, we may have more adverse events and deaths in our clinical studies as a result. We may also face difficulties enrolling patients in our clinical studies if the patient populations that are eligible for our clinical studies are impacted by the coronavirus disease. Vulnerable patients may be at a higher risk of contracting COVID-19 and may experience more severe symptoms from the disease, adversely affecting our chances for regulatory approval, or requiring further clinical studies. The continued spread of COVID-19 globally, and the resulting travel restrictions in place by governments to help stop the spread of COVID-19, could adversely impact our clinical study operations, including the ability of our principal investigators and site staff to travel to our clinical study sites, and our ability to recruit and retain principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography.

In addition, the continued impact resulting from the COVID-19 outbreak in areas where we may have manufacturing operations for our clinical drug supply, or where our suppliers or distributors operate, or if the COVID-19 outbreak in these areas were to increase in severity, and the measures taken by the governments of countries affected, could adversely affect our business, financial condition, or results of operations by limiting our ability to manufacture or ship materials, or by forcing temporary closure of facilities that it relies upon.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our Common Stock.

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Risks Related to Cannabis

Our failure to comply with controlled substance legislation could restrict or harm our ability to develop and commercialize our products.

Our business is, and will be, subject to wide-ranging laws and regulations of Israel, the United States (federal and state), the European Community and other governments in each of the countries where we may develop and market our products. We must comply with all regulatory requirements if we expect to be successful.

Most countries are parties to the Single Convention on Narcotic Drugs of 1961 as amended by the 1972 Protocol, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to us obtaining marketing approval in those countries for any cannabinoid-based products we develop. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In the case of countries with similar obstacles, we would be unable to market our product candidates in countries in the near future or perhaps at all if the laws and regulations in those countries do not change.

Any cannabinoid-based product candidate that we may develop for use in the United States, will be subject to U.S. controlled substance laws and regulations that will require us, along with our collaborators and licensees, to expend time, money and effort in all areas of regulatory compliance, including, if applicable, manufacturing, production, quality control and assurance and clinical trials. Any failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, could adversely affect the results of our business operations and our financial condition.

The constant evolution of laws and regulations affecting the research and development of cannabis-based diagnostics and therapies could detrimentally affect our business. Laws and regulations related to the therapeutic uses of cannabis are subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations or alleged violation of these laws could disrupt our business and result in a material adverse effect on our operations, including our ability to conduct clinical trials that are prerequisite to our ability to commercialize our cannabis-based medical products and therapies. We cannot predict the nature of any future laws, regulations, interpretations or applications of laws and regulations and it is possible that new laws and regulations may be enacted in the future that will be directly applicable to our business.

Cannabis remains illegal under U.S. federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We are a biotechnology company focused on the research and development of cannabinoid-based diagnostics, anti-cancer pharmaceuticals and palliative therapies. The commercial viability of our products and technologies in the United States depends, in part, on state laws and regulations; however, Cannabis remains illegal under US federal law.

The United States federal government regulates drugs through the Controlled Substances Act of 1970 (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas, security requirements and criteria for importation imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

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As of the date of this prospectus, thirty-seven U.S. states and the District of Columbia allow the use of medical cannabis. Eighteen states and the District of Columbia also allow its recreational use. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the Federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis pre-empts state laws that legalize its use.

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Farr Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States Department of Justice (the “DOJ”). The Rohrabacher-Farr Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, a Ninth Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Farr Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. While the Rohrabacher-Farr Amendment has been included as a rider to the Consolidated Appropriations Acts every year since 2014, there can be no assurances that the Rohrabacher-Farr Amendment will be included in future appropriations bills or budget resolutions. The federal government could at any time change its enforcement priorities against the cannabis industry. We do not grow or distribute cannabis, but our current and planned business operations may involve licensing cannabinoid-based products and technology. Any change in enforcement priorities could render such operations unprofitable or even prohibit such operations.

Our ability to earn revenue through licensing our product in the United States is dependent on additional states legalizing medical marijuana.

We are engaged in the business developing and commercializing cannabinoid-based products for the treatment of cancer. Our ability to commercialize our products in the United States is dependent upon the continued progress of legislative authorization of cannabis at the state level for medical purposes and, in certain states, based on the specifics of the legislation passed in that state. Any number of factors could slow or halt the progress. Furthermore, progress, while encouraging, is not assured. The legislative process normally encounters set-backs before achieving success. While there may be ample public support for legislative proposals, there must be political will in the legislative committee or a bill may never advance to a vote. Numerous factors impact the legislative process. Any one of these factors could slow or halt the progress and adoption of cannabis for medical purposes, which would limit the market for our products and negatively impact our business and revenues.

Changes in consumer preferences and acceptance of medical cannabis, or any negative trends, will adversely affect our business.

Our business is substantially dependent on market acceptance of medical cannabis. Market perception of medical cannabis can be significantly influenced by a number of social, political and economic factors that are beyond our control, including scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding such products and treatments. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the market for any of our current or future cannabinoid-based diagnostics or therapies. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for our products, as well as our business, results of operations, financial condition and cash flows.

We believe that as cannabis-based biotechnology becomes more widely accepted by the U.S. medical community and the public at large, the stigma associated with medical cannabis will moderate and, as a result, consumer demand will likely continue to grow. There is, however, no assurance that such increase in demand will occur, that we will benefit from any demand increase or that our business will ever become profitable. We cannot predict the future growth rate and size of the market, assuming that the regulatory climate permits, of which there can be no assurance. Any negative outlook on medical cannabis will adversely affect our business prospects.

We also believe that large, well-funded pharmaceutical and other related businesses and industries may have economic reasons to oppose cannabinoid-based therapies. The pharmaceutical industry is well-funded with a strong and experienced lobby presence at both the federal and state levels, as well as internationally, that surpasses financial resources of the current group of medical cannabis research and development companies. Any effort by the pharmaceutical lobby to halt or delay cannabinoid-based medical products and therapies could have a detrimental impact on our business.

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Clinical trials of cannabinoid-based product candidates are novel with very limited or non-existing history; we face a significant risk that the trials will not result in commercially viable products and treatments.

At present, there is only a very limited documented clinical trial history related to cannabinoids from which we can derive any scientific conclusions, or prove that our present assumptions for the current and planned research are scientifically compelling. While we are encouraged by the limited results of clinical trials by others, there can be no assurance that any clinical trial will result in commercially viable products or treatments.

Clinical trials are expensive, time consuming and difficult to design and implement. We, as well as the regulatory authorities, may suspend, delay or terminate our clinical trials at any time, may require us, for various reasons, to conduct additional clinical trials, or may require a particular clinical trial to continue for a longer duration than originally planned, including, among others:

•	lack of effectiveness of any formulation or delivery system during clinical trials;

•	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues;

•	slower than expected rates of subject recruitment and enrollment rates in clinical trials;

•	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;

•	delays in obtaining regulatory authorization to commence a trial, licenses required for obtaining and using cannabinoids for research, either before or after a trial is commenced;

•	unfavorable results from ongoing pre-clinical studies and clinical trials;

•	patients or investigators failing to comply with study protocols;

•	patients failing to return for post-treatment follow-up at the expected rate;

•	sites participating in an ongoing clinical study withdraw, requiring us to engage new sites;

•	third-party clinical investigators decline to participate in our clinical studies, do not perform the clinical studies on the anticipated schedule, or act in ways inconsistent with the established investigator agreement, clinical study protocol, good clinical practices, and other requirements;

•	third-party entities do not perform data collection and analysis in a timely or accurate manner or at all; or

•	regulatory inspections of our clinical studies require us to undertake corrective action or suspend or terminate our clinical studies.

Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

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Cannabinoid-based research activities in the pharmaceutical industry may make it difficult to obtain insurance coverage.

Obtaining and maintaining necessary insurance coverage, for such things as workers compensation, general liability, product liability and directors and officers insurance, may be more difficult and expensive for us to find because of our research directions utilizing cannabinoids. There can be no assurance that we will be able to find such insurance, if needed, or that the cost of coverage will be affordable or cost-effective. If, either because of unavailability or cost prohibitive reasons, we are compelled to operate without insurance coverage, we may be prevented from entering certain business sectors, experience inhibited growth potential and/or expose us to additional risks and financial liabilities.

Risks Related to Product Development

If we fail to successfully develop and commercialize diagnostics, pharmaceutical or therapies, we may be unable to execute our plan of operations.

Our current business strategy focuses on discovering, developing and commercializing cannabinoid-based diagnostics, anti-cancer pharmaceuticals and palliative therapies. To date, we have only commercialized Cannabics SR, our non-pharmaceutical extended release capsules for palliative therapy, however, there is longer any commercial activity related to this product. The success of our business will depend upon our ability to fully develop and commercialize the diagnostics and therapeutic product candidates in our current development pipeline as well as to continue the discovery and development of other products and technology.

Prior to commercializing our product candidates, we will be required to undertake time-consuming and costly development activities with uncertain outcomes, including conducting clinical studies and obtaining regulatory clearance or approval in Israel, the United States, the European Union and other countries where we may develop and market our product candidates. Delays in obtaining approvals and clearances could have material adverse effects on us and our ability to fully carry out our plan of operations. We have limited experience in taking products through these processes and there are considerable risks involved in these activities. The science and methods that we are employing are innovative and complex, and it is possible that our development programs will ultimately not yield products suitable for commercialization or government approval. Product candidates that appear promising in early development may fail to be validated in subsequent studies, and even if we achieve positive results, we may still fail to obtain the necessary regulatory clearances or approvals. Few research and development projects result in commercial products, and perceived viability in early clinical studies often is not replicated in later studies. At any point, we may abandon development of a product candidate, or we may be required to expend considerable resources obtaining additional clinical and nonclinical data, which would adversely impact the timing for generating potential revenue from those products. Further, our ability to develop and launch product candidates is dependent on our receipt of substantial additional funding. If our discovery and development programs yield fewer commercial product candidates than we expect, we may be unable to execute our business plan, and our business, financial condition and results of operations may be adversely affected.

If we fail to maintain or establish satisfactory arrangements for the supply of raw materials or the manufacture of our product candidates for preclinical or clinical trials, or if we experience an interruption of supply, we might not have sufficient quantities of our product candidates at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts

We do not produce medical cannabis, and therefore our ability to research, develop and commercialize our cannabinoid-based diagnostics and therapeutic product candidates is dependent upon a sufficient supply of medical cannabis strains. Any significant interruption or negative change in the availability or economics of the supply chain for medical cannabis could materially impact our business, financial condition and operating results. Some strains of medical cannabis may only be available from a single supplier or a limited group of suppliers. If a sole source supplier were to go out of business, we might be unable to find a replacement source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor might elect not to supply us. Any inability to secure required supplies of medical cannabis or to do so on appropriate terms could have a materially adverse impact on our business, financial condition and operating results.

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We may fail to demonstrate the safety and efficacy of our therapeutic product candidates in accordance with regulatory standards and may incur delays and substantial costs in our clinical trials.

In order to commercialize our therapeutic product candidates, we must conduct extensive clinical trials demonstrating the safety and efficacy of our product candidates in humans. The clinical testing process is expensive, difficult to design and implement, takes many years to complete and is unpredictable in both its duration and outcome. A failure of one or more clinical trials can occur at any stage of testing. There is a high failure rate for drugs and biological products proceeding through clinical trials. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market our therapeutic product candidates as a prescription pharmaceutical product in the United States until we receive approval of a New Drug Application (“NDA”), from the FDA, or in any foreign countries until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of pre-clinical testing and clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are eventually approved for commercialization. We have not submitted an NDA to the FDA or comparable applications to other regulatory authorities. Preclinical and clinical data is often susceptible to varying interpretations and types of analyses and regulatory authorities may fail to approve our product. In addition, even if we successfully complete early clinical trials, such results may not be indicative of the success or results of our later clinical trials.

Our successful completion of clinical trials may be materially adversely affected by many factors, including:

•	ineffective trial design and disagreement with the FDA on final trial design;

•	imposition of a clinical hold following an inspection of our clinical trial operations by the FDA or other regulatory authorities;

•	difficulties or delays in reaching an agreement with a contract research organization, and clinical trial sites;

•	delays in obtaining required institutional review board approval for each trial site;

•	data collected from clinical trials may not be sufficient to support the submission of a NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•	delays or difficulties in recruiting suitable patients to participate in clinical trials;

•	delays in manufacturing or delivering products and materials to clinical trial sites;

•	delays or difficulties caused by lack of patient adherence to treatment or post-treatment follow-up;

•	delays caused by patients dropping out of a trial and the need for recruiting additional patients; and

•	delays caused by clinical sites dropping out of the trial and the time required to recruit a new site.

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Any of these delays or difficulties could cause us to be delayed in obtaining marketing approval from regulatory authorities, if at all, or allow us to obtain approval for specific indications or patient populations that are not as broad as currently targeted. In addition, such delays or difficulties may cause our development costs or our time to bring our product candidates to market to increase, may weaken our competitive positioning in the market and may have a material adverse effect on our business, results of operations and financial condition.

We cannot predict if or when we will receive regulatory approval to commercialize a therapeutic product candidate.

We cannot commercialize a therapeutic product candidate until the appropriate regulatory authorities, such as the FDA or a state regulating authority, have reviewed and approved the product candidate. Even if our therapeutic product candidates demonstrate safety and efficacy in clinical trials, regulatory agencies may not complete their review processes in a timely manner, and we may not be able to obtain timely regulatory approval. We may never be able to receive regulatory approval for our therapeutic product candidates at all. Additional delays may result if an FDA advisory committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical trials and the review process. Regulatory agencies may also approve a product candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Delays or failure to obtain necessary regulatory approvals could have a material adverse effect on our business, results of operations and financial condition.

Even if we obtain regulatory approval for a therapeutic product candidate, we will remain subject to extensive regulatory scrutiny.

Even if we obtain regulatory approval in the United States for our therapeutic product candidates, the FDA and other appropriate regulatory agencies may still impose significant restrictions or delays, including restriction of patient population or indications or additional costly studies. Any changes to the approved product or its labeling or manufacturing process would require FDA approval. Any advertisements or promotions must comply with FDA regulations and are subject to FDA review as well as state and federal laws. Drug product manufacturers are subject to continual review and inspection by the FDA and other regulatory authorities to comply with Current Good Manufacturing Practice standards. If the FDA or other regulatory authority finds previously undiscovered compliance issues with products, such as unanticipated adverse effects or issues with the manufacturing facility, the FDA or other regulatory authority may:

•	issue a warning letter asserting that we are in violation of law;

•	seek an injunction;

•	impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend currently ongoing clinical trials;

•	refuse any pending applications;

•	seize product; or

•	prohibit us from entering into beneficial or necessary contracts such as supply or government contracts.

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Any government investigation of alleged violations of law could require us to expend significant time and resources in response, could result in litigation and litigation-related expense and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our therapeutic product candidates and generate revenue, which would have a material adverse effect on our business, results of operations and financial condition.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our therapeutic product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval that we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our products not commercially viable. For example, regulatory authorities may approve our therapeutic product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our therapeutic product candidates, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve our therapeutic product candidates with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA may place conditions on approvals including potential requirements or risk management plans and the requirement for a Risk Evaluation and Mitigation Strategy (“REMS”) to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our therapeutic product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates and have a material adverse effect on our business, results of operations and financial condition.

We may fail to obtain orphan drug status for our therapeutic product candidates.

We intend to seek orphan drug status from the FDA for those anti-cancer therapeutic product candidates we are presently developing to the extent such product candidates are eligible for orphan drug status under the Orphan Drug Act of 1983. The orphan drug status gives the manufacturer specific financial incentives to develop a pharmacological agent. If a product that has an orphan drug designation receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same medication for the same indication, except in very limited circumstances, for seven years. Failure to obtain an orphan drug designation for our product candidates may have a material adverse effect on our business, results of operations and financial condition.

Any of our therapeutic product candidates may cause adverse effects or have properties that could delay or prevent their regulatory approval or limit the scope of any specific indications or market acceptance.

Adverse events caused by our therapeutic product candidates could cause interruptions, delays or the halting of our clinical trials. If adverse effects are observed in any clinical trials for our therapeutic product candidates, we may be unable to obtain timely, or any, regulatory approval of our therapeutic product candidates. Adverse effects caused by our therapeutic product candidates could also subject us to litigation and liability, which could have a material adverse effect on our business, results of operations and financial condition.

In addition, if any of our therapeutic product candidates are approved for commercialization and are found to cause serious or unpredicted side effects, serious consequences may result, including but not limited to, the withdrawal of marketing approval by regulatory authorities, restrictions on distribution by regulatory authorities, the need to conduct additional clinical trials, litigation and potential liability for personal injury to patients and damage to our reputation. Furthermore, our ability to achieve and maintain profitability may be permanently impaired. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

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Changes in legislation or regulation in the health care systems in the United States and foreign jurisdictions may affect us.

Our ability to successfully commercialize our cannabinoid-based products may depend on how the healthcare systems of the United States, the European Union and other governments provide coverage or reimbursement. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance. To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. We may not obtain international reimbursement or pricing approvals in a timely manner, if at all. Our failure to receive international reimbursement or pricing approvals would negatively impact market acceptance of our products in the international markets in which those approvals are sought.

We believe that future reimbursement may be subject to increased restrictions in the United States, the European Union and in other international markets. There is increasing pressure by governments worldwide to contain health care costs by limiting both the coverage and the level of reimbursement for therapeutic products and by refusing, in some cases, to provide any coverage for products that have not been approved by the relevant regulatory agency. Future legislation, regulation or reimbursement policies of third-party payers may adversely affect the demand for our product candidates currently under development and limit our ability to sell our product candidates on a profitable basis. In addition, third party payers continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our products candidates will be impaired and future revenues, if any, will be adversely affected.

Risks Related to Our Dependence on Third Parties

We rely and expect to continue to rely heavily on third parties to conduct our preclinical studies and clinical trials, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such studies and trials.

We do not have in-house research facilities and, as a consequence, we must currently rely and expect to continue to rely on third parties to conduct our preclinical studies and clinical trials. We expect to continue to rely heavily on third parties, such as contract research organizations, clinical data management organizations, medical institutions, clinical investigators and others to conduct our clinical trials. We expect our agreements with these third parties to generally allow the third party to terminate our agreement with them at any time. If we are required to enter into alternative arrangements because of any such termination, the introduction of our product candidates to market could be delayed.

Our reliance on third parties for research and development will reduce our control over such activities but will not relieve us of our responsibilities. Likewise, our reliance on third parties whom we do not control does not relieve us of our responsibility to comply with regulatory requirements to use Current Good Clinical Practice standards when conducting, recording and reporting the results of clinical trials in order to ensure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. We are also required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database of regulatory agencies within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

The third parties on whom we rely may also have relationships with other entities, some of whom may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with the requirements of a regulatory agency or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

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Collaboration agreements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our diagnostics and therapeutic product candidates.

We may enter into collaboration agreements with pharmaceutical companies and biotechnology institutions for the development or commercialization of our cannabinoid-based diagnostics and therapeutic product candidates, which agreements may contain provisions based upon, among other things, the merits of retaining certain rights. We will face significant competition in seeking appropriate collaborators and in negotiating agreements at acceptable terms, if at all. We may not be successful in our efforts to enter, implement and maintain collaboration agreements. Disagreements stemming from collaboration agreements concerning development, intellectual property, regulatory or commercialization matters can lead to delays and, in some cases, termination of our collaboration agreements or otherwise result in the potentially significant costs and fees in seeking to enforce or protect our rights, if any. Any such disagreements can be difficult if, in fact, neither of the parties has final decision-making authority. The resulting outcome of any disputes or disagreements would in all likelihood adversely affect our business.

Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.

We rely on third-party vendors, scientists, and collaborators to provide us with significant data and other information related to our projects, clinical trials, and our business. If such third parties provide inaccurate, misleading, or incomplete data, our business, prospects, and results of operations could be materially adversely affected.

Our business model is substantially dependent on third party licensees to market and sell our products, which will subject us to a number of risks.

We depend on third party licensees to sell, market, and service our products and current and future products in our intended markets. We are subject to a number of risks associated with reliance upon third party licensees, including:

•	lack of day-to-day control over the activities of licensees;

•	third party licensees may not commit the necessary resources to market and sell our current and future products to our level of expectations;

•	third party licensees may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us; and

•	disagreements with our future licensees could result in costly and time-consuming litigation or arbitration which we could be required to conduct in jurisdictions with which we are not familiar.

If we fail to establish and maintain satisfactory relationships with our future third party licensees, our revenue and market share may not grow as anticipated, and we could be subject to unexpected costs which could harm our results of operations and financial condition.

We may depend on third parties for clinical supplies, including, in some instances, a single supplier.

We may depend on third-party suppliers for clinical and commercial supplies. These supplies may not always be available to us at the standards we require or on terms acceptable to us, or at all, and we may not be able to locate alternative suppliers in a timely manner, or at all. If we are unable to obtain necessary clinical supplies, clinical trials and the clinical trials of our collaborators may be delayed or disrupted, and our business and prospects may be materially and adversely affected as a result.

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If we are deemed to be an investment company under the Investment Company Act, our stockholders’ investment return may be reduced.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”), because we are primarily engaged in a non-investment company business, and we intend to conduct our operations so that we will not be deemed an investment company. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things, limitations on capital structure, restrictions on specified investments, prohibitions on transactions with affiliates, and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Risks Related To Operating In Israel

Failure to secure the necessary Israeli licenses to use cannabis for medical research could limit our ability to execute our research and development activities, delay the launch of our products and adversely affect the results of our business operations.

To date, we have only conducted our research in Israel and, in fact, have limited our operations to Israel. The biotechnologies that we are developing contain cannabis, a “controlled substance” as defined in the Israeli Dangerous Drugs Ordinance [New Version], 5733 - 1973. In Israel, licenses to cultivate, possess and to use cannabis for medical research are granted by the Ministry of Health, Israel Medical Cannabis Unit (“IMCU”), on an ad hoc basis. We have obtained all IMCU licenses that are necessary for us to carry out our research. Even though we have an established track record of successfully obtaining the requisite licenses as required, there can be no assurance that we will continue to be able to secure licenses in the future. If we fail to comply with Israeli rules and regulations related to the licensing of cannabis, we may not be able to research and develop our product candidates as we intend or at all.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967 (the “Israeli Patent Law”), inventions conceived of by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “C&R Committee”), a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his or her right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

We expect that our results of operations will be subject to fluctuations in currency exchange rates because a substantial portion of our anticipated revenue will be generated in U.S. dollars and Euros while a significant portion of our expenses, principally salaries and related personnel expenses, will be incurred in New Israeli Shekels, or NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the Euro or the U.S. dollar, or that the timing of this devaluation will lag behind inflation in Israel. Because inflation has the effect of increasing the U.S. dollar and Euro costs of our operations, it would therefore have an adverse effect on our dollar-measured results of operations. The value of the NIS, against the Euro, the U.S. dollar, and other currencies may fluctuate and is affected by, among other things, changes in Israel’s political and economic conditions. Any significant revaluation of the NIS may materially and adversely affect our cash flows, revenues and financial condition. Fluctuations in the NIS exchange rate, or even the appearance of instability in such exchange rate, could adversely affect our ability to operate our business.

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We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with most of our employees, all of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a specified period following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage arising from confidential information known to such former employees.

It may be difficult for investors in the United States to enforce any judgments obtained against us or some of our directors or officers.

The majority of our assets are located outside the United States. In addition, certain of our officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our non-U.S. officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. It may also be difficult to assert claims under United States securities law in actions originally instituted outside of the United States. Moreover, Israeli courts may refuse to hear a United States securities law claim because Israeli courts may not be the most appropriate forums in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by Israeli law. Consequently, our investors may be effectively prevented from pursuing remedies under U.S. federal and state securities laws against us or any of our non-U.S. directors or officers.

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on our business relationships and profitability.

All of our research facilities and certain of our key personnel are located in Israel. Our business is directly affected by the political, economic and military conditions in Israel and its neighbors. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009 and again in November and December 2012, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel. In July 2014, Israel launched an additional operation against Hamas operatives in the Gaza strip in response to Palestinian groups launching rockets at Israel. Recent political uprisings and social unrest in Syria are affecting its political stability, which has led to the deterioration of the political relationship between Syria and Israel and have raised new concerns regarding security in the region and the potential for armed conflict. Similar civil unrest and political turbulence is currently ongoing in many countries in the region. The continued political instability and hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our shares of common stock. In addition, several countries restrict doing business with Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

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Risks Related To Our Stock and this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this initial public offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire additional products or licenses, commercialize our product, or continue our operations.

There is no assurance that an active trading market for our common stock will be sustained.

The public offering price for the securities will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Upon closing of this offering, our common stock will be listed on the Nasdaq Capital Market, however, we cannot assure you that an active public market for our common stock will develop after this offering, or that if it does develop, it will be sustained. In the absence of an active public trading market:

•	you may not be able to resell your securities at or above the public offering price;

•	the market price of our common stock may experience more price volatility; and

•	there may be less efficiency in carrying out your purchase and sale orders.

The price of our common stock is volatile, and the value of your investment could decline.

The market price of our common stock has been highly volatile. Between September 1st, 2020, and December 31st, 2021, the sales price of our stock on the OTCQB ranged from a low of $0.0.07 per share to a high of $0.60 per share. Accordingly, it is difficult to forecast the future performance of our common stock. The market price of our common stock may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	technological innovations or new products and services by us or our competitors;

•	regulatory developments at the federal, state or local level;

•	additions or departures of key personnel;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic, political and other external factors; and

•	period-to-period fluctuations in our financial results.

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The stock market generally and in particular, the market for stocks of biotechnology companies with lower market capitalizations, like us, have from time to time experienced, and likely will again experience significant price and volume fluctuations that are unrelated to the operating performance of a particular company. The trading price of our common stock might decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us.

Periods of volatility in the market price of a company’s securities have often been followed by securities class action litigation against that company. If our stock price continues to be volatile, we may become the target of securities litigation, which could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, operating results and financial condition.

Our principal stockholder and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of February 17, 2022, Cannabics Inc., a Delaware corporation, owns 58.18% of our common stock. Two of our directors comprise the board of directors of Cannabics Inc, and three of our directors are also holders of shares in Cannabics Inc., and therefore have substantial influence over it. Accordingly, Cannabics Inc. (and our management) may be able to control the outcome of stockholder votes, including votes concerning the election of directors, amendment of our organizational documents, approval of mergers, sales of assets and other significant corporate transactions. This concentration of ownership in Cannabics Inc. (and our management) may have the effect of delaying or preventing a change in our management and voting control of our company, including preventing or discouraging unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

Antidilution provisions in our outstanding warrants and notes may affect the interests of our common stockholders.

Our outstanding warrants and notes contain price protection provisions that could be triggered by our issuance of common stock in the future, including in connection with this offering, if the offering price for any such future issuance is less than the then-applicable exercise or conversion price. As of the date of this prospectus, there are 10,500,001 warrants outstanding and $1,325,000 in outstanding notes with such price protection provisions. Assuming a public offering price of $__ per share, (i) the exercise price of 10,500,001 warrants would be adjusted to $___ from a weighted average exercise price of $0.29 and (ii) _____ shares of common stock would be issuable upon conversion of $1,325,000 outstanding notes at an exercise price of $____ per share as compared to 20,198,171 shares of common stock issuable upon conversion of $1,325,000 outstanding notes at an exercise price of $0.07 per share. Any adjustment to these warrants and notes will result in dilution to the interests of our stockholders and may adversely affect the market price of our common stock. The antidilution provisions may also limit our ability to obtain additional financing on terms favorable to us.

We are currently in default on certain secured debt obligations which could negatively affect our financial condition and may cause us to curtail or cease our operations.

We have not made the principal payments on approximately $1,375,000 of outstanding secured notes issued in February 2021 and April 2021. Accordingly, we are currently in default on these secured debt obligations and they are accruing interest at 18% per year. Upon a default, the notes may be converted at the option of the holder at a conversion price equal to the lower of (i) the conversion price then in effect ($0.35 as of the date of this prospectus), and (ii) 80% of the price computed as the quotient of (i) the sum of the volume weighted average price (“VWAP”) of our common stock for each of the two trading days with the lowest VWAP of our common stock during the ten consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable notice of conversion divided by two.

Further, our obligations are secured by a security interest in all of our assets and the assets of our wholly owned subsidiary (the “Collateral”). The noteholder has agreed to forbear from exercising any default-related rights and remedies against us until the earliest of: (i) the date on which the lender delivers to the Company a written notice terminating the forbearance period, which notice may be delivered at any time upon or after the occurrence of any forbearance default, (ii) the date the Company repudiates or asserts any defense to any obligation or other liability under or in respect of the Forbearance Agreement or related transaction documents or applicable law, or makes or pursues any claim or cause of action against the lender, and (iii) March 7, 2022. The noteholder has not informed us that it will proceed against the Collateral following the end of the forbearance period. However, if the noteholder does seek to proceed against the Collateral, our financial condition will be negatively affected and we may have to curtail or cease our operations altogether.

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Our secured debt contains various covenants limiting the discretion of our management in operating our business and if we default on our secured debt, the lender may foreclose on or force a sale of our assets.

Our secured notes contain, subject to certain carve-outs, various restrictive covenants that limit our management's discretion in operating our business. In particular, these instruments limit our ability to, among other things:

•	incur additional debt;

•	grant liens on assets;

•	repay any other debt if the secured debt is in default;

•	sell or acquire assets outside the ordinary course of business; and

•	make fundamental business changes.

If we fail to comply with the restrictions in the notes, a default may allow the holder to accelerate the related debt and to exercise its remedies under these agreements, which will typically include the right to declare the principal amount of that debt immediately due and payable, and to exercise any remedies the holder may have to foreclose on assets that are subject to liens securing that debt.

You will incur immediate dilution as a result of this offering.

If you purchase common stock in this offering, you will pay more for your shares than the net tangible book value of your shares. As a result, you will incur immediate dilution of $          per share, representing the difference between the assumed public offering price of $             per share and our estimated net tangible book value per share as of November 30, 2021 of $0.0004. Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment.

Future sales and issuances of our common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including increased marketing, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

If, after being listing on the Nasdaq Capital Market, we are delisted and our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not maintain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

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If our securities are listed on Nasdaq, our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a de-listing of our securities.

If after listing we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our securities. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

We may never pay any dividends to our stockholders.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any dividends in the foreseeable future, but will review this policy as circumstances dictate. The declaration and payment of all future dividends, if any, will be at the sole discretion of our board of directors, which retains the right to change our dividend policy at any time. Consequently, our stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

We may issue shares of preferred stock with greater rights than our common stock, which may entrench management and result in dilution of our stockholders' investment.

Our Articles of Incorporation authorize the issuance of up to 100 million shares of preferred stock, par value $0.0001 per share. The authorized but unissued preferred stock may be issued by our board of directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of our board of directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. Such preferred stock may enable our board of directors to hinder or discourage any attempt to gain control of the Company by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed by the existence of the preferred stock.

Nevada law and certain provisions of our Articles of Incorporation and bylaws may discourage mergers and other transactions.

Provisions of Nevada law, such as its business combination statute, and certain provisions of our Articles of Incorporation and by-laws could make it more difficult for someone to acquire control of the Company and limit the price that certain investors might be willing to pay for shares of our common stock. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. The provisions could be beneficial to our management and the board of directors in a hostile tender offer, and could have an adverse impact on stockholders who might want to participate in such tender offer, or who might want to replace some or all of the members of the board of directors.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “would” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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INDUSTRY AND OTHER DATA

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research as to such matters is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $          million, based on an assumed public offering price of $            per share, , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering will be approximately $           million, based on an assumed public offering price of $          per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to advance our main drug candidate RCC-33 in human clinical trials, and to continue development of our other drug candidates, and for general corporate purposes.

We intend to use the first $9.2 million of net proceeds as follows:

•	Approximately $6.5 million for our clinical trials and related regulatory applications;

•	Approximately $0.75 million for non-clinical research and development;

•	Approximately $0.45 million for patent filings, prosecution and maintenance; and

•	Approximately $1.5 million for working capital and other general corporate purposes.

A $1.00 increase (decrease) in the assumed public offering price of $           per share, would increase (decrease) the net proceeds from this offering by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by $          million, assuming no change in the assumed public offering price per share and after deducting estimated underwriting discounts and commissions.

We believe that the net proceeds from this offering and our existing cash will be sufficient to fund our current operations for at least 12 months from the date of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and government securities.

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DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

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CAPITALIZATION

The following table sets forth our cash and our capitalization as of November 30, 2021:

•	on an actual basis;

•	on an as adjusted basis, giving effect to the sale and issuance by us of shares of common stock in this offering at the assumed public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should consider this table in conjunction with our financial statements and the notes to those financial statements.

	As of November 30, 2021
	(Unaudited)
	Actual	As adjusted(1)

Cash and cash equivalents	$786,414	$

Stockholders' equity (deficit):
Preferred stock, $.0001 par value, 100,000,000 shares authorized, no shares issued and outstanding, 5,000,000 shares authorized, no shares issued and outstanding, as adjusted.	–
Common stock, $.0001 par value, 900,000,000 shares authorized, 148,661,247 shares issued and outstanding, actual _________ shares issued and outstanding, as adjusted.	14,475
Additional paid-in capital	17,489,100
Issuance of warrants	3,459,510
Other comprehensive income (loss)	(2,186,926)
Accumulated deficit	(18,148,738)
Total stockholders' equity	627,421

Total Capitalization	$627,421	$

_______________________

(1) Each $1.00 increase (decrease) in the public offering price of $     per share would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $     , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us at the public offering price per share (would increase (decrease) the as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $    .

The number of shares of our common stock to be outstanding after this offering is based on 148,661,247 shares of our common stock outstanding as of November 30, 2021, assumes no exercise by the underwriters of their over-allotment option and excludes:

•	7,500,000 shares of common stock issuable upon exercise of stock options at a weighted-average exercise price of $0.0001 per share;

•	10,500,001 shares of common stock issuable upon exercise of warrants at a weighted-average exercise price of $0.29 per share;

•	20,198,171 shares of common stock outstanding upon conversion of outstanding notes at an exercise price of $0.07 per share; and

•	3,500,000 shares reserved for issuance under our equity incentive plan.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after the offering. Historical net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

The historical net tangible book value of our common stock as of November 30, 2021 was approximately $6.3 million or $0.0004 per share based on 148,661,247 shares of common stock outstanding on such date. Historical net tangible book value (deficit) per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

As adjusted net tangible book value is our net tangible book value, plus the effect of the sale of our securities in this offering at the assumed public offering price of $ per share of common stock and after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us. Our as adjusted net tangible book value as of November 30, 2021 would have been approximately $           , or $      per share. This amount represents an immediate increase in as adjusted net tangible book value of approximately $      per share to our existing stockholders, and an immediate dilution of $     per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

Assumed public offering price per share		$
Net tangible book value per share as of November 30, 2021	$0.0004
Increase in net tangible book value per share attributable to new investors in this offering

As adjusted net tangible book value, after this offering

Dilution per share to new investors in this offering		$

The information discussed above is illustrative only, and the dilution information following this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed public offering price of $      per share would increase (decrease) the as adjusted net tangible book value by $[•] per share and the dilution to new investors by $[•] per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares offered by us would increase the as adjusted net tangible book value by $      per share and decrease the dilution to new investors by $      per share, assuming the public offering price of $      per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. Similarly, a decrease of 1,000,000 shares offered by us would decrease the as adjusted net tangible book value by $      per share and increase the dilution to new investors by $      per share, assuming the public offering price of $      per share remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding warrants having a per share exercise or conversion price less than the per share offering price to the public in this offering.

The foregoing discussion and table is based on 148,661,247 shares of our common stock outstanding as of November 30, 2021, assumes no exercise by the underwriters of their over-allotment option and excludes:

•	7,500,000 shares of common stock issuable upon exercise of stock options at a weighted-average exercise price of $0.0001 per share;

•	10,500,001 shares of common stock issuable upon exercise of warrants at a weighted-average exercise price of $0.29 per share;

•	20,198,171 shares of common stock outstanding upon conversion of outstanding notes at an exercise price of $0.07 per share; and

•	3,500,000 shares reserved for issuance under our equity incentive plan.

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BUSINESS

We are a pre-clinical-stage, platform technology biopharmaceutical company which has developed proprietary innovative medicines in areas of significant unmet medical needs in oncology, with a current focus on colorectal cancer (“CRC”). Our drug candidate under development for colon cancer is RCC-33, a first-in-class therapy being developed primarily in two settings: one to reduce tumor cell activity in colon cancer patients as a standalone in neoadjuvant treatment or “window of opportunity” at the time after colonoscopy, prior to cancer staging; and another for patients with refractory to therapy and adjuvant to surgery also at the time after colonoscopy. We intend to start Phase I/II(a) clinical trials during 2023. Neoadjuvant treatment is the administration of antitumor therapy as a first step to shrink a cancerous tumor prior to surgical intervention, and our business strategy is to advance our programs through clinical studies including with partners, and to opportunistically add programs in areas of high unmet medical needs through acquisition, collaboration, or internal development.

General

We are an early-stage biopharmaceutical company primarily focused on the development of novel oncological therapies. We are currently preparing to launch our human Phase I/II (a) clinical study in 2023, for the evaluation of our lead drug candidate RCC-33 for the treatment of colorectal cancer. Our activities are centered around our biological laboratory facilities located in Rehovot, Israel, where our scientific team leads our research and development efforts.

Our core activities consist of:

•	Drug Discovery: development of novel molecular formulations and drug candidates;

•	Intellectual Property: filing of corresponding IP to protect our product candidates and uses thereof; and

•	Regulatory Affairs: initiation of the regulatory pathway for each drug candidate in our development pipeline.

Our current business model is to undertake an FDA regulatory pathway for each of the new drug candidates under IND classification and complete a successful Phase I/II(a) clinical study (toxicity and proof of concept in humans). In reaching this milestone, where we expect an initial feasibility in humans will be demonstrated, we will have gained several commercial opportunities for capitalizing on each such product candidate, including entering into commercial agreements with larger pharma corporations. Accordingly, we do not engage in any commercial manufacturing, distribution, or sales of products, nor is it foreseeable to expect that we will in the near future.

Development pipeline

RCC-33: colorectal cancer treatment drug candidate:

Our flagship product under development, RCC-33, is an antitumor drug candidate for the treatment of colorectal cancer, which is the 3rd most diagnosed and 2nd most lethal of all cancers, with approximately 2 million new cases being diagnosed annually worldwide and a current market estimated at $9.26 billion, and which is expected to reach $16.6 billion by 2026.

The RCC-33 proprietary formula consists of a specific synthetic cannabinoid molecular composition that has demonstrated the potential to reduce CRC tumor volume by over 30% in repeated in-vivo studies performed.

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Overview

Cancer and Cannabinoids

Cancer is a general term used to describe a group of more than 100 related diseases characterized by uncontrolled growth and spread of abnormal cells, leading to the development of a mass commonly known as a tumor, followed by invasion of the surrounding tissues and subsequent spread, or metastasis, to other parts of the body. Despite enormous investment in research and the introduction of new treatments, cancer remains a critical area of unmet medical need. According to the World Health Organization, cancer is the second leading cause of mortality worldwide, responsible for an estimated 9.6 million deaths in 2018. As of January 1, 2019, there were more than 16.9 million people with a history of cancer living in the United States, with 1.9 million new cases and 609,360 cancer deaths expected in 2022.

Over the past decade, there has been growing interest in the therapeutic value of cannabinoid compounds in oncology. Cannabis has long been suggested as a well-tolerated, safe, and effective option to help patients cope with cancer related symptoms by reducing nausea and vomiting, alleviating cancer pain, stimulating appetite, and improving quality of life. Beyond their palliative benefits, however, cannabinoids have also been receiving increased attention for their anti-cancer potential, which we believe may one day revolutionize cancer therapy.

Cannabinoids are a diverse class of chemical compounds that occur naturally within cannabis plants and are pharmacologically similar to cannabinoids produced by the human body, known as endocannabinoids. Endocannabinoids form part of the human ECS, a complex biological network that also includes cannabinoid receptors and enzymes involved in cannabinoid formation, transport, and degradation. The ECS is regarded as an important endogenous system implicated in regulation of the most vital biological processes to maintain homeostasis, assisting the body to remain stable and balanced despite external, or environmental, fluctuations.

Dysregulation of the ECS owing to variation in the expression and function of cannabinoid receptors or enzymes or the concentration of endocannabinoids has been associated with several diseases, including cancer. Indeed, the mechanisms involved in the regulation of the ECS as well as the processes that it regulates include practically every important pathway in cancer biology. Expression of the ECS is altered in numerous types of tumors, compared to healthy tissue, and this aberrant expression has been related to cancer prognosis and disease outcome, depending on the origin of the cancer. Recent studies suggest that endocannabinoids contribute to maintaining balance in cell proliferation and that targeting the ECS can affect cancer growth.

Cannabinoids can interact with the cannabinoid receptors in the ECS, sometimes with a higher affinity than endocannabinoids. Consequently, all the processes regulated by endocannabinoids are susceptible to interference by cannabinoids. The ability to use cannabinoids to modulate the ECS encompasses several attractive pharmacotherapeutic targets for systemic anti-cancer treatment and has sparked considerable research examining cannabinoid action on cancer cells.

Cannabinoids have demonstrated selective anti-tumor properties in preclinical studies, exerting anti-proliferative, proapoptotic, anti-angiogenic, and anti-metastatic and anti-inflammatory effects depending on tumor type and specific setting. These effects appear to be more pronounced when cannabinoids are used together versus being administered separately, a mechanism known as the entourage effect. We believe, therefore, that cannabinoid combinations may hold promise for an improved anti-proliferative strategy for cancer management.

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In addition to their potential role as anti-cancer agents, cannabinoids have been observed to act synergistically with some conventional antineoplastic drugs, such as chemotherapeutic agents, enhancing their effectiveness. This raises the potential for combinational therapies that may increase the range of chemotherapeutic options available to patients and enable targeting of tumor progression at different levels while also permitting dosages of cytotoxic drugs to be dramatically reduced without compromising efficacy.

Figure 1: Synergistic effects of cannabis extracts and chemotherapies on cancer biopsy after treatment with the same extract and three different chemotherapy combinations

As of the date of this prospectus, we are not aware of any cannabinoid-based therapies approved for the treatment of cancer.

Our lead product candidate is RCC-33, which we are developing as a treatment for CRC. RCC-33 is an oral capsule containing a proprietary formulation of cannabinoids that have demonstrated synergistic efficacy in reducing the viability of human colon cancer cell lines in preclinical studies.

Colorectal Cancer

CRC is one of the more common forms of cancer worldwide, representing a significant challenge to the global healthcare system. According to the World Health Organization, CRC is the third most diagnosed cancer in the world and the second-leading cause of cancer-related mortality. In 2022, an estimated 106,180 cases of colon cancer and 44,850 cases of rectal cancer will be diagnosed in the U.S., and a total of 52,580 people will die from these cancers.

Most CRCs begin as a noncancerous growth called a polyp that develops on the inner lining of the colon or rectum. The most common kind of polyp is called an adenomatous polyp or adenoma. According to the American Cancer Society, an estimated one-third to one-half of all individuals will eventually develop one or more adenomas. Although all adenomas have the capacity to become cancerous, fewer than 10% are estimated to progress to invasive cancer. The likelihood that an adenoma will evolve into cancer increases as it becomes larger or when it acquires certain histopathological characteristics. Adenomas that become cancerous, called adenocarcinomas, comprise nearly 96% of all CRCs. Adenocarcinomas may grow into blood vessels or lymph vessels, increasing the chance of metastasis to other anatomical sites.

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CRC usually develops slowly, over a period of 10 to 20 years. The complex sequence of events occurring during initiation, development and propagation of adenocarcinomas is likely the result of a lifelong accumulation of mutations caused by both genetic and environmental factors known as the adenoma to carcinoma sequence. While the specific cause of any particular case of CRC is often unknown, more than one-half of all cases and deaths are attributable to lifestyle and environmental factors, such as smoking, unhealthy diet, high alcohol consumption, physical inactivity, and excess body weight.

CRC does not usually cause symptoms until the disease is advanced, therefore early detection of adenomas by screening is vital. If not treated or removed, an adenoma can become a potentially life-threatening cancer.

Current Standard of Care

Treatment options for CRC patients depend on several factors, including the type and stage of cancer, possible side effects, and the patient’s preferences and overall health. Surgical removal of the tumor is the most common form of treatment, particularly in the early stages of malignancy. Patients with more advanced stages of CRC may be given adjuvant chemotherapy to kill any cancer cells remaining after surgery, though standard chemotherapy is associated with severe side effects and provides marginal benefit to the majority of patients. While radiation therapy is often used to treat rectal cancer, it is not generally recommended for colon cancer patients except in the later stages of the disease.

CRC is a heterogeneous disease with distinct clinical, molecular, and pathophysiological characteristics. As a result, the response to treatment is variable between patients, even when they are diagnosed at the same clinical stage. Such heterogeneity remains an obstacle to the optimization of treatment for each individual. Researchers are continuing to investigate new treatment options, such as immunotherapy and targeted therapy, that focus upon the genes, proteins, and other factors in a particular tumor.

Immunotherapy uses the body’s own immune system to kill cancer cells. There are several FDA-approved immunotherapy options for CRC, such as pembrolizumab (Keytruda®), nivolumab (Opdivo®), and ipilimumab (Yervoy®). Many immunotherapies that have shown promise in addressing other types of cancer are also being tested for CRC. While immunotherapy has had some encouraging results, significant limitations remain. Its efficacy is often unpredictable, and the treatment can lead to the body becoming resistant or result in off-target toxicities where the body’s immune system attacks healthy tissue. Immunotherapy may take longer than other protocols and it is substantially more expensive than classical treatments.

Targeted therapy uses drugs to target specific molecules inside cancer cells or on their surface to slow the growth of cancer, destroy cancer cells, and relieve cancer symptoms. There are different types of targeted therapy drugs, each working differently depending on what molecule the drug is targeting. A treatment is chosen based on the types of molecules expressed on the patient’s tumor cells, which allows doctors to tailor cancer treatment for each person. Several targeted therapy drugs, such as bevacizumab (Avasin®) and cetuximab (Erbitux®), are already used to treat advanced CRC. Despite showing clinical promise, targeted therapy has challenges, such as tumor heterogeneity, off-target toxicity, and acquired resistance. The lack of biomarkers by which to identify patients having a high probability of response is also a particularly significant obstacle. As with immunotherapy, the cost of targeted therapy is substantially higher than classical treatments.

We believe that there is no “magic bullet” to cure cancer and that a personalized combination of cancer treatments may be the best course for long term survival benefits in each case. To that end, the development of more prevention strategies and novel agents will be essential.

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Cannabinoids and Colorectal Cancer

One area of increasing interest in the treatment of CRC lies in the development and use of cannabinoid therapeutics. The ECS is regarded as an important regulatory system in the gastrointestinal tract, being involved in several important functions such as motility, secretion, sensation, inflammation, and carcinogenesis. Recent studies advocate that the ECS plays a critical role in the development of CRC and should therefore be considered as an appropriate target for CRC inhibition. The expression of ECS components in CRC has been found to be increased and associated with poorer prognosis and advanced stages of disease. For example, cannabinoid receptors have been found to be overexpressed in tumor cells of the colon and this up-regulation has been postulated to be an indicator of cancer outcome.

Research on the effects of cannabinoid compounds on CRC has demonstrated an ability to reduce the viability of CRC cell lines in vitro, while there is also convincing scientific evidence that cannabinoids are able to prevent or reduce carcinogenesis in different animal models of colon cancer.

We believe that cannabinoids are a promising therapeutic agent for the treatment of CRC. We have conducted several in vitro unpublished studies using our bioinformatics platform to confirm that cannabinoids cause necrosis in colon cancer cells. While many cannabinoids demonstrate levels of toxicity on cancer cells, we have found that certain cannabinoid extracts and combinations show increased levels of toxicity relative to other isolated or combined cannabinoids. These findings have spurred the development of RCC-33, our product candidate for the treatment of CRC.

Figure 2: Synergistic effects of different cannabinoid combinations on viability of a colon cancer cell line.

RCC-33

We are developing RCC-33 as an oral capsule containing high concentrations of the cannabinoids CBDV and CBGA in a novel formulation, which we believe may be effective in the treatment of adenocarcinomas of the colon. The cannabinoids in RCC-33 have demonstrated complex synergistic anti-tumor effects in combination, with no psychoactive effect. In our preclinical in vitro studies evaluating the influence of 15 different cannabinoids on human colon cancer cell lines (RKO, HCT116), alone and in combination, RCC-33 demonstrated efficacy in reducing the viability of colon cancer cells versus alternative cannabinoid combinations.

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Figure 3: [•]

Development Plan

We are currently in the early planning stage of a clinical development pathway for RCC-33. We plan to conduct further preclinical studies to establish the safety and efficacy of RCC-33 before proceeding with first-in-human clinical testing.

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Preclinical Studies

We plan to conduct non-clinical safety studies following Good Laboratory Practice (“GLP”) to evaluate the systemic and local toxicity of escalating doses of RCC-33 and establish dosing parameters. The results of these preclinical studies, which are expected in 2023, will guide our planned Phase I/II(a) clinical trial. The non-clinical requirements to support the development program will be verified with the FDA at a pre-IND meeting. Such studies may include repeated dose toxicity studies, male and female fertility studies, embryofetal development studies, animal abuse related studies, pharmacokinetics studies, drug-drug interaction studies, and others.

Clinical Trials

We plan to evaluate the safety, tolerability, and pharmacokinetic properties of RCC-33 in a Phase I/II(a) ascending dose clinical trial in CRC patients, commencing in 2023. The clinical trial will examine the tolerability, pharmacokinetics, pharmacodynamics, and efficacy of multiple doses of RCC-33 in CRC patients. We are currently identifying potential contract research organizations and clinical trial centers to conduct the Phase I/II(a) human proof of concept study, which is estimated to cost $6,500,000. As of the date of this filing, however, we do not have sufficient funds to complete the Phase I/II(a) study.

Subject to the results from our Phase I trials, we plan to submit an IND to the FDA for RCC-33 with the clinical protocol for a Phase II double-blind placebo controlled clinical trial evaluating RCC-33 in patients with CRC at various dosing levels versus placebo. The outcomes from the planned Phase II human proof of concept trial will inform our decision regarding further steps in the clinical development of RCC-33.

Our Pipeline

In addition to RCC-33, our CRC treatment drug candidate, we have several other drug candidates under development, including PLP-33 for the local treatment of Lateral Spreading, or Sessile, colorectal polyps during colonoscopy, BRST-33 for the treatment of breast cancer, MLN-33 for the treatment of Melanoma and PRST-33 for the treatment of prostate cancer. These additional drug candidates are in the early stage of development and we expect to complete the in-vivo research for each product candidate by end of 2022. (see Fig. 1). Further to that, and based on our drug discovery expertise and facilities, we have recently begun initial drug discovery efforts for using psychedelic inspired molecules in the field of neuropsychiatric diseases, and we are currently evaluating the development of two such drug candidates Np-01 and NP-02. (see Fig. 1)

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Figure 4: [•]

Product lines currently not actively developed:

We have several product lines that are currently not being actively developed following our decision to focus our resources and attention exclusively on the development of our drug candidates described above. The product lines in the development phase and not being actively developed consist of:

Cannabics SR (alleviate) for the treatment of cancer related anorexia-cachexia syndrome (CACS)

Cannabics SR is a lipid-based capsule containing a standardized formulation of cannabinoids for the treatment of cancer anorexia-cachexia syndrome (“CACS”).

Cannabics CDx (evaluate) Drug Sensitivity Test

Cannabics CDx is an ex-vivo drug sensitivity test that provides healthcare providers with clinical decision support data from which they can identify, for a particular cancer patient undergoing cannabinoid therapy, which cannabinoids or cannabinoid combinations may have the most beneficial anti-cancer effects, and which cannabinoids may be contraindicated.

We may revisit this decision at a later stage after launching the first in human clinical studies for the validation of our CRC treatment drug candidate RCC-33.

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Market opportunity for cancer treatment drug candidates

Neoadjuvant therapy:

According to the National Cancer Institute, Neoadjuvant Therapy is a “treatment given as a first step to shrink a tumor before the main treatment, which is usually surgery.”

Figure 5: [•]

Limitations:

•	Mild to severe side effects
•	Suppressed immune system
•	Potential resistance of tumor residues to postoperative chemotherapy *

* “nCRT increases ITGH and may result in the expansion of resist-ant tumor cell populations in residual tumors”.

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Frontiers in Oncology. 2019

The Effects of Neoadjuvant Chemoradiation in Locally Advanced Rectal Cancer—The Impact in Intratumoral Heterogeneity.

Neoadjuvant therapy in rectal cancer

Neoadjuvant chemoradiotherapy has become the standard treatment for locally advanced rectal cancer. Neoadjuvant chemoradiotherapy not only can reduce tumor size and recurrence, but also increase the tumor resection rate and anus retention rate with very slight side effect. Comparing with preoperative chemotherapy, preoperative chemoradiotherapy can further reduce the local recurrence rate and downstage. Middle and low rectal cancers can benefit more from neoadjuvant chemradiotherapy than high rectal cancer.

Figure 6: [•]

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Neoadjuvant therapy in breast cancer

In early breast cancer, surgery is the mainstay of curative treatment. Complementary local radiotherapy and systemic - adjuvant endocrine therapy or chemotherapy treatments are associated with the aim of reducing the risk of relapse according to the clinicopathological characteristics of the tumor. However, the possibility of administering these therapies prior to surgery in neoadjuvant setting offers several advantages:

•	reduction in tumor size to improve respectability,
•	increased rate of conservative surgery improving esthetic results,
•	reduction in the extent of axillary surgery,
•	early treatment of micrometastatic disease

According to the American Society of Oncology (ASCO) guidelines most of the patients are eligible for neoadjuvant chemotherapy and are the end consumers of BRST-33, while the current treatment regimen negates severe side effects.

Side effects and risks of standard of care:

•	nausea or vomiting
•	hair loss
•	nail or skin changes
•	appetite loss
•	weight changes
•	diarrhea or constipation
•	mouth sores
•	fatigue

Cannabinoid Neoadjuvant Therapy

For some time now, the FDA has promoted clinical studies on Cannabinoids as a growing range of stakeholders has expressed interest in development of drugs that contain cannabis and compounds found in cannabis. Recent legislative changes have also opened new opportunities for medical cannabis clinical research. As this body of research progresses and grows, the FDA is working to support drug development in this emerging scientific arena.

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RCC-33 & BRST-33 – Potential safe drugs improving rectal and breast cancer neoadjuvant standard of care

RCC-33 & BRST-33 anticipated advantage over standard of care:

•	Non-Suppressed immune system
•	potential low toxicity which is even more important in neoadjuvant treatment since patients will suffer less side effects. Since the two drug candidates are based on two natural molecules (cannabinoids) found in the Cannabis plant, the safety of the molecules in the short and long run is potentially lower. Not like in a new drug entity in which toxicity could not be predicted.
•	Overcoming Potential resistance of tumor residues to postoperative chemotherapy

Outsourced GMP manufacturing and commercial operation

Outsourced GMP manufacturing

Our current position is that all of our Chemistry Manufacturing and Controls (CMC) required for the approval process of our drug candidates is to be outsourced. The RCC-33 formulation, as well as all additional drug candidates in our pipeline, while inspired by natural molecules, could consist only of formulations made from chemically synthesized molecules, or APIs (Active Pharmaceutical Ingredients). We are not engaged in the development of any botanical or botanically based product/s. Additionally, in view of our upcoming submission of a pre-IND meeting request with the FDA, we have entered an agreement with Purisys, a supplier of GMP (Good Manufacturing Practice) grade APIs suited for Clinical Stage Products. Purisys is a large and long-established US corporation with a long track record of working with the FDA. Accordingly, under our agreement, Purisys will also support CNBX throughout an IND filing process, including providing all necessary and related information concerning CMC in the form of a comprehensive technical package to be presented to the FDA. APIs supplied under said agreement will be used by us in our Phase I/II (a) clinical studies that we are planning to launch in 2022.

Commercial Operations

We have not established a sales, marketing, or product distribution infrastructure. We plan to commercialize any drugs we develop through licensing arrangements and strategic partnerships with established companies in the pharmaceutical industry having strong marketing capabilities and distribution networks. We generally intend to advance our drug candidates through Phase I and Phase II clinical trials as appropriate in order to establish their clinical and commercial potential before negotiating the terms of any licensing or collaboration. We believe that this approach will achieve the fullest marketing and distribution potential of any drugs or other products that we may develop in the short term.

Core activities

Drug Discovery

Conduct all screening and pre-clinical research at in-house state of the art laboratory facilities

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Our Research and Development:

Utilizing novel High-Throughput Screening (HTS) methods to perform studies on cancer cell lines and biopsies, we aim to treat a wide scope of cancers both as the main treatment and as a conjugate to conventional chemotherapy. We believe a significant need remains for novel drugs for patients who do not respond to existing therapies or for whom these therapies bear undesirable side effects. We recognize the potential therapeutic applications of the synergistic effects of these active compounds thus building the methodology and procedures that decipher specific ratios of active compounds in regard to their antitumor activity.

Our government licensed laboratory operates a novel, custom designed and built research and development laboratory which combines high throughput screening, (HTS) capabilities with the most advanced data tools allowing us to enable miniaturization and automation of a variety of biological assays. The automated system is comprised of:

1.	High Content Screening (HCS) Platform, which is an automated cellular imaging and analysis platform designed for quantitative microscopy.
2.	Flow Cytometry, which enables multi-parametric single cell analysis.
3.	Automated workstation, for liquid handling for dispensing accurate and reproducible volumes of liquids and compounds.
4.	Multimode microplate reader, designed for fast measurements of numerous biological reactions/processes.

The integration of these instruments is enabled via a robotic arm, which allows a continuous process which utilizes all instruments.

Readouts generated from these instruments provide us with insights to the effect of our cannabinoid library on parameters such as, proliferation inhibition, apoptosis induction, angiogenesis prevention and toxicity on cancerous cells.

These experiments will produce multiplexed data composed of images of cells, cell specific markers and the extent/signal of the biological response. The biological response will be measured using different concentration of cannabinoids and their combinations, thus determining the most effective cannabinoid treatment for a specific cancer type.

Invitro Studies – Drug Screening

We have a proprietary procedure of high throughput screening (HTS) and high content screening (HCS) for the detection of correlations between cannabinoid ratios, dosages and anti-tumor activity using a growing library of human cancer cell lines and creating an enlarged variety of Cannabis-based compounds. We examine the biological activity of these compounds on tumor cell lines of distinct tissue lineage and creating a highly valuable therapeutic data. We Screen for the most potent cannabinoid/natural extracts. Our goal in the invitro studies is to build a library of purified and synthetic cannabinoids and to reveal their biological impact on a library of cancer cell lines. The HTS technology enables us to gain this data base in a faster manner and to reveal more mechanisms of action that are related to the genetics of the cancer than manual or low throughput screening. We are now in the process of merging our data with sophisticated data mining to help find meaningful insights of both treatment and outcome.

Our core technology is a continuously evolving bioinformatics platform that utilizes high-throughput screening technology, advanced data analytics, and proprietary methodologies to rapidly examine the physiologic effect of multiple cannabinoid compounds on tumor cells. This technology enables us to screen thousands of cannabinoid combinations, generating multiple datasets on the anti-tumor properties of different cannabinoid formulations and ratios. We conduct a broad range of preclinical research on cannabinoids through our bioinformatics platform, which informs the development of our product drug candidates.

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Figure 7. [•]

Bioinformatics Platform

We have developed a continuously evolving preclinical bioinformatics platform that enables us to evaluate and classify the physiological impact of multiple cannabinoid compounds on various cancer cells. Utilizing state-of-the-art high-throughput screening and flow cytometry, our platform is capable of testing thousands of compounds weekly, allowing us to rapidly and effectively examine their interactions with a growing library of human cancer cell lines and biopsies. Through the large body of data generated by our platform, we are accumulating in-depth knowledge of the various therapeutic effects of cannabinoids and patterns of cannabinoid ratios that demonstrate meaningful physiologic impact on cancer.

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Our bioinformatics platform includes the following:

➢	high-throughput screening, high content screening, flow cytometry, machine learning, robotics, and proprietary methodologies;

➢	a library of human cancer cell lines and thousands of different combinations and ratios of cannabinoid compounds in a costumed matrix;

➢	a growing database of biological response data;

➢	in-house extraction, processing methodologies, and analytical techniques that yield well-characterized and standardized extracts;

➢	Collaborations with GMP manufacturers of cannabinoid molecules;

➢	fully integrated in-house research and development; and

➢	regulatory expertise.

Once a series of potentially active cannabinoids is identified for a specific cancer type, we then test and confirm their activity through in vitro and ex-vivo evaluation studies to determine their potential activity. Through this process, we are able to assess their therapeutic potential. The results of our pre-clinical experiments provide starting points for our clinical development programs.

Intellectual Property

Expand and protect the technology, inventions, and trade secrets that are critical for business development.

Our success depends in significant part on our ability to protect the proprietary nature of our product candidates, technology and know-how, to operate without infringing on the proprietary rights of others; and to defend challenges and oppositions from others and prevent others from infringing on our proprietary rights, including our patents and patent applications described below.

We plan to continue to seek patent protection in the United States and other countries for our proprietary technologies. To date, our intellectual property portfolio includes U.S. and foreign patents and patent applications that are related to our line of activity (pharmaceutical formulations; drug delivery; therapeutic uses of cannabinoids and other cannabis compounds and personalized cannabinoid diagnostics), as well as know-how and trade secrets.

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Our current patents and patent applications:

Title	Application Type	Country	Status	Filing Date
System and Method for High-throughput Screening of Cancer Cells	Utility patent application (national Phase)	United States	Pending	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent application	Japan	Pending	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent application	Canada	Pending	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent application	India	Pending	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent	Israel	Granted	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent application	Australia	Allowed	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Regional Patent	Europe	Granted Validated in: France, Germany, Great Britain, Italy, Liechtenstein Netherlands, Switzerland	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Regional Patent application	Europe	Pending	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent application	Brazil	Pending	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent	Mexico	Granted	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent	South Africa	Granted	04/05/2016
System and Method for High-throughput Screening of Cancer Cells	Patent application	Hong Kong	Pending	04/05/2016
Cannabinoid Compositions, Methods of Manufacture and Use Thereof	Patent application	Israel	Pending	24/02/2016
Cannabinoid Compositions, Methods of Manufacture and Use Thereof	Utility patent application	United States	Pending	23/02/2017
Cannabinoid Compositions, Methods of Manufacture and Use Thereof	Patent application	Canada	Pending	23/02/2017

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Method for Sensitivity Testing of Cannabinoids on Patient-Derived Tumor Biopsies and CTCs	National Phase Patent Application	Israel	Pending	02/01/2018
Method for Sensitivity Testing of Cannabinoids on Patient-Derived Tumor Biopsies and CTCs	National Phase Patent	United States	Pending	02/01/2018
Method for Sensitivity Testing of Cannabinoids on Patient-Derived Tumor Biopsies and CTCs	National Phase Patent	Canada	Pending	02/01/2018
Novel System and Method for Microbiome Profiling and Modulation by Means of Cannabis Administration	Utility patent application	United States	Pending	07/11/2018
Composition and method for treating cancer with cannabinoids	PCT International Patent Application	WIPO	Pending	13/04/2021
Compositions And Methods for Treating Dysplastic And Early Stage Neoplastic Conditions	PCT International Patent Application	WIPO	Pending	05/06/2021
Compositions Comprising Cannabinoids and Methods Of Use Thereof In The Treatment Of Cancer	Provisional Patent Application	United Stated	Pending	12/10/2021
Combinations Of Cannabinoids, Compositions Comprising Same and Methods Of Use Thereof	Provisional Patent Application	United Stated	Pending	12/10/2021

Our policy is to seek patent protection for the technology, inventions and improvements that we consider important to the development of our business, but only in those cases where we believe that the costs of obtaining patent protection is justified by the scientific and commercial potential of the technology, and typically only in those jurisdictions that we believe present significant commercial opportunities. We anticipate that we will file additional patent applications in conjunction with our research, testing, and development of our cannabis-based products.

Specialized Skill and Knowledge

The research and development of cannabinoid-based compounds and technologies requires specialized scientific and medical skill and knowledge. We believe that our current management offers a good combination of expertise in drug discovery, development, pre-clinical and clinical trials, as well as the licensing and commercialization of new investigative drugs. See “Management” and “Risk Factors”, elsewhere in this prospectus.

In addition to our management team, we have established an advisory board consisting of industry experts to supplement our internal capabilities with their expertise in the areas of finance, business development, cannabinoid science, formulation development and clinical practice. Our advisors generally meet twice a year as a group to assist us in formulating our research, development, clinical and sales and marketing strategies. Some individual advisors consult with and meet informally with us on a more frequent basis. Our advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

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The development of our drug candidates is taking place with the close guidance and support of our clinical advisory team consisting of world-renowned experts, including doctors and scientists with specific expertise in the fields of cancer research, cancer treatment, Oncology, Hematology, Melanoma, Gastroenterology, AI and FDA regulation. Our team of experts is highly qualified and respected worldwide, some members having numerous publications in their respected names, including in high authority peer reviewed publications such as The New England Journal of Medicine and Nature, to name only a few.

As of the date of this prospectus, the following persons comprise our advisory board:

Prof. Caroline Robert (MD)

Prof. Caroline Robert, M.D., Ph.D., is a world-renowned expert on Melanoma and is Head of the Dermatology Unit at Institut Gustave Roussy in Paris, France. She is also co-Director of the Melanoma Research Unit at INSERM 981 Paris-Sud University. Prof. Robert is the former Chair of the Melanoma group of the European Organization for the Research and Treatment of Cancer (EORTC), and is currently a Board member of the European Association of Onco-Dermatology (EADO), the European Society of Medical Oncology (ESMO), the European Association of Dermato-Venereology (EADV) the French Society of Dermatology and Venereology (SFD), the American Society of Oncology (ASCO) and the American Association of Clinical Research (AACR).

Prof. Amos Toren (MD)

Prof. Amos Toren is the Director of Pediatric Hemato-Oncology and BMT Department at the Sheba Medical Center since 2001 and a Professor in the division of Hematology, Sackler School of Medicine Tel-Aviv University. Prof. Toren is a specialist in Pediatrics, General Hematology and Pediatric Hemato-Oncology. He also has a PhD degree in genetics and qualified as a Master of Health Administration (MHA) at the Recannati Business School, Tel-Aviv University. Professor Toren runs numerous clinical studies, investigator initiated, company initiated, unicenter as well as multicenter. Prof. Amos Toren is the Director of Pediatric Hemato-Oncology and BMT department at the Sheba Medical Center since 2001 and a Professor in the division of Hematology, Sackler School of Medicine Tel-Aviv University.

Prof. Zamir Halpern (MD)

Prof. Halpern, is a senior physician at the Gastroenterology Institute of the Sourasky Medical Center in Tel-Aviv, Israel, and current Chairman of the National Gastro Nutrition and Liver Diseases Council at the Israeli Ministry of Health. He has also served as Chairman of the Israeli Association of the Study of Liver, Chairman of the Israeli Gastroenterology Association and Chairman of the National Council for Food and Agriculture.

Prof. Noam Shomron (Ph.D.)

Professor Noam Shomron is passionate about using basic science to advance better healthcare. Professor Shomron heads the Functional Genomic Team at the Faculty of Medicine at Tel Aviv University, after training at MIT. Dr. Shomron leads a multidisciplinary team of scientists which develops computational methods for parsing big data in the bio-medical field using Artificial Intelligence. Shomron has over 30 patents and has published nearly 200 peer-reviewed publications on multiple genomic fields including medicine, agriculture, and business.

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Dr. Sigal Tavor (MD)

Dr. Tavor currently serves as a Senior Physician at the Hemato Oncology Institute, Assuta Medical Center, Tel-Aviv, Israel. Dr. Tavor currently conducts gene Therapy research at the Weizmann Institute, Israel. Dr. Tavor is the former Acting Head of the Leukemia Unit, Department of Hematology and Bone Marrow Transplantation, Sourasky Medical Center, Tel Aviv. Dr. Tavor has two postdoctoral fellowships, at the Department of Hematology and Oncology, University of California Los Angeles, CA, and at the Department of Immunology, Weizmann Institute, Israel. Dr. Tavor has published extensively on Leukemia in peer reviewed journals and is a member of the Israel Society of Hematology and Blood Transfusion, the European Hematology Association (EHA), the American Society of Hematology (ASH), and the European Leukemia Network (ELN).

Dr. Yonina Tova (MD)

Dr. Yonina Tova (MD) is an internationally recognized Radiation Oncologist, certified by the American Board of Radiology (ABR), and currently serves as Director of the Radiotherapy Institute at Ziv Hospital in Israel. Dr. Tova obtained her Medical Degree from the College of Medicine, University of Illinoi, Chicago, in 1986, and specializes in treating cancer with radiation, using radiation therapy to treat a wide variety of cancers.

Dr. Erez Scapa (MD)

Dr. Scapa earned his M.D. in 2000 at the Technion Institute of Technology in Haifa, Israel, cum laude. He later held a Research Fellowship in Hepatology at the Brigham and Women's Hospital, Harvard University, Boston, Massachusetts, as well as a fellowship in Endoscopic Submucosal Dissection at the NTT Medical Center in Tokyo, Japan. He is an expert in invasive endoscopy and has extensive experience in preforming colonoscopies and gastroscopies. He is proficient in both diagnostic as well as invasive endoscopic ultrasound and has served as the head of the Endoscopic Submucosal Dissection program in Tel-Aviv Sourasky Medical Center since 2019. Dr. Scapa is a Senior Physician at the Gastroenterology institute in the Sourasky Medical Center in Tel-Aviv, Israel, who completed a Research Fellowship in Hepatology at the Brigham and Women’s Hospital, Harvard University.

Dr. Ilan Hochman, VP R&D

Dr. Hochman holds a PhD in cancer Immunology from the Sackler School of Medicine, Tel Aviv University. Dr. Hochman brings more than 20 years of experience in versatile R&D leadership and management positions in Innovative biotechnology and startup companies.

Dr. Lior Eshdat, VP IP

Dr. Eshdat holds a Ph.D. in organic chemistry and brings over 14 years of experience in intellectual property practice. Before he became an Israeli Patent Attorney Dr. Eshdat held a post-doctoral research fellowship at the University of Boulder and was a senior chemist in Dynamic Organic Light which developed OLED display technologies in Colorado.

Dr. Dana Ben-Ami Shor (MD)

Dr. Ben-Ami Shor is a recognized expert in invasive endoscopy and gastroenterology in the Sourasky Medical Center in Tel-Aviv, Israel. Dr. Ben-Ami Shor earned her M.D in 2009, graduating cum laude from the Sackler Faculty of Medicine, Tel Aviv University. She specialized in internal medicine and gastroenterology at the Sheba Medical Center, Israel. She also successfully completed an advanced endoscopy (ASGE) accredited fellowship within the Center for Interventional Endoscopy at AdventHealth, in Florida. Additionally, Dr. Ben-Ami Shor is proficient in both diagnostic and therapeutic endoscopic ultrasound (EUS), and endoscopic retrograde cholangiopancreatography (ERCP).

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Dr. Sigalit Arieli Portnoy (Ph.D.)

A Senior Advisor in the field of Regulation, Validation and Quality. Dr. Sigalit Ariely-Portnoy has over 17 years’ experience in the pharmaceutical industry. During this time, she has managed pharmaceutical and chemical plants at Taro pharmaceutical industries Ltd as Operation Group Vice president and in Teva Pharmaceutical industries Ltd as Kfar-Saba OSD plant manager. Dr. Ariely-Portnoy managed Teva's largest plant worldwide (9 billion tablets per annum and more than $2B revenues). During her career, she led more than 50 inspections by the US FDA, EMEA, Israeli MOH, and others. Dr. Ariely-Portnoy spearheaded the construction of a 200,000 sq ft pharmaceutical plant, several chemical plants and bio-warehouses, as well as many significant plant expansions for manufacturers of semisolids, liquids and oral solid dosage forms. Between the years 2003-2006, Dr. Ariely-Portnoy was the president of the Israel chapter of the PDA (Parenteral Drug Association). For the last 5 years, Dr. Ariely-Portnoy manages Gsap, a company which consults pharmaceutical, medical device and biotechnology companies in several major fields, including innovative product development, regulation, establishing quality systems and validation services. Dr. Ariely-Portnoy received her B.Sc., M.Sc., and D.Sc. from the Technion Institute of Technology in Haifa, Israel, in the fields of Chemical Engineering and Biomedical Engineering. Dr. Sigalit Ariely-Portnoy has vast experience in the pharmaceutical industry and managed pharmaceutical and chemical plants at Taro Pharmaceutical Industries LTD as Operation Group Vice President and in Teva Pharmaceutical industries LTD as OSD plant manager.

Trademark

We have obtained trademark protection for CANNABICS in the United States, Europe and the UK. We intend to expand trademark protection in the United States and outside the United States where available and when appropriate and in order to mitigate possible cancelation of trademarks due to lack of use. We intend to use these registered marks in connection with our biotechnological research and development, as well as with any products we may develop.

Licenses

All of our research and development activities are conducted in and limited to Israel. The product candidates and technologies we are developing contain or utilize cannabis, which is classified as a controlled substance under the Israeli Dangerous Drugs Ordinance [New Version], 5733 - 1973. In Israel, licenses to cultivate, possess, and use cannabis for medical research are granted by the Israeli Ministry of Health on an ad hoc basis.

We have been licensed by the Ministry of Health to possess and use cannabis for medical research since October 26, 2014. On November 28, 2017, we were issued a new research license for the characterization of anti-tumor activity of cannabinoids, which enables us to continue development of diagnostic tools and services for cancer patients that are receiving treatment with cannabis. While we have thus far been successful in obtaining all the licenses necessary to carry out our medical research, there can be no assurance that we will be able to acquire or maintain such licenses as we require them or at all.

Government Regulation

Regulation of Pharmaceutical Products

Government authorities in the United States, at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import, and export of pharmaceutical products such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources. A failure to comply with such laws and regulations or prevail in any enforcement action or litigation related to noncompliance could have a material adverse impact on our business, financial condition and results of operations and could cause the market value of our common stock to decline.

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FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Food, Drug, and Cosmetic Act and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as imposition of clinical holds, FDA refusal to approve a pending NDA, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, civil penalties and criminal prosecution.

Pharmaceutical product development in the U.S. typically involves pre-clinical laboratory and animal tests and submission to the FDA of an IND, which must become effective before clinical testing may commence. For commercial approval, the sponsor must submit adequate tests by all methods reasonably applicable to show that the drug is safe for use under the conditions prescribed, recommended or suggested in the proposed labeling. The sponsor must also submit substantial evidence, generally consisting of adequate, well-controlled clinical trials to establish that the drug will have the effect it purports or is represented to have under the conditions of use prescribed, recommended or suggested in the proposed labeling. In certain cases, the FDA may determine that a drug is effective based on one clinical study plus confirmatory evidence. Satisfaction of FDA regulatory requirements for marketing approval typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Pre-clinical studies include in vitro and animal studies to assess the potential safety and efficacy of the product. Chemistry, manufacturing and controls tests include laboratory evaluation of product chemistry, formulation, quality attributes and the relationship between manufacturing process parameters and product characteristics. The conduct of pre-clinical tests must comply with federal regulations and requirements, including the FDA’s GLP regulations and the U.S. Department of Agriculture’s regulations implementing the Animal Welfare Act. The results of pre-clinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, a proposed clinical trial protocol as well as results of previous clinical studies. Long-term pre-clinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not imposed a clinical hold on the IND or otherwise commented or questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the IND to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations, (ii) in compliance with GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors, and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (IRB) for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance, and optimum dosage, and to identify common adverse effects and safety risks. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multi-center trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

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Pursuant to the 21st Century Cures Act, the manufacturer of an investigational drug for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all pre-clinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. While most such applications for standard review drug products are reviewed within ten to twelve months; most applications for priority review drugs are reviewed in six to eight months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information or information intended to clarify information already provided in the submission.

The FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an advisory committee (typically a panel that includes clinicians and other experts) for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with current good manufacturing practice (cGMP), is satisfactory and the NDA contains data providing substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy (REMS) to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (ETASU). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

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Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition - generally a disease or condition that affects fewer than 200,000 individuals in the U.S. (or affects more than 200,000 in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for such disease or condition will be recovered from sales in the U.S. of such drug). Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. If the FDA designates an orphan drug based on a finding of clinical superiority, the FDA must provide a written notification to the sponsor that states the basis for orphan designation, including “any plausible hypothesis” relied upon by the FDA. The FDA must also publish a summary of its clinical superiority findings upon granting orphan drug exclusivity based on clinical superiority. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Pediatric Information

Under the Pediatric Research Equity Act (PREA), NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA generally does not apply to a drug for an indication for which orphan designation has been granted; however, as of August 18, 2020, PREA will apply to NDAs for orphan-designated drugs if the drug is molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that the FDA has determined is substantially relevant to the growth or progression of a pediatric cancer.

The Best Pharmaceuticals for Children Act (BPCA) provides NDA holders a six-month extension of any exclusivity (patent or non-patent) for a drug if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, the FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Fast Track Designation and Accelerated Approval

The FDA is required to facilitate the development and expedite the review of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new product candidate may request that the FDA designate the product candidate for a specific indication as a fast track drug concurrent with, or after, the filing of the IND for the product candidate. The FDA must determine if the product candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

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Under the fast track program, the FDA may designate a drug for fast-track status if it is intended to treat a serious or life-threatening illness and nonclinical or clinical data demonstrate the potential to address an unmet medical need. Similarly, the agency may designate a drug for accelerated approval if it treats a serious condition and generally provides meaningful therapeutic benefit to patients over existing treatments based upon a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, will allow the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

In addition to other benefits such as the ability to use surrogate endpoints and engage in more frequent interactions with the FDA, the FDA may initiate review of sections of a fast track drug’s NDA before the application is complete. This rolling review is available if the applicant provides, and the FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the fast track designation may be withdrawn by the FDA if it believes that the designation is no longer supported by data emerging in the clinical trial process.

Special Protocol Assessment

A company may reach an agreement with the FDA under the special protocol assessment (SPA), process as to the required design and size of clinical trials intended to form the primary basis of an efficacy claim. According to its performance goals, the FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, which evaluation may result in discussions and a request for additional information. An SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the administrative record. Under the Food, Drug, and Cosmetic Act and FDA guidance implementing the statutory requirement, an SPA is generally binding upon the FDA except in limited circumstances, such as if the FDA identifies a substantial scientific issue essential to determining safety or efficacy after the study begins, public health concerns emerge that were unrecognized at the time of the protocol assessment, the sponsor and the FDA agree to the change in writing, or if the study sponsor fails to follow the protocol that was agreed upon with the FDA.

Breakthrough Therapy Designation

The FDA is required to expedite the development and review of an application for approval of a drug that is intended to treat a serious or life-threatening disease or condition where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new product candidate may request that the FDA designate the product candidate for a specific indication as a breakthrough therapy concurrent with, or after, the filing of the IND for the product candidate. The FDA must determine if the product candidate qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly-available information to gain knowledge regarding the progress of development programs.

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Advertising and Promotion

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse Event Reporting and GMP Compliance

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, REMS and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

The Hatch-Waxman Act

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (ANDA). An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book. Specifically, the applicant must certify that (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a Section VIII statement certifying that its proposed ANDA label does not contain (or carve out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

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Exclusivity

Upon NDA approval of a new chemical entity (NCE), which is a drug that contains no active moiety that has been approved by the FDA in any other NDA, that drug receives five years of marketing exclusivity during which the FDA cannot receive any ANDA seeking approval of a generic version of that drug. Certain changes to a drug, such as the addition of a new indication to the package insert, are associated with a three-year period of exclusivity during which the FDA cannot approve an ANDA for a generic drug that includes the change. An ANDA may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA may be filed before the expiration of the exclusivity period.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA submission) and all of the review phase (the time between NDA submission and approval up to a maximum of five years). The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years and only one patent may be extended.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the United States Patent and Trademark Office must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

International Drug Review and Approval

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. The approval process varies from country to country, and the time may be longer or shorter that that required for FDA approval. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Some countries outside of the United States have a similar process that requires the submission of a clinical trial application (CTA), much like the IND prior to the commencement of human clinical trials. In the European Union, for example, a CTA must be submitted to the national health authority of each European Union (E.U.) Member State in which the clinical trial is to be conducted and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed.

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To obtain regulatory approval to commercialize a new drug under European Union regulatory systems, we must submit a marketing authorization application (MAA). In the European Union, marketing authorization for a medicinal product can be obtained through a centralized, mutual recognition, decentralized procedure, or the national procedure of an individual E.U. Member State. In accordance with the centralized procedure, the applicant can submit a single application for marketing authorization to the European Medicines Agency (EMA), to be assessed by the Committee of Medicinal Products for Human Use. The agency will provide a positive opinion regarding the application if it meets certain quality, safety, and efficacy requirements. Following the opinion of the EMA, the European Commission makes a final decision to grant a centralized marketing authorization that permits the marketing of a product in all 27 E.U. Member States and three of the four European Free Trade Association States, Iceland, Liechtenstein and Norway. The centralized procedure is mandatory for certain medicinal products, including orphan medicinal products, medicinal products derived from certain biotechnological processes, advanced therapy medicinal products and certain other medicinal products containing a new active substance for the treatment of certain diseases. This route is optional for certain other products, including medicinal products that are a significant therapeutic, scientific or technical innovation, or whose authorization would be in the interest of public or animal health.

Unlike the centralized authorization procedure, the decentralized marketing authorization procedure requires a separate application to, and leads to separate approval by, the competent authorities of each E.U. Member State in which the product is to be marketed. This application process is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference E.U. Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned E.U. Member States who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned E.U. Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the European Commission, whose decision is binding on all E.U. Member States.

The mutual recognition procedure is similarly based on the acceptance by the competent authorities of the E.U. Member States of the marketing authorization of a medicinal product by the competent authorities of other E.U. Member States. The holder of a national marketing authorization may submit an application to the competent authority of an E.U. Member State requesting that this authority recognize the marketing authorization delivered by the competent authority of another E.U. Member State.

For other countries outside of the European Union, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In Israel and internationally, clinical trials are generally required to be conducted in accordance with GCP, applicable regulatory requirements of each jurisdiction and the medical ethics principles that have their origin in the Declaration of Helsinki.

Data Exclusivity

In the European Union, marketing authorization applications for generic medicinal products are not required to include the results of pre-clinical and clinical trials, but instead can refer to the data included in the marketing authorization of a reference product for which regulatory data exclusivity has expired. If a marketing authorization is granted for a medicinal product containing a new active substance, that product benefits from eight years of data exclusivity, during which generic marketing authorization applications referring to the data of that product may not be accepted by the regulatory authorities, and a further two years of market exclusivity, during which such generic products may not be placed on the market. The two-year period may be extended to three years if during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved.

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Orphan Medicinal Products

The EMA’s Committee for Orphan Medicinal Products (COMP), may recommend orphan medicinal product designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in the European Union. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the product in the European Union would be sufficient to justify the necessary investment in developing the medicinal product. The COMP may only recommend orphan medicinal product designation when the product in question offers a significant clinical benefit over existing approved products for the relevant indication. Following a positive opinion by the COMP, the European Commission adopts a decision granting orphan status. The COMP will reassess orphan status in parallel with EMA review of a marketing authorization application and orphan status may be withdrawn at that stage if it no longer fulfills the orphan criteria (for instance because in the meantime a new product was approved for the indication and no convincing data are available to demonstrate a significant benefit over that product). Orphan medicinal product designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following marketing authorization. During this period, the competent authorities may not accept or approve any similar medicinal product, unless it offers a significant clinical benefit. This period may be reduced to six years if the orphan medicinal product designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Pediatric Development

In the European Union, companies developing a new medicinal product must agree to a Pediatric Investigation Plan (PIP), with the EMA and must conduct pediatric clinical trials in accordance with that PIP unless a waiver applies, for example, because the relevant disease or condition occurs only in adults. The marketing authorization application for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies, or a deferral has been granted, in which case the pediatric clinical trials must be completed at a later date. Products that are granted a marketing authorization on the basis of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six-month extension of the protection under a supplementary protection certificate (if the product covered by it qualifies for one at the time of approval). This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

U.S. Regulation of Controlled Substances

The federal Controlled Substances Act of 1970 (CSA), and its implementing regulations establish a “closed system” of regulations for controlled substances. The CSA imposes registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation and other requirements under the oversight of the DEA. The DEA is the federal agency responsible for regulating controlled substances, and requires those individuals or entities that manufacture, import, export, distribute, research, or dispense controlled substances to comply with the regulatory requirements in order to prevent the diversion of controlled substances to illicit channels of commerce.

The DEA categorizes controlled substances into one of five schedules (Schedule I, II, III, IV or V) with varying qualifications for listing in each schedule. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the U.S. and lack accepted safety for use under medical supervision. Pharmaceutical products having a currently accepted medical use that are otherwise approved for marketing may be listed as Schedule II, III, IV or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence.

Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to the particular location, activities and controlled substance schedules. For example, separate registrations are required for importation and manufacturing activities, and each registration authorizes which schedules of controlled substances the registrant may handle. However, certain coincident activities are permitted without obtaining a separate DEA registration, such as distribution of controlled substances by the manufacturer that produces them.

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The DEA inspects all manufacturing facilities to review security, recordkeeping, reporting and handling prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled. The most stringent requirements apply to manufacturers of Schedule I and Schedule II substances. Required security measures commonly include background checks on employees and physical control of controlled substances through storage in approved vaults, safes and cages, and through use of alarm systems and surveillance cameras. An application for a manufacturing registration as a bulk manufacturer (not a dosage form manufacturer or a repacker/relabeler) for a Schedule I or II substance must be published in the Federal Register, and is open for 60 days to permit interested persons to submit comments, objections or requests for a hearing. A copy of the notice of the Federal Register publication is simultaneously forwarded by DEA to all those registered, or applicants for registration, as bulk manufacturers of that substance. Once registered, manufacturing facilities must maintain records documenting the manufacture, receipt and distribution of all controlled substances. Manufacturers must submit periodic reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. Registrants must also report any controlled substance thefts or significant losses, and must obtain authorization to destroy or dispose of controlled substances. As with applications for registration as a bulk manufacturer, an application for an importer registration for a Schedule I or II substance must also be published in the Federal Register, which remains open for 30 days for comments. Imports of Schedule I and II controlled substances for commercial purposes are generally restricted to substances not already available from a domestic supplier or where there is not adequate competition among domestic suppliers. In addition to an importer or exporter registration, importers and exporters must obtain a permit for every import or export of a Schedule I and II substance or Schedule III, IV and V narcotic, and submit import or export declarations for Schedule III, IV and V non-narcotics. In some cases, Schedule III non-narcotic substances may be subject to the import and export permit requirements, if necessary to ensure that the U.S. complies with its obligations under international drug control treaties.

For drugs manufactured in the U.S., the DEA establishes annually an aggregate quota for the amount of substances within Schedules I and II that may be manufactured or produced in the U.S. based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. This limited aggregate amount of cannabis that the DEA allows to be produced in the U.S. each year is allocated among individual companies, which, in turn, must annually apply to the DEA for individual manufacturing and procurement quotas. The quotas apply equally to the manufacturing of the active pharmaceutical ingredient and production of dosage forms. The DEA may adjust aggregate production quotas a few times per year, and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments for individual companies.

The U.S. states also maintain separate controlled substance laws and regulations, including licensing, recordkeeping, security, distribution, and dispensing requirements. State authorities, including Boards of Pharmacy, regulate use of controlled substances in each state. Failure to maintain compliance with applicable requirements, particularly as manifested in the loss or diversion of controlled substances, can result in enforcement action that could have a material adverse effect on our business, operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

All of our operations are currently conducted in Israel, under license from the Israeli Ministry of Health. The Company does not and will not possess, manufacture, distribute or dispense cannabis in the United States while such activities are not permitted under U.S. federal law or in any other jurisdiction where such activities are not permitted. The regulation of cannabis, cannabis extracts and some cannabinoids may, however, limit our ability and that of our strategic partners, to conduct clinical trials, market our product candidates and to become profitable.

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The Single Convention on Narcotic Drugs, 1961

Many countries, including the United States, are parties to the 1961 Single Convention on Narcotic Drugs, which governs international trade and domestic control of narcotic substances, including cannabis and cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to the Company obtaining marketing approval for our products in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be marketed or achieving such amendments to the laws and regulations may take a prolonged period of time. In that case, we would be unable to market our products in those countries in the near future or perhaps at all.

E.U. Regulation of In vitro Diagnostics

We expect that Cannabics CDx will be subject to regulation in the E.U. as an in vitro medical device. In the E.U., in vitro medical devices are currently required to conform with the essential requirements of the E.U. Directive on in vitro diagnostic medical devices (Directive No 98/79/EC, as amended). To demonstrate compliance with the essential requirements, the manufacturer must undergo a conformity assessment procedure. The conformity assessment varies according to the type of medical device and its classification. The conformity assessment of in vitro diagnostic medical devices can require the intervention of an accredited E.U. Notified Body. If successful, the conformity assessment concludes with the drawing up by the manufacturer of an EC Declaration of Conformity entitling the manufacturer to affix the CE mark to its products and to sell them throughout the E.U. On April 5, 2017, the E.U. adopted the new In vitro Device Regulation (EU) 2017/746 (IVDR), which repeals and replaces Directive No 98/79/EC. Unlike directives, which must be implemented into the national laws of the E.U. member states, a regulation is directly applicable, i.e., without the need for adoption of E.U. member state laws implementing them, in all E.U. member states. The IVDR, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the E.U. for in vitro diagnostic medical devices and ensure a high level of safety and health while supporting innovation. The IVDR will not become fully applicable until five years following its entry into force. Once applicable, the IVDR will among other things:

•	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

•	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number; and

•	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the E.U.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA approved drugs for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA approvals. Our product candidates, if approved, may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

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The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 changed the way Medicare covers and pays for pharmaceutical products, including creating the Medicare Part D prescription drug benefit, which became effective at the beginning of 2006. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, to obtain payments under this program, we would be required to sell products to Medicare recipients through prescription drug plans operating pursuant to this legislation. These plans will likely negotiate discounted prices for our products. In addition, we will be subject to the rules and regulations issued by CMS from time to time for Medicare Part D, such as the requirement, effective January 1, 2021, to include drug price increases and lower cost therapeutic alternatives on its Part D Explanation of Benefits that Medicare Part D sends members to inform Medicare beneficiaries about possible ways to lower their out of pocket costs by considering a lower cost medication.

Existing federal law requires pharmaceutical manufacturers to pay rebates to state governments, based on a statutory formula, on covered outpatient drugs reimbursed by the Medicaid program as a condition of having their drugs paid for by Medicaid. Rebate amounts for a product are determined by a statutory formula that is based on prices defined in the statute: average manufactured price (AMP), which must be calculated for all products that are covered outpatient drugs under the Medicaid program, and best price, which must be calculated only for those covered outpatient drugs that are a single source drug or innovator multiple source drug, such as biologic products. Manufacturers are required to report AMP and best price for each of their covered outpatient drugs to the government on a regular basis. Additionally, some state Medicaid programs have imposed a requirement for supplemental rebates over and above the formula set forth in federal law, as a condition for coverage. In addition to the Medicaid rebate program, federal law also requires that if a pharmaceutical manufacturer wishes to have its outpatient drugs covered under Medicaid as well as under Medicare Part B, it must sign a “Master Agreement” obligating it to provide a formulaic discount of approximately 24% known as the federal ceiling price for drugs sold to the U.S. Departments of Defense (including the TRICARE retail pharmacy program), Veterans Affairs, the Public Health Service and the Coast Guard, and also provide discounts through a drug pricing agreement meeting the requirements of Section 340B of the Public Health Service Act, for outpatient drugs sold to certain specified eligible healthcare organizations. The formula for determining the discounted purchase price under the 340B drug pricing program is defined by statute and is based on the AMP and rebate amount for a particular product as calculated under the Medicaid drug rebate program, discussed above.

Different pricing and reimbursement schemes exist in other countries. In the European Union, each E.U. Member States can restrict the range of medicinal products for which its national health insurance system provides reimbursement and can control the prices of medicinal products for human use marketed on its territory. As a result, following receipt of marketing authorization in an E.U. Member State, through any application route, the applicant is required to engage in pricing discussions and negotiations with the competent pricing authority in the individual E.U. Member State. The governments of the E.U. Member States influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of the cost of those products to consumers. Some E.U. Member States operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed upon. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other E.U. Member States allow companies to fix their own prices for medicines, but monitor and control company profits. Others adopt a system of reference pricing, basing the price or reimbursement level in their territories either on the pricing and reimbursement levels in other countries or on the pricing and reimbursement levels of medicinal products intended for the same therapeutic indication. Further, some E.U. Member States approve a specific price for the medicinal product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. The downward pressure on healthcare costs in general, particularly prescription drugs, has become more intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, we may face competition for our product candidates from lower-priced products in foreign countries that have placed price controls on pharmaceutical products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

Health Technology Assessment (HTA), of medicinal products, however, is becoming an increasingly common part of the pricing and reimbursement procedures in some E.U. Member States. These E.U. Member States include the United Kingdom, France, Germany, Ireland, Italy and Sweden. HTA is the procedure according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country is conducted. HTA generally focuses on the clinical efficacy and effectiveness, safety, cost, and cost-effectiveness of individual medicinal products as well as their potential implications for the healthcare system. Those elements of medicinal products are compared with other treatment options available on the market.

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The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual E.U. Member States. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product varies between E.U. Member States.

In addition, pursuant to Directive 2011/24/EU on the application of patients’ rights in cross-border healthcare, a voluntary network of national authorities or bodies responsible for HTA in the individual E.U. Member States was established. The purpose of the network is to facilitate and support the exchange of scientific information concerning HTAs. This may lead to harmonization of the criteria taken into account in the conduct of HTAs between E.U. Member States and in pricing and reimbursement decisions and may negatively affect price in at least some E.U. Member States.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on pharmaceutical pricing. With few exceptions (e.g., limitations on Medicare Part D sponsors concerning certain formulary changes), coverage policies and third-party reimbursement rates may change at any time.

Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other Healthcare Laws and Compliance Requirements

In the U.S., our planned activities are potentially subject to additional regulation, particularly if third-party reimbursement becomes available for one or more of any products we may develop, by various federal, state and local authorities in addition to the FDA, including CMS, other divisions of the Department of Health and Human Services (HHS), the DOJ and individual U.S. Attorney offices within the DOJ, and state and local governments.

A variety of federal and state laws prohibit fraud and abuse. These laws are interpreted broadly and enforced aggressively by various state and federal agencies, including CMS, the Department of Justice, the Office of Inspector General, for HHS, and various state agencies. In addition, the Medicare and Medicaid programs increasingly use a variety of contractors to review claims data and to identify improper payments as well as fraud and abuse. These contractors include Recovery Audit Contractors, Medicaid Integrity Contractors and Zone Program Integrity Contractors. In addition, CMS conducts Comprehensive Error Rate Testing audits, the purpose of which is to detect improper Medicare payments. Any overpayments identified must be repaid unless a favorable decision is obtained on appeal. In some cases, these overpayments can be used as the basis for an extrapolation, by which the error rate is applied to a larger universe of claims, and which can result in even higher repayments.

The Health Insurance Portability and Accountability Act (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from federal health care programs, such as the Medicare and Medicaid programs.

The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government, or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Pharmaceutical and other healthcare companies have been investigated and reached substantial financial settlements under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-reimbursable, uses. Pharmaceutical and other healthcare companies are also subject to other federal false claims laws, including, among others, federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs.

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The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, to induce or in return for either the referral of an individual, or the furnishing, recommending, or arranging for the purchase, lease or order of any health care item or service reimbursable, in whole or in part, under a federal health care program. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, credit arrangements, payments of cash, ownership interests and providing anything at less than its fair market value. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting some business arrangements from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. The reach of the Anti-Kickback Statute was broadened by the Affordable Care Act, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act or the Civil Monetary Penalties Law, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires certain pharmaceutical and biological manufacturers to engage in extensive tracking of payments or transfers of value to physicians and teaching hospitals and public reporting of the payment data. Pharmaceutical and biological manufacturers with products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program are required to track such payments, and must submit a report on or before the 90th day of each calendar year disclosing reportable payments made in the previous calendar year.

Many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Some state laws also require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products and to report gifts and payments to certain health care providers in those states. Some of these states also prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain health care providers. In addition, California, Connecticut, Nevada and Massachusetts require pharmaceutical companies to implement compliance programs or marketing codes of conduct.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private “qui tam” actions brought by individual whistleblowers in the name of the government or refusal to allow us to enter into supply contracts, including government contracts, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

In addition, at the federal level, the Drug Supply Chain Security Act (DSCA), regulates the distribution and tracing of prescription drugs. The DSCA imposes requirements to ensure accountability in prescription drug distribution, for example, it requires manufacturers to affix a product identifier to each package and case of a prescription drug product intended for sale. A product identifier is an electronically-readable graphic that contains information including the product’s unique numerical identifier, lot number, and expiration date. The DSCA also requires relevant parties and to identify and remove illegitimate products from the market, including products that are counterfeit, stolen, intentionally contaminated, or otherwise harmful. The Prescription Drug Marketing Act, its implementing regulations and state laws also regulate the distribution of prescription drug product samples.

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In order to distribute products commercially, we must also comply with state law requirements for registration of manufacturers and wholesale distributors of pharmaceutical products, including, in some states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Several states, and more recently some large cities, have enacted legislation requiring pharmaceutical companies to, among other things, establish marketing compliance programs, file periodic reports with the state, register their sales representatives, and/or limit other specified sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (FCPA), prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring such companies to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

In Europe, and throughout the world, other countries have enacted anti-bribery laws and/or regulations similar to the FCPA. Violations of any of these anti-bribery laws, or allegations of such violations, could have a negative impact on our business, results of operations and reputation.

Data Privacy and Security Laws

We expect that the Company may also be subject to data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the U.S., numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the FTC Act), govern the collection, use, disclosure and protection of health-related and other personal information. Failure to comply with data protection laws and regulations could result in government enforcement actions and create liability for the Company (which could include civil and/or criminal penalties), private litigation and/or adverse publicity that could negatively affect our operating results and business. HIPAA, as amended by HITECH, and its implementing regulations, among other things, imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

To the extent that we conduct clinical trials or seek to commercialize our products outside of the United States, we will also be subject to a variety of foreign data protection laws and regulations. E.U. member states, Israel and other countries have adopted data protection laws and regulations that impose significant compliance obligations. In the European Union, the collection and use of personal health data is governed by the provisions of the General Data Protection Regulation (GDPR). The GDPR became effective on May 25, 2018, repealing its predecessor directive and increasing responsibility and liability of pharmaceutical companies in relation to the processing of personal data of E.U. subjects. The GDPR, together with the national legislation of the E.U. member states governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting. In particular, these obligations and restrictions concern the consent of the individuals to whom the personal data relates, the information provided to the individuals, the transfer of personal data out of the European Union, security breach notifications, security and confidentiality of the personal data and imposition of substantial potential fines for breaches of the data protection obligations. Data protection authorities from the different E.U. member states may interpret the GDPR and national laws differently and impose additional requirements, which add to the complexity of processing personal data in the European Union. Guidance on implementation and compliance practices are often updated or otherwise revised. For our clinical trials in Israel, to the extent that the sites for our trials include certain university, company or government agencies, we may be subject to restrictions and data protection obligations under the Protection of Privacy Law, 5741-1981, and the Protection of Privacy Regulations (Data Security), 5777-2017. All of these laws may impact our business. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain required patient information could significantly impact our business and our future business plans.

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Israel Laboratory Licensing and Regulation

We are required to maintain licensure under the law of Israel for our laboratory in Rehovot, Israel. The Israeli law includes standards for the day-to-day operation of a clinical reference laboratory, including the training and skills required of personnel and quality control. In addition, Israeli laws mandate proficiency testing, which involves testing of specimens that have been specifically prepared for the laboratory. Our research laboratory was certified by Israel in 2017. If we do not meet the requirements of Israeli laws, the Israeli Ministry of Health may suspend, restrict or revoke our license to operate our laboratory, assess substantial civil money penalties, or impose specific corrective action plans.

Our laboratory will be subject to Israeli regulations relating to the handling and disposal of regulated medical waste, hazardous waste and biohazardous waste, including chemical, biological agents and compounds, blood samples and other human tissue. Typically, we will use outside vendors who are contractually obligated to comply with applicable laws and regulations to dispose of such waste. These vendors will be licensed or otherwise qualified to handle and dispose of such waste.

The Israeli Institute for Occupational Safety & Health has established extensive requirements relating to workplace safety for health care employers, including requirements to develop and implement programs to protect workers from exposure to blood-borne pathogens by preventing or minimizing any exposure through needle stick or similar penetrating injuries.

Information Systems

Information systems are used extensively in virtually all aspects of our businesses. In our clinical laboratory services business, our information systems are critical with respect to laboratory testing, billing, accounts receivable, customer service, logistics, and management of medical data. Our success depends, in part, on the continued and uninterrupted performance of our information technology systems. Computer systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters.

Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. We have invested heavily in the upgrade of our information and telecommunications systems to improve the quality, efficiency and security of our businesses.

Despite the precautionary measures that we have taken to prevent unanticipated problems that could affect our information technology systems, sustained or repeated system failures that interrupt our ability to process test orders, deliver test results or perform tests in a timely manner could adversely affect our reputation and result in a loss of customers and net revenues.

Employees

As of February 17, 2022, we had nine employees and several key consultants., of which six are responsible for oversight of research and development, clinical trials, intellectual property and regulatory affairs, and three are responsible for corporate and business development, administration, investor relations, information technology, accounting and finance.

In addition to our permanent workforce, we regularly utilize outside consultants to provide advice on our research and development, clinical development planning and preclinical research programs on a project-by-project basis. We also retain, from time to time, independent contractors and consultants to perform specialized services.

We have no collective bargaining agreements with our employees and none are represented by labor unions. We consider our relationship with our employees to be good.

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Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in matters may arise from time to time that may harm our business. As of the date of this prospectus, management believes that there are no claims against us, which it believes will result in a material adverse effect on our business or financial condition.

Property and Facilities

We do not own any real property.

Our head office is located in a shared office suite at # 3 Bethesda Metro Center, Suite 700 Bethesda, Maryland. Currently, the Company is leasing this space on the basis of an oral agreement at no cost.

Our research and development facilities and in-house laboratory are located in Rehovot, Israel, where we currently occupy approximately 230 square meters at a monthly lease is $6,500 per month. Our current lease terminates at the end of February 2024, though we have the option to extend the lease for two additional one-year terms, which management intends to execute prior to that time.

We lease our corporate office in Tel Aviv at $3,500 per month. This lease expires March 31, 2022. Management intends to extend this lease by an additional year.

We believe that our current facilities are sufficient to meet our anticipated needs for the foreseeable future and are suitable for the conduct of our business. Even so, we believe that suitable additional or alternative space will be available in the future on commercially reasonable terms, if required.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus.

Overview

We were incorporated in the State of Nevada, on September 15, 2004, as Thrust Energy Corp. On May 5, 2011, we changed our name to American Mining Company. Our principal offices are in Bethesda, Maryland. On May 21st, 2014, we changed our name to the current Cannabics Pharmaceuticals Inc.

We were originally engaged in the exploration, development and production of oil and gas projects within North America, but were unable to operate profitably. In May 2011, we suspended our oil and gas operations and changed our business to toll milling and refining and mine development. As of April 2014, we changed our course of business to Biotechnology Pharmaceutical development. As such, we have divested ourselves of our former mining properties.

Financing

We will require additional financing to implement our business plan, which may include joint venture projects and debt or equity financings. The nature of this enterprise and lack of positive cash flow places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable profits and losses can be demonstrated. Therefore, any debt financing of our activities may be costly and result in substantial dilution to our stockholders.

Future financing through equity investments is likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other derivative securities, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and financing, including investment banking fees, legal fees, accounting fees, and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the bio-pharma industry, and the fact that we have not been profitable to date, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenue from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

There is no assurance that we will be able to obtain financing on terms satisfactory to us, or at all. We do not have any arrangements in place for any future financing. If we are unable to secure additional funding, we may cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

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Results of Operations

Year ended August 31, 2021 compared to the year ended August 31, 2020

Revenues

We had no revenues for the year ended August 31, 2021, compared to $7,157 for the year ended August 31, 2020. The reason for the decrease in revenues is due to a termination of a previous royalties agreement.

Operating and Other Expenses

For the year ended August 31, 2021, our total operating expenses were $2,600,177 compared to $3,050,609 for the year ended August 31, 2020. The decrease is attributable mainly to sales and marketing expenses of $39,752, decrease in general and administrative of $499,751, and increase in research and development expenditures of $89,071. The decrease in the general and administrative expenses attributed mainly to the professional expenses of $340,649, salary expenses of $77,901, stock based compensation of $38,353 and insurance of $46,242.

Financial loss, net

For the year ended August 31, 2021, our total financial loss was $594,270 compared to $ 4,424,012 for the year ended August 31, 2020. The decrease in loss is mainly attributable to a write-off of financial assets in the amount of $4,363,000 for the year ended August 31, 2020. This write-off relates to our investment in Seedo Corp., and a Petition for Debt Settlement filing that was made by E-Roll Grow Tech Ltd., the fully owned subsidiary of Seedo Corp. The Debt Settlement filing called into question the ability of Seedo Corp. to fulfill its royalty obligations to us. As such, we wrote off our royalties asset in the amount of  $4,363,000 for the year ended August 31, 2020.

For the year ended August 31, 2021 we incurred $706,862 finance expenses due to a revaluation of a convertible loan, $83,376 of bank and other finance expenses, offset by a capital gain of $195,968 from the realization of the sale of Wize Pharma Inc. shares.

On February 18, 2021, we sold 900,000 shares of Wize Pharma Inc. in a private sale, netting proceeds of $645,968.

The net loss for the year ended August 31, 2021, was $3,194,447 compared to net loss of $7,467, 463 for the year ended August 31, 2020.

Three Months Ended November 30, 2021 and 2020

Operating Expenses

For the three months ended November 30, 2021, our total operating expenses were $1,110,349 compared to $659,732 for the three months ended November 30, 2020, resulting in an increase of $450,617. The increase in the general and administrative expenses was attributed mainly to stock based compensation of $425,737.

We incurred a financial loss of $212,670 for the three months ended November 30, 2021, compared to financial income of $4,965 for the three months ended November 30, 2020. The increase in financial expense was mainly attributable to revaluation of a convertible loan of $196,768.

Net loss

Net loss increased by $668,253 to $1,323,020 for the three months ended November 30, 2021, compared to a net loss of $654,767 for the three months ended November 30, 2020.

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Liquidity and Capital Resources

Overview

For the three months ended November 30, 2021 and the years ended August 31, 2021 and 2020, we funded our operations through issuance of common stock and advances from our majority shareholder and the proceeds therefrom. Our principal use of funds during the three months ended November 30, 2021 and the year ended August 31, 2021, has been for laboratory and clinical research relating to our proprietary materials normative corporate operating expenses.

Liquidity and Capital Resources during the Three Months ended November 30, 2021 compared to the Three Months ended November 30, 2020

As of November 30, 2021, we had $786,414 in cash compared to $1,386,472 on November 30, 2021. We expect to incur a minimum of $1,000,000 in expenses during the next twelve months of operations after the date of this prospectus. We estimate that these expenses will be comprised primarily of general expenses including overhead, legal and accounting fees, research and development expenses, and fees payable to outside medical centers for clinical studies.

We used cash in operations of $599,545 for the three months ended November 30, 2021, compared to cash used in operations of $592,637 for the three months ended November 30, 2020. The negative cash flow from operating activities for the three months ended November 30, 2021 is primarily attributable to our net loss of $1,323,020, an increase in accounts payables and accrued liabilities of $22,944 and a decrease of $26,203 in account receivables and prepaid expenses, depreciation of $51,823, convertible loan valuation of $196,768 and shares based payment of $425,737.

We had cash flow from investing activities of $513 during the three months ended November 30, 2021, compared to $943 cash flow from investing activities for the three months ended November 30, 2020. The reason for the decrease in cash flow from investing activities is primarily due to the purchase of fixed assets in an aggregate amount of $513, for the period ended November 30, 2021 comparing to purchase of fixed assets in an aggregate amount of $943, for the period ended November 30, 2020.

Liquidity and Capital Resources during the year ended August 31, 2021 compared to the year ended August 31, 2020

As of August 31, 2021, we had $1,386,472 cash compared to $777,611 as of August 31, 2020. We used cash in operations of $2,492,913 for the year ended August 31, 2021, compared to cash used in operations of $2,774,955 for the year ended August 31, 2020.

During the year ended August 31, 2021, our investing earned totaled $645,968. This compares to net cash used for investing activities in the year ended August 31, 2020, in the amount of $3,286,584. The difference reflects primarily of realized investments and purchase of fixed assets.

During the year ended August 31, 2021, we had net cash earned from financing activities in the year ended August 31, 2021, in the amount of $2,456,750. This compares to zero in the year ended August 31, 2020.

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Going Concern

Our independent auditors included an explanatory paragraph in their report on the accompanying consolidated financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Our financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that we will be able to continue as a going concern. Our financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

There is no assurance that our operations will be profitable. We have conducted private placements of our common stock, which have generated funds to satisfy certain of our initial cash requirements. Our continued existence and plans for future growth depend on our ability to obtain the additional capital necessary to operate either through the generation of revenue or the issuance of additional debt or equity.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recently Issued and Adopted Accounting Pronouncements

We have reviewed all recently issued standards and have determined that, other than as disclosed in Note 2 to our financial statements appearing at the end of this prospectus, such standards are not expected to have a material impact on our financial statements or do not otherwise apply to our operations.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Functional Currency

The currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the U.S. dollar (“$” or “dollar”). Therefore, the functional currency of the Company and its subsidiaries is the dollar. Transactions and balances denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been re-measured to dollars in accordance with the provisions of ASC 830-10 (formerly Statement of Financial Accounting Standard 52), “Foreign Currency Translation”. All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate. Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying financial statements include the amortization period for intangible assets, impairment valuation of intangible assets, valuation of share-based payments and the valuation allowance on deferred tax assets.

Principles of Consolidation

The consolidated financial statements include the accounts of Cannabics Pharmaceutical Inc, its wholly-owned subsidiary, G.R.I.N. Ultra Ltd, and 73% owned subsidiary Digestix Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At November 30, 2021, August 31, 2021 and 2020, cash equivalents consisted of bank accounts held at financial institutions.

Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. There is Federal Deposit Insurance on the Company’s U.S. bank accounts.

Equipment

Net Equipment at November 30, 2021 and at August 31, 2021 consists of lab equipment, computer equipment, office equipment and cars recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives of 7 years for Lab equipment 3 years for computer equipment, 14 years for office equipment and 7 years for cars. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations. Depreciation expense was $220,926 and $215,155 for the years ended August 31, 2021, and 2020, respectively and $51,823 for the three months ended at November 30, 2021.

Revenue recognition

Revenue is recognized when delivery has occurred, evidence of an arrangement exists, title and risks and rewards for the products are transferred to the customer, collection is reasonably assured and product returns can be reliably estimated. Revenue from license agreements is recognized over the periods from which the Company is entitled to the respective payments.

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Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 360 “Property, Plant and Equipment”. ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Fair Value of Financial Instruments

The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

Level 1 - fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3 - fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2021 and 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements. As of November 30, 2021, August 31, 2021 and August 31, 2020 the fair values of the Company’s level 1 financial instruments are in total of 564,007 $845,218 and $426,522, respectively. As of November 30, 2021, August 31, 2021, and August 31, 2020 the fair values of the Company’s level 3 financial instruments are in total of 1,068,664, $871,896 and $0, respectively. As of As of November 30, 2021, August 31, 2021 and August 31, 2020, the fair values of the Company’s financial instruments approximate their historical carrying amount.

Research and development

Net research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, employee benefits, the cost of supplies, the cost of services provided by outside contractors, including services related to the Company’s clinical trials, clinical trial expenses and the full cost of manufacturing product for use in research and preclinical development. All costs associated with research and developments are expensed as incurred. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. The Company outsources a substantial portion of its clinical trial activities, utilizing external entities such as contract research organizations, independent clinical investigators, and other third-party service providers to assist the Company with the execution of its clinical studies. For each clinical trial that the Company conducts, clinical trial costs are expensed immediately.

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Stock Based Compensation

The Company accounts for stock-based compensation under ASC 718 “Compensation – Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in shareholders' deficit over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period. The Company issues stock to consultants for various services. The costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The Company recognized consulting expense and a corresponding increase to additional paid-in-capital related to stock issued for services.

Income Taxes

Income taxes are accounted for under the liability method of accounting for income taxes. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized. The FASB has issued ASC 740 “Income Taxes”. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740 and concluded that the tax position of the Company has not met the more-likely-than-not threshold as of November 30, 2021 and August 31, 2021.

Comprehensive Income

The Company adopted ASC 220, Comprehensive Income which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has no elements of “other comprehensive income” for the three months ended at November 30, 2021 and for the years ended August 31, 2021, and 2020.

Basic and Diluted Loss per Share

The Company computes income (loss) per share in accordance with ASC 260, “Earnings per Share”, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As of November 30, 2021, August 31, 2021, and 2020, the potentially dilutive shares were anti-dilutive.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, the Company is required to report financial and descriptive information about its reportable operating segments. The Company does not consider itself to have any operating segments as of August 31, 2021, and 2020.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

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MANAGEMENT

Directors and Executive Officers

The following individuals serve as our Directors and Executive Officers as of the date of prospectus. Our Directors hold office until the next annual meeting of our stockholders or until their successors have been elected and qualified. Our executive officers are appointed by our board of directors and hold office until their death, resignation or removal from office.

Name	Position	Age
Dr. Eyal Ballan	Chief Technology Officer	48
Uri Ben-Or	Chief Financial Officer	50
Eyal Barad	Chief Executive Officer and Director	56
Gabriel Yariv	Executive Chairman	44
Inbar Maymon--Pomeranchik	Director	44
Gil Feiler	Director	62
Shaul Yemal	Director	76

Dr. Eyal Ballan is a co-founder and has served as our Chief Technology Officer since 2014. Dr. Ballan holds a Ph.D. in Neurophysiology, EEG, Brain Wave Analysis and Cortical Connectivity. After obtaining his Ph.D. Dr. Ballan was an entrepreneur in the field of Biofeedback Studies and developed a Resonating Neuro-Feedback system. Dr. Ballan holds a M.Sc. from Tel-Aviv University, Magna Cum Laude, in anticancer drug development. Dr. Ballan is a member of the American Neurology Association. We believe Dr. Ballan is qualified to serve as a member of our board of directors because of his expertise in molecular biology, cell cultures and genomics with a focus towards identification of anticancer compounds and delivery systems to tumors, and his executive and management experience working with biotech companies.

Uri Ben-Or has served as our Chief Financial Officer since 2016. Mr. Ben-Or is a licensed Certified Public Accountant, received his Master of Business Associations and has more than 15 years of experience as Chief Financial Officer of public and private companies in the life science and medical device industry. Mr. Ben-Or has significant expertise in public life science companies traded on the TASE. In addition, Mr. Ben-Or has a strong finance, operation, and business development background in both startups and public global companies in the U.S., Europe, and Israel, including developing strategic policy and guidance with respect to corporate structure and fundraising.

Eyal Barad is a co-founder, director and has served as our Chief Executive Officer since 2018. From 1996 to 2018, Mr. Barad served as the Chief Executive Officer of Netposition Ltd., an internet marketing and advertising firm. Mr. Barad brings over 20 years of executive managerial experience and was a pioneer in the online digital industry. Mr. Barad received a BA in Economics & International Relations from the Hebrew University in Jerusalem, and an MBA with Honors from Haifa University. We believe Mr. Barad is qualified to serve as a member of our board of directors because of his executive and management experience working with in corporate strategic marketing with many large clients including Teva Pharmaceuticals in the biotech industry.

Gabriel Yariv has served as our Executive Chairman since 2019. From 2010 to 2019, Mr. Yariv served as the Chief Executive Officer and co-founder of SimuTec, a medical simulation and training company that develops and commercializes advanced personalized Virtual Reality training programs for physicians, which was sold to CicloMed in 2017. Mr. Yariv brings over 20 years of successful executive experience in the medical industry. Mr. Yariv was part of the founding group of BreathID, an Oridion Medical business unit in 1999 (now Medtronic) and its subsequent spinoff company, Exalenz Bioscience in 2005, which develops and manufactures advanced non-invasive diagnostic medical devices for gastrointestinal and liver conditions. Mr. Yariv is actively engaged in non-profit and philanthropic activities including ongoing business mentoring of entrepreneurs, founder of the Yariv Foundation for Leadership, and current member of the Friends of the Israel Museum society. Mr. Yariv holds a BA (Cum Laude) in History, Philosophy & Political science from Boston University. We believe Mr. Yariv is qualified to serve as a member of our board of directors because of his executive and management experience working with biotech companies.

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Dr. Inbar Maymon-Pomeranchik has served as a director since 2021. Since 2021, Dr. Maymon-Pomeranchik has been the founder and Chief Executive Officer of AgChimedes Group Ltd., a company focused on the convergence of science, innovation and investment in the field of food security. Dr. Maymon-Pomeranchik has served as a director of NRGene, a genomics company that provides turn-key solutions, since 2021. Since 2019, Dr. Maymon-Pomeranchik has been a co-founder and Chief Science Officer of Montana Wellness, UK, a conscious wellness CBD brand. Since 2018, Dr. Maymon-Pomeranchik has served as the Executive Director of Ananda Developments Pls (UK), an investment and operational firm that targets medicinal cannabis derivatives for research and development. Also since 2018, Dr. Maymon-Pomeranchik has served as a Strategic Advisor at Avida Global Ltd, UK/Colombia, a leading producer of pharmaceutical grade cannabis extract for medical use and well-being. From 2018 to 2020, Dr. Maymon-Pomeranchik served as the Chief Technology Officer of Sadot Innovation, a company focused on in innovative technologies for agriculture, in cooperation with regional economic organizations, kibbutzim and strategic stakeholders with long-term vision. From 2018 to 2019, Dr. Maymon-Pomeranchik served as a Director of Vencanna, Canada, a company aimed at providing capital for early stage global cannabis initiatives. From 2017 to 2020, Dr. Maymon-Pomeranchik served on the Scientific Advisory Board of IASO Corp, Puerto Rico, a company aimed at developing quality medical cannabis products. Also from 2017 to 2020, Dr. Maymon-Pomeranchik served as a Consultant at LatinoAmeriCanna, Argentina, a developer of quality medical cannabis products. Dr. Maymon-Pomeranchik holds a PhD in plants science and molecular biology from the Hebrew University (2008) and a Post Doctorate from the Weizmann Institute (2010). We believe Dr. Maymon-Pomeranchik is qualified to serve as a member of our board of directors because of her extensive executive and business experience in relevant industries.

Dr. Gil Feiler has served as a director since 2021. From 2020 to 2021, Dr. Feiler served as the Chairman of Seedo Corp, a company that uses advanced indoor farming technology to increase the production of low yield food products in the global marketplace. Since 2018, Dr. Feiler has also served as the head of our advisory board. Since 2008, Dr. Feiler has served as the Director of the Bank of Georgia for the Middle East and North Africa. Dr. Feiler is an advisor to the government of Ras Al Khaimah, UAE, Alumni of the U.S. State Department’s International Visitor Leadership Program, as well as a known author of numerous publications on regional economics and business relations. Dr. Feiler holds a BA, Master’s degree and PhD from the University of Tel Aviv. We believe Dr. Feiler is qualified to serve as a member of our board of directors because of his extensive executive and financial experience advising and investing in private and public corporations.

Shaul Yemal has served as a director since 2021. From 2012 to 2020, Mr. Yemal served as a director and Chairman of Medtechnica Ltd., a sales and marketing company focused in medical equipment. Mr. Yemal has also served as Senior Economist in the Division of Economic Consulting for the Ministry of Finance, Budget Division of the Minister of Finance and Manager of the Economic and Planning Division of the Ministry of Energy (Israel). Mr. Yemal served as Chief Executive Officer of ICL in Santiago, Chile, Senior VP of Business Development for ISAL Amlat VC Fund; Senior VP Corporate Manager and Board Member of Oridion Medical,. Mr. Yemal holds a Masters Degree in Economics from the University of Rosario, Argentina. We believe Mr. Yemal is qualified to serve as a member of our board of directors because of his extensive executive and business experience in relevant industries.

We have attempted and will continue to attempt to ensure that any transactions between we and our officers, directors, principal stockholders, or other affiliates have been and will be on terms no less favorable to us than could be obtained from unaffiliated third parties on an arm’s length basis.

Family Relationships

There are no other family relationships among any of our officers or directors.

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Involvement in Certain Legal Proceedings

There are no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, affiliate, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Director Independence

The Board of Directors annually determines the independence of each director and nominee for election as a director. The Board makes these determinations in accordance with Nasdaq’s listing standards for the independence of directors and the SEC’s rules.

In assessing director independence, the Board considers, among other matters, the nature and extent of any business relationships, including transactions conducted, between the Company and each director and between the Company and any organization for which one of our directors is a director or executive officer or with which one of our directors is otherwise affiliated.

The Board has determined that Mr. Shaul Yemal, Mr. Gil Feiler, and Inbar Maymon--Pomeranchik are independent.

In accordance with NASDAQ requirements, our Board is comprised of a majority of independent directors and each of the Compensation, Audit and Nomination and Governance Committees are comprised entirely of independent directors.

Committees of the Board

We currently maintain an Audit Committee, a Compensation Committee and a Nomination and Governance Committee, which have the committee members described below. Our three standing Committees are comprised of senior executives and independent directors who are actively involved in the disclosure process, to specify, coordinate and oversee the public disclosure of information regarding the Company, including periodic and current report filings with the SEC.

Audit Committee

The Audit Committee is comprised of Mr. Yemal, Chairman, Dr. Feiler and Dr. Inbar Maymon Pomeranchik. The Audit Committee is tasked with reviewing and approving any issues relating to conflicts of interests and all related party transactions of the Company (“Related Party Transactions”). The Audit Committee, in undertaking such review and approval, will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a Related Party Transaction: (1) the fairness of the terms for the Company (including fairness from a financial point of view); (2) the materiality of the transaction; (3) bids / terms for such transaction from unrelated parties; (4) the structure of the transaction; (5) the policies, rules and regulations of the U.S. federal and state securities laws; (6) the policies of the Committee; and (7) interests of each related party in the transaction.

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The Audit Committee will only approve a Related Party Transaction if the Audit Committee determines that the terms of the Related Party Transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the Audit Committee are deemed a related party, the Related Party Transaction will be considered by the disinterested members of the board of directors in place of the Committee. Our Audit Committee is headed by Shaul Yemal, who, by virtue of his years of experience as a Senior Economist at the Ministry of Finance, is a “financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The Board has also determined that Mr. Yemal is an “audit committee financial expert” (as defined in the SEC rules) because he has the following attributes: (i) an understanding of U.S. GAAP and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Mr. Yemal has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biography.

Compensation Committee

The Compensation Committee is comprised of Dr. Feiler and Dr. Maymon-Pomeranchik. The Compensation Committee, which is comprised exclusively of independent directors, is responsible for the administration of our stock compensation plans, approval, review and evaluation of the compensation arrangements for our executive officers and directors and oversees and advises the Board on the adoption of policies that govern the Company’s compensation and benefit programs. In addition, the Compensation Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Compensation Committee.

Compensation Committee Interlocks and Insider Participation.

The current members of the Compensation Committee are Dr. Gil Feiler and Dr. Maymon, who are each independent members of our board of directors. No member of the Compensation Committee is an employee or a former employee of the Company. During fiscal 2021, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee. Accordingly, the Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

A shareholder who wishes to communicate with the Company’s board of directors may do so by directing a written request addressed to any of our Directors at the address appearing on the first page of this registration statement.

Nomination and Governance Committee

The Nomination and Governance Committee is comprised of Dr. Feiler, Dr. Maymon-Pomeranchik and Mr. Shemal. The Nomination and Governance Committee, which is comprised exclusively of independent directors, is responsible for overseeing, reviewing, and making periodic recommendations concerning our corporate governance policies. The Nomination and Governance Committee also reviews any policies and programs concerning corporate social responsibility; reviews and assesses director independence and makes recommendations regarding the size, structure and composition of the Board and its committees. In addition, the Nomination and Governance Committee oversees the annual Board evaluation process, recommends candidates for election to the Board and reviews and recommends compensation for non-employee members of the Board.

Board Leadership Structure

Our board of directors consists of five members, three of whom are independent. Eyal Barad is our Chief Executive Officer and Gabriel Yariv is our Executive Chairman.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. The Board dedicates time at each of its meetings to review and consider the relevant risks faced by the Company at that time.

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Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics is available on our website at www.cannabics.com.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the year ended August 31, 2021.

Name and Principal Position	Salary ($)	All Other Compensation ($)		Total ($) (1)
Eyal Barad, Chief Executive Officer and Director	252,668	16,048	(2)	268,716
Gabriel Yariv, Executive Chairman	237,451	4,339	(2)	241,791
Eyal Ballan, Chief Technology Officer	225,631			225,631

 __________

(1)	All amounts were converted to $ from NIS based on the applicable conversion rate when monthly payments were made.
(2)	Company automobile allowance.

Employment Arrangements

Eyal Ballan and Eyal Barad have entered into employment agreements with us, but their compensation is paid by our Israeli subsidiary, Grin Ultra. Gabriel Yariv has entered into an employment agreement with our Israeli subsidiary, Grin Ultra, and is not formally an employee of the Company. Uri Ben-Or is not an employee of the Company and has executed a consulting services agreement with Grin Ultra. These agreements contain provisions regarding non-competition, confidentiality of information, and assignment of inventions. The enforceability of covenants not to compete in Israel and the United States is subject to limitations. For example, Israeli courts have recently required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or its intellectual property.

The material terms and conditions of these agreements are described below.

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Eyal Ballan:

•	Term: At will, no fixed term
•	Salary: $250,000 per year including employee pension benefits.
•	Bonus: 3 months salary, subject to the discretion of the Board
•	Profit Participation: Two and one-half percent (2.5%) of the Company’s annual consolidated profits (after tax) above US$1,000,000 (one million US Dollars), but no more than the sum equaling 4 times the annual base salary
•	Notice Period: 4 months

Eyal Barad:

•	Term: At will, no fixed term
•	Salary: $250,000 per year including employee pension benefits.
•	Bonus: 3 months salary, subject to the discretion of the Board
•	Profit Participation: Two and one-half percent (2.5%) of the Company’s annual consolidated profits (after tax) above US1,000,000 (one million US Dollars), but no more than the sum equaling 4 times the annual base salary
•	Notice Period: 4 months

Gabriel Yariv, 2019 Agreement (the “2019 Yariv Agreement”):

•	Term: Initial term of 3 years from November 1, 2019, with automatic renewal for an additional 2 years
•	Salary: $50,000 NIS, and car maintenance and cell phone expenses.
•	Options: Upon the adoption of a stock option plan, the Company will grant Gabriel Yariv options to purchase up to 850,000 shares. Such options were never issued.
•	Notice Period: 5 months

Gabriel Yariv, 2021 Agreement, effective November 11, 2021 and replaces the 2019 Yariv Agreement:

•	Term: Terminable for cause by the Company or for any reason by the Company or Mr. Yariv upon proper notice.
•	Salary: 60,000 NIS per month
•	Options: (i) options to purchase 2,500,000 shares issued at signing; (ii) additional options to purchase 3,000,000 shares that vest in three equal annual installments per the terms of our Equity Incentive Plan, with the first 1,000,000 to vest in September 2022; (iii) a performance bonus of options to purchase 1,500,000 shares upon the closing a financing of at least $7,500,000, or upon the occurrence of the “Merger/Sale” of the Company, as defined in the Plan; and (iv) options to purchase an additional 1,500,000 shares upon successful uplisting to a higher capital market such as Nasdaq or NYSE. All options shall have an exercise price of $0.0001 per share.
•	Notice Period: 150 days

Uri Ben-Or:

•	Term: One year term from November 1, 2016, with renewal upon mutual agreement of the parties
•	Consulting Fees: NIS 15,000 per month, plus VAT
•	Bonus: 1% of funds raised in a private or public offering that Mr. Ben-Or leads
•	Notice Period: 60 days

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Equity Compensation Plan Information

On October 6, 2021, the Compensation Committee adopted, and the Board ratified the Company’s Equity Incentive Plan. The Plan is intended to secure for the Company the benefits arising from ownership of the Company’s common stock by the employees, officers, directors and consultants of the Company, all of whom are, and will be, responsible for the Company’s future growth. The Plan is designed to help attract and retain for the Company, qualified personnel for positions of exceptional responsibility, to reward employees, officers, directors and consultants for their services to the Company and to motivate such individuals through added incentives to further contribute to the success of the Company.

The Plan provides an opportunity for an employee, officer, director or consultant of the Company, subject to certain national securities and taxation laws, to receive (i) incentive stock options, (ii) nonqualified stock options; (iii) restricted stock; (iv) stock awards; (v) shares in performance of services; or (vi) any combination of the foregoing. Incentive stock options granted under the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonqualified (non-statutory stock options) granted under the Plan are not intended to qualify as incentive stock options under the Code. The Plan is administered by the Altshuler Shaham Benefits Firm, a licensed fiduciary.

Termination of Employment and Change-in-Control Arrangements

Other than standard severance payments mandated by Israeli law (one month’s salary for each year worked), there are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Director Compensation

In fiscal 2021 we paid each of our three independent directors $2,000, $6,244 and $60,000 as compensation for their services.

On November 3, 2021 the Compensation Committee approved the following compensation to the independent board members: monthly salary of $1,000 and options to purchase 500,000 shares of common stock at an exercise price of $0.0001 per share, vesting on a quarterly basis in four equal installments.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 17, 2022, information concerning ownership of our securities by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than five percent of each class. That table is based on 149,436,681 issued and outstanding shares.

For purposes of the table below, and in accordance with the rules of the SEC, we deem shares of common stock subject to warrants and options that are currently exercisable or exercisable within sixty days of December 31, 2021 to be outstanding and to be beneficially owned by the person holding the warrants and options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, each of the persons or entities in this table has sole voting and investing power with respect to all of the shares of common stock beneficially owned by him, her or it, subject to community property laws, where applicable.

The mailing address for all directors, executive officers, and beneficial owners of more than 5% of our common stock is #3 Bethesda Metro Center, Suite 700, Bethesda, Maryland, 20814.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Percentage of Common Stock Beneficially Owned
Directors and Named Executive Officers
Dr. Eyal Ballan	0	–%
Uri Ben-Or	0	–%
Inbar Maymon--Pomeranchik	0	–%
Gil Feiler	0	–%
Shaul Yemal	0	–%
Eyal Barad	87,079,240(1)	58.27%
Gabriel Yariv	89,439,240(2)	58.87%
All current named executive officers and directors as a group (7 persons)	89,579,240	58.96%
5% or greater stockholders
Cannabics Inc. (3)	86,939,240	58.18%

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*	Represents beneficial ownership of less than 1%.

(1)	Includes 140,000 shares of common stock held by Mr. Barad and 86,939,240 shares of common stock held by Cannabics Inc., over which Mr. Barad has shared voting and dispositive control.

(2)	Includes 2,500,000 shares issuable upon exercise of stock options held by Mr. Yariv and 86,939,240 shares of common stock held by Cannabics Inc., over which Mr. Yariv has shared voting and dispositive control.

(3)	Eyal Barad and Gabriel Yariv, as the directors of Cannabics Inc., have shared voting and dispositive control over our securities held by Cannabics Inc. Mr. Barad, Mr. Yariv and Mr. Feiler own 26.25%, 0.33% and 3.07%, respectively, of Cannabics Inc. The mailing address for Cannabics Inc. is #3 Bethesda Metro Center, Suite 700, Bethesda, Maryland, 20814.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as set forth below, there have been no transactions since September 1, 2019 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus.

The Company had a balance outstanding at November 30, 2021 and at November 30, 2020 of $223,645 payable to Cannabics Inc. The advance is due on demand and bears no interest. Mr. Barad and Mr. Yariv are directors of Cannabics Inc. In addition, Mr. Barad, Mr. Yariv and Mr. Feiler own 26.25%, 0.33% and 3.07%, respectively, of Cannabics Inc.

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DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated articles of incorporation (the “Articles of Incorporation”) and our amended and restated bylaws (“Bylaws”), and of Chapter 78 of the Nevada Revised Statutes (“NRS”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Articles of Incorporation, and our Bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.0001, and 100,000,000 shares of preferred stock, par value $0.0001. As of February 17, 2022, there were 149,436,681 shares of our common stock issued and outstanding, 10,500,001 shares of our common stock subject to outstanding warrants, and no shares of preferred stock issued or outstanding. Prior to the completion of the offering we plan to amend our Articles of Incorporation to reduce our authorized shares of preferred stock from 100,000,000 to 5,000,000.

As of February 17, 2022, there were 57 holders of record of our common stock. This number does not include beneficial owners whose shares are held by nominees in street name.

Common Stock

Voting Rights

Each outstanding share of our common stock entitles the holder thereof to one vote per share on all matters submitted to a stockholder vote. Our common stock does not carry any cumulative voting rights. As a result, holders of a majority of the shares of our common stock voting for the election of directors can elect all of our directors. At all meetings of stockholders, except where otherwise provided by statute or by our Articles of Incorporation or our Bylaws, the presence in person or by proxy duly authorized by holders of not less than a majority of the stockholding voting power shall constitute a quorum for the transaction of business. A vote by the holders of a majority of our outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or an amendment to our Articles of Incorporation.

Dividends

Holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds.

Liquidation

In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock.

Other Rights and Preferences

Holders of our common stock have no pre-emptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Quotation

Our common stock is quoted on the OTCQB tier of the marketplace maintained by OTC Markets Group Inc., under the symbol “CNBX.” We have applied to list our shares on The Nasdaq Capital Market under the symbol “CNBX.”

Indemnification

Our Articles of Incorporation limits the liability of our directors and officers to the full extent permitted by the NRS and provides that we will indemnify each of our directors and officers to the full extent permitted by the NRS. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC, whose address is 16540 Pointe Village Dr., Suite 210, Lutz, Florida 33558 (telephone: 813-235-4490; e-mail: inbox@cleartrusttransfer.com).

Preferred Stock

Our board of directors has the authority, without action by the stockholders, to designate and issue up to an aggregate of 100,000,000 shares of preferred stock in one or more series. Prior to the completion of the offering we plan to amend our Articles of Incorporation to reduce our authorized shares of preferred stock from 100,000,000 to 5,000,000. The board of directors can fix the rights, preferences, and privileges of the shares of each series and any of its qualifications, limitations, or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying or preventing a change in control of Cannabics. In addition, the issuance of preferred stock, depending on the rights and preferences associated with such stock, might harm the market price of our common stock.

We are authorized to issue shares of preferred stock in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations, or restrictions thereof without obtaining the affirmative vote or the written consent of our stockholders. Any preferred stock so issued by our board of directors may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up of Cannabics, or both. Under certain circumstances, the issuance of preferred stock or the existence of unissued preferred stock might tend to discourage or render more difficult a merger or other change of control. No shares of preferred stock are currently outstanding.

Our board of directors is empowered to authorize and direct the payment of dividends to the holders of our preferred stock in shares of any class or series of our capital stock, including shares of common stock, as it may determine, without obtaining the affirmative vote or the written consent of our stockholders.

The issuance of shares of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

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Registration Rights

The holder of our outstanding notes and the 5,500,000 warrants issued in December 2020 has certain registration rights that it has agreed to waive through March 7, 2022.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our Company or changing our board of directors and management.

According to our Articles of Incorporation and Bylaws, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The present ownership by a single stockholder of a significant portion of our issued and outstanding common stock and lack of cumulative voting make it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

The authorization of classes of common stock or preferred stock with either specified voting rights or rights providing for the approval of extraordinary corporate action could be used to create voting impediments or to frustrate persons seeking to effect a merger or to otherwise gain control of us by diluting their stock ownership. In addition, the ability of our directors to distribute shares of any class or series (within limits imposed by applicable law) as a dividend in respect of issued shares of preferred stock could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us and effectively delay or prevent a change in control without further action by the stockholders.

Nevada Anti-Takeover laws

Business Combinations

The “business combination” provisions of NRS 78.411 to 78.444, inclusive, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders; or

•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

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In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire Cannabics even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of NRS 78.378 to 78.3793, inclusive, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of certain material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued in this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation or any other foreign organization taxable as a corporation for U.S. federal income tax purposes; or

•	a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net income basis.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, which is generally property held for investment.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any U.S. state, local or non-U.S. taxes, the alternative minimum tax, the Medicare tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than the income tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt or governmental organizations;

•	banks and other financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

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•	pension plans;

•	partnerships and other pass-through entities and owners of such entities;

•	“controlled foreign corporations” and “passive foreign investment companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	corporations organized outside the U.S., any state thereof or the District of Columbia that are nonetheless treated as U.S. domestic corporations for U.S. federal income tax purposes;

•	“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund”;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates and former long-term residents of the United States.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on Our Common Stock

As described in “Dividend Policy” beginning on page 40, we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. Distributions, if any, on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale or Other Taxable Disposition of Our Common Stock.” Any such distributions will also be subject to the discussions below under the sections titled “Backup Withholding and Information Reporting” and “Withholding and Information Reporting Requirements (FATCA).”

Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same regular U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

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A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for such lower rate of U.S. withholding tax as may be specified under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussions below under “Backup Withholding and Information Reporting” and “Withholding and Information Reporting Requirements  (FATCA),” a non-U.S. holder generally will not be subject to any U.S. federal income or withholding tax on any gain realized upon such holder’s sale or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such non-U.S. holder maintains in the United States), in which case the non-U.S. holder generally will be taxed on a net income basis at the regular U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence also may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	we are, or have been, at any time during the five-year period preceding such sale or other taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

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Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and Information Reporting Requirements (FATCA)

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a foreign entity unless (a) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (b) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (c) the foreign entity is otherwise exempt under FATCA. Such withholding may also apply to payments of proceeds of sales or other dispositions of our common stock, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

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UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Roth Capital Partners, LLC. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, shares of our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “CNBX.”

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase from us, the respective number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock offered by this prospectus is subject to certain conditions. The underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

We have granted the underwriters an option to buy up to __________ additional shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriter may exercise this option at any time, in whole or in part, during the 45-day period after the date of this prospectus.

Discounts, Commissions and Expenses

The underwriter proposes to offer to the shares of common stock purchased pursuant to the underwriting agreement to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $______ per share. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be [_]% of the gross proceeds of this offering, or $ ____ per share of common stock, based on the public offering price per share set forth on the cover page of this prospectus.

We have also agreed to reimburse Roth Capital Partners at closing for legal expenses incurred by it in connection with the offering up to a maximum of $             .

The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock we have granted to the underwriters):

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Public offering price	$	$
Underwriting discounts and commissions paid by us	$	$

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Representative’s Warrants

We will issue to Roth Capital Partners or its designees warrants to purchase an aggregate number of shares of our common stock equal to         % of the securities issued in this offering, at an exercise price per share equal to         % of the initial public offering price (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable, in whole or in part, six months after issuance and will expire on the fifth anniversary of the commencement of sales in this offering in accordance with FINRA Rule 5110(g)(8)(A). The Representative’s Warrants will provide for standard demand and piggyback registration rights. Pursuant to FINRA Rule 5110(e), the Representative’s Warrants and any shares of common stock issued upon exercise of the Representative’s Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the Representative or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3, F-3 or F-10; or (vii) back to us in a transaction exempt from registration with the SEC. The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants are registered in the registration statement of which this prospectus is a part.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We and each of our directors, officers and stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of ___ days after the closing date of the offering pursuant to the underwriting agreement without the prior written consent of Roth Capital Partners. These lock-up agreements provide for limited exceptions and their restrictions may be waived at any time by Roth Capital Partners.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus and the accompanying prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

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Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

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An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

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Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

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New Zealand

The shares of common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

•	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

•	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

•	to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

•	in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The financial statements of Cannabics Pharmaceuticals Inc. as of August 31, 2021 and 2020, and appearing in this prospectus in the registration statements have been audited by Weinstein International CPA, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the August 31, 2021 and 2020 financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and negative operating cash flows raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

The registration statement is available at the SEC’s website at www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Our website address is www.cannabics.com. Information contained in, or accessible through, our website is not a part of this prospectus.

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CANNABICS PHARMACEUTICALS INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Cannabics Pharmaceuticals Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cannabics Pharmaceuticals Inc. ("the Company") as of August 31, 2021, and 2020 and the related statements of operations, changes in stockholders' deficit and cash flows, for each of the years ended August 31, 2021 and 2020, and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2021, and 2020, and the results of its operations and its cash flows for each of the periods ended August 31, 2021 and 2020, in conformity with generally accepted accounting principles in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weinstein International. C.P.A.

We have served as the Company's auditor since 2019.

Tel - Aviv, Israel
November 25, 2021

F-2

CANNABICS PHARMACEUTICALS INC.

Audited Consolidated Balance Sheets

	August 31,	August 31,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$1,386,472	$777,611
Prepaid expenses and other receivables	204,375	152,299
Total current assets	1,590,847	929,910

Available for sale Investment	845,218	426,522

Equipment, net	642,896	862,879

Total assets	$3,078,961	$2,219,311

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$177,505	$231,142
Convertible loan	871,896
Due to a related party	223,645	223,645
Total current liabilities	1,273,046	454,787

Stockholders' equity (deficit):
Preferred stock, $.0001 par value, 100,000,000 shares authorized, no shares issued and outstanding.	–	–
Common stock, $.0001 par value, 900,000,000 shares authorized, 148,661,247 and 135,080,441 shares issued and outstanding at August 31, 2021 and August 31, 2020 respectively.	14,475	13,508
Additional paid-in capital	17,063,363	15,372,311
Issuance of warrants	3,459,510	2,784,387
Other comprehensive income (loss)	(1,905,715)	(2,774,411
Accumulated deficit	(16,825,718)	(13,631,271)
Total stockholders' equity	1,805,915	1,764,524

Total liabilities and stockholders' equity	$3,078,961	$2,219,311

The accompanying notes are an integral part of the financial statements

F-3

CANNABICS PHARMACEUTICALS INC.

Audited Consolidated Statements of Operations

	For the Year Ended August 31,
	2021	2020
Net revenue	$–	$7,157

Operating expenses:
Research and development expense	1,771,533	1,682,462
Sales and marketing expenses	20,245	59,997
General and administrative expenses	808,399	1,308,150

Total operating expenses	2,600,177	3,050,609

Loss from operations	(2,600,177)	(3,043,451)
Other income
Financial (loss) income, net	(594,270)	(4,424,012

Net (loss) income	$(3,194,447)	$(7,467,464

(Loss) Profit from available for sale assets	868,696	(5,584,424

Total comprehensive (loss) income	(2,325,751)	(13,051,887

Net (loss) per share - basic and diluted:	$(0.02)	$(0.10

Weighted average number of shares outstanding - Basic and Diluted	138,519,509	134,551,721

The accompanying notes are an integral part of the financial statements.

F-4

CANNABICS PHARMACEUTICALS INC.

Audited Consolidated Statements of Cash Flows

	For the year Ended August 31,
	2021	2020
Cash flows from operating activities:
Net (Loss) Profit	$(3,194,447)	$(7,467,464)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation	220,926	215,155
Royalties receivables valuation	–	4,363,000
Stock issued for services	33,767	72,120
Convertible loan valuation	706,862
Profit from held for trading investments	–	(105,876)
Capital Gain	(195,968)	–
Changes in operating assets and liabilities:
Accounts Receivable and prepaid expenses	(10,418)	132,197
Accounts payable and accrued liabilities	(53,635)	15,913
Net cash used in operating activities	(2,492,913)	(2,774,955)

Cash flows from investing activities:
Available for sale investments	645,968	–
Held for trading Investments	–	3,362,332
Acquisition of equipment	(943)	(75,748)
Net cash used in investing activities	645,025	3,286,584

Cash flows from financing activities:
Proceeds from issuance of a Convertible loan	2,456,750	–
Net cash provided by financing activities	2,456,750	–

Net increase (decrease) in cash	608,862	511,629

Cash and cash equivalents at beginning of year	777,611	265,982

Cash and cash equivalents at end of the year	$1,386,473	$777,611

Significant non-cash transactions:
Exercise of a Convertible loan to shares of common stock.	$1,340,103	$–

The accompanying notes are an integral part of the financial statements.

F-5

CANNABICS PHARMACEUTICALS INC.

Audited Consolidated Statements of Stockholders' Equity (Deficit)

	Common stock		Additional paid in		Accumulated	Total stockholders' equity
	Shares	Amount	capital	Warrants	deficit	(deficit)
Balance, August 31, 2020	134,498,775	$13,450	$15,300,249	$2,784,387	$(6,163,807)	$14,744,292

Issuance of common stock for services	581,666	58	72,062	–	–	72,120

Other comprehensive profit	–	–	–	–	–	(5,584,424

Net loss for the year ended August 31, 2021	–	–	–	–	(7,467,464)	(7,467,464

Balance, August 31, 2021	135,080,441	$13,508	$15,372,311	$2,784,387	$(13,631,271)	$1,764,524

Issuance of common stock for services	367,143	37	75,388	–	–	75,425

Issuance of warrants	–	–	–	675,123	–	675,123

Exercise of a Convertible loan to shares of common stock.	9,300,000	930	1,615,664	–	–	1,616,594

Other comprehensive profit	–	–	–	–	–	868,696

Net loss for the year ended August 31, 2021	–	–	–	–	(3,194,447)	(3,194,447)

Balance, August 31, 2021	144,747,584	$14,475	$17,063,363	$3,459,510	$(16,825,718)	$1,805,915

The accompanying notes are an integral part of the financial statements.

F-6

CANNABICS PHARMACEUTICALS INC.

Notes to Consolidated Financial Statements

As of August 31, 2021

Note 1 – Nature of Business, Presentation and Going Concern

Organization

Cannabics Pharmaceuticals Inc. (the "Company"), was incorporated in the State of Nevada, on September 15, 2004, under the name of Thrust Energy Corp. The Company was originally engaged in the exploration, exploitation, development and production of oil and gas projects within North America, but was unable to operate profitably.

In May 2011, the Company changed its name to American Mining Corporation, suspending its oil and gas operations and changing its business to toll milling and refining, mineral exploration and mine development.

On April 25, 2014, the Company experienced a change in control. Cannabics, Inc. (“Cannabics”) acquired a majority of the issued and outstanding common stock of the Company in accordance with stock purchase agreements by and between Cannabics and Thomas Mills (“Mills”). On the closing date, April 25, 2014, pursuant to the terms of the Stock Purchase Agreement, Cannabics purchased from Mills 41,000,000 shares of the Company’s outstanding restricted common stock for $198,000, representing 51%.

On May 21, 2014, the Company changed its name, via merger in the state of Nevada, to Cannabics Pharmaceuticals Inc. The Company’s principle offices are in Bethesda, Maryland. As of May 21, 2014, the Company has changed its course of business to laboratory research and development.

On August 25, 2014, the Company organized G.R.I.N. Ultra Ltd. (“GRIN”), an Israeli corporation, as a wholly-owned subsidiary. GRIN will provide research and development activities for the Company’s products in Israel.

Stock Split

On June 3, 2014, the Company’s Board of Directors declared a two-to-one forward stock split of all outstanding shares of common stock. The stock split was approved by FINRA on June 25, 2014. The effect of the stock split increased the number of shares of common stock outstanding from 40,880,203 to 81,760,406. All common share and per common share data in these financial statements and related notes hereto have been retroactively adjusted to account for the effect of the stock split for all periods presented prior to June 3, 2014. The total number of authorized common shares and the par value thereof was not changed by the split.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Note 1 – Nature of Business, Presentation and Going Concern (Continued)

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of $3,194,447 for the year ended August 31, 2021 and has incurred cumulative losses since inception of $16,825,718. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

F-7

The Company’s continuation as a going concern is dependent upon its ability to generate revenues, its ability to continue to raise investment capital, and implementing its business plan. No assurance can be given that the Company will be successful in these efforts.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern. No assurance can be given that the Company will be successful in these efforts.

Note 2 – Summary of Significant Accounting Policies

Functional currency

The currency of the primary economic environment in which the operations of the Company and its Subsidiary are conducted is the U.S. dollar (“$” or “dollar”). Therefore, the functional currency of the Company and its Subsidiary is the dollar.

Transactions and balances denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been re-measured to dollars in accordance with the provisions of ASC 830-10 (formerly Statement of Financial Accounting Standard 52), "Foreign Currency Translation". All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying financial statements include the amortization period for intangible assets, impairment valuation of intangible assets, valuation of share-based payments and the valuation allowance on deferred tax assets.

Principles of Consolidation

The consolidated financial statements include the accounts of Cannabics Pharmaceutical Inc. and its wholly-owned subsidiary, G.R.I.N. Ultra Ltd. and 73% owned subsidiary Digestix Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Note 2 – Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At August 31, 2021 and 2020, cash equivalents consisted of bank accounts held at financial institutions.

Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. There is Federal Deposit Insurance on the Company’s U.S. bank accounts.

F-8

Equipment, net

Equipment at August 31, 2021 consists of computer equipment, office equipment and cars recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives of 3 years for computer equipment, 14 years for office equipment and 7 years for cars. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations.

Depreciation expense was $220,926 and $215,155 for the years ended August 31, 2021, and 2020, respectively.

Revenue recognition

Revenue is recognized when delivery has occurred, evidence of an arrangement exists, title and risks and rewards for the products are transferred to the customer, collection is reasonably assured and product returns can be reliably estimated.

Revenue from license agreements is recognized over the periods from which the Company is entitled to the respective payments.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 360 “Property, Plant and Equipment”. ASC 360 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

Fair Value of Financial Instruments

The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

Level 1 - fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3 - fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2021 and 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

As of August 31, 2021, the fair values of the Company’s level 1 financial instruments are in total of $845,218. And none of level 3 investments. As of August 31, 2021, the fair values of the Company’s financial instruments approximate their historical carrying amount.

F-9

Research and development, net

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, employee benefits, the cost of supplies, the cost of services provided by outside contractors, including services related to the Company’s clinical trials, clinical trial expenses and the full cost of manufacturing product for use in research and preclinical development. All costs associated with research and developments are expensed as incurred.

Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. The Company outsources a substantial portion of its clinical trial activities, utilizing external entities such as Contract Research Organizations, independent clinical investigators, and other third-party service providers to assist the Company with the execution of its clinical studies. For each clinical trial that the Company conducts, clinical trial costs are expensed immediately.

Stock Based Compensation

The Company accounts for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non-Employees. Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in shareholders' deficit over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period.

The Company issues stock to consultants for various services. The costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The Company recognized consulting expense and a corresponding increase to additional paid-in-capital related to stock issued for services.

Income Taxes

Income taxes are accounted for under the liability method of accounting for income taxes. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized.

The FASB has issued ASC 740 “Income Taxes”. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.

If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740 and concluded that the tax position of the Company has not met the more-likely-than-not threshold as of August 31, 2021.

F-10

Comprehensive Income

The Company adopted ASC 220, Comprehensive Income which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has no elements of “other comprehensive income” for the years ended August 31, 2021, and 2020.

Basic and Diluted Loss per Share

The Company computes income (loss) per share in accordance with ASC 260, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As of August 31, 2021, and 2020, the potentially dilutive shares were anti-dilutive.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, the Company is required to report financial and descriptive information about its reportable operating segments. The Company does not consider itself to have any operating segments as of August 31, 2021, and 2020.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

Note 3 – Recent Accounting Pronouncements

In February 2015, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis”, which provides guidance in evaluating entities for inclusion in consolidations. ASU 2015-02 is effective for fiscal years beginning after December 15, 2015. The Company does not believe the adoption of ASU 2015-02 will have a material effect on its consolidated financial statements.

In June 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-10 (“ASU 2014-10”), Development Stage Entities (Topic 915), Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. The objective of the amendments in this Update is to improve financial reporting by reducing the cost and complexity associated with incremental reporting requirements for development stage entities. The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity at risk. The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively.  These amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein.

The amendment eliminating the exception to the sufficiency-of-equity-at-risk criterion for development stage entities in paragraph 810-10-15-16 should be applied retrospectively for annual reporting periods beginning after December 15, 2015 and interim periods therein. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. The Company has adopted ASU 2014-10 in the fourth quarter of 2014 and does not expect this adoption to have a material impact on its consolidated financial condition, results of operations or cash flows.

F-11

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The objective of the amendments in this Update is to provide guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if “conditions or events raise substantial doubt about the entity’s ability to continue as a going concern.” The ASU applies to all entities and is effective for annual periods ending after December 15, 2017, and interim periods thereafter, with early adoption permitted. The Company is evaluating the impact of ASU 2014-15 on its consolidated financial condition, results of operations and cash flows.

In September 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-16 (ASU 2015-16) "Simplifying the Accounting for Measurement Period Adjustments". ASU 2015-16 require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in ASU 2015-16 require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in ASU 2015-16 require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. For public business entities, the amendments in ASU 2015-16 are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in ASU 2015-16 should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this update with earlier application permitted for financial statements that have not been issued. For all other entities, the amendments in ASU 2015-16 are effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2017. The amendments in ASU 2015-16 should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this update with earlier application permitted for financial statements that have not yet been made available for issuance.

Note 4 – Related Party Transactions

During the year ended August 31, 2021, and August 31, 2020, the Company paid approximately of $878,781 and $595,000 as compensation to other officers and directors.

Cannabics Inc. (the parent company) balance as of August 31, 2021, and at August 31, 2020 was $223,645. The advance is due on demand and bears no interest.

Note 5 – Commitments and Contingencies

As security for its obligation under a property lease agreement, cars lease and credit cards of the Company’s subsidiary provided a bank guarantee in the amount of $50,000.

Note 6 – Stockholders’ Equity (Deficit)

Authorized Shares

The Company is authorized to issue up to 900,000,000 shares of common stock par value $0.0001 per share. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights. The Company’s initial Articled authorized 100,000,000 preferred shares at .0001 par value, no other attributes have been assigned and no such shares have ever been issued.

F-12

Common Stock

During the year ended August 31, 2021, the Company issued 367,143 shares of its common stock to 2 consultants for services rendered at a fair value of $75,425, or an average of $0.21 per share.

During the year ended August 31, 2021, the Company issued 7,300,000 shares of its common stock to an investor as a result of a convertible loan exercise in the sum of $1,199,146.

Note 7 – Warrants

1.	On September 24, 2018, as part of a securities purchase agreement the company issued 5,000,001 Warrants, to purchase common shares of the Company at $1.00 per share; said Warrants are valid for five years, expiring on August 24th, 2023.

The fair value of each warrant is approximately $0.556 and the total value of the 5,000,001 warrants is $2,784,387

The fair value of the warrants are estimated using the Black Scholes option-pricing model with the following assumptions:

PV of exercise Share price	$1
Expected Volatility	102.0%
Risk Free Interest Rate	1.58%
Expected Term (years)	5
Expected Dividend Yield	0%

1.	On December 16, 2020, as part of a convertible loan agreement the company issued 5,500,000 Warrants, to purchase common shares of the Company at $0.50 per share; said Warrants are valid for three years, expiring on August 24th, 2023. The first tranche was received on December 22, 2020, the second tranche was received on February 22, 2021 and the third tranche was received on April 23, 2021, in the total sum of $2,456,750 net of issuance expenses.

The fair value of the first, second and third tranche are approximately $0.09, $0.09 and $0.1 respectively and the total value of the 5,500,000 warrants is $515,818

The fair value of the warrants are estimated using the Black Scholes option-pricing model with the following assumptions:

PV of exercise Share price	$0.50
Expected Volatility	117.0%
Risk Free Interest Rate	0.3%
Expected Term (years)	3
Expected Dividend Yield	0%

	2021		2020		2019
	Weighted Average Exercise		Weighted Average Exercise		Weighted Average Exercise
	Warrants	Price	Warrants	Price	Warrants	Price
Warrants outstanding as of September 1	5,000,001	$1.00	5,300,000	$1.00	500,000	$1.00
Issued	5,500,000	$0.50	–	$–	5,300,000	$0.97
Exercised	–	$–	–	$–	–	$–
Expired	–	$–	(300,000)	$0.42	(1,000,000)	$2.00
Warrants outstanding as of August 31	10,500,001	$0.74	5,000,001	$1.00	5,300,000	$0.97

Warrants exercisable as of August 31	10,500,001	$0.74	5,000,001	$1.00	5,300,000	$0.97

The weighted average remaining contractual life for the options outstanding as of August 31, 2021, was 3 years.

F-13

Note 8 – Income Taxes

Taxes on income included in the consolidated statements of operations represent current taxes due to taxable income of the Company and its Subsidiary.

Corporate taxation in the U.S.

The applicable corporate tax rate for the Company is 21%.

No provision for income tax was made for the period from September 15, 2004 (Inception) to August 31, 2021, as the Company had cumulative operating losses. For the years ended August 31, 2021, and 2020, the Company incurred net losses for tax purposes of $2,229,392 and $1,114,659, respectively. Under U.S. tax laws, subject to certain limitations, carry forward tax losses expire 20 years after the year in which incurred. In the case of the Company, subject to potential limitations in accordance with the relevant law, the net loss carry forward will expire in the years 2032 through 2036.

Corporate taxation in Israel:

The Subsidiary is taxed in accordance with Israeli tax laws. The corporate tax rate applicable to 2020 is 23%.

In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2020 and 2020 Budget Years), which further reduces the corporate income tax rate to 24% (instead of 25%) effective from January 1, 2017, and to 23% effective from January 1, 2020.

As of August 31, 2021, the Subsidiary has an accumulated tax loss carry forward of approximately $7,833,000 (as of August 31, 2020, approximately $5,600,000). Under the Israeli tax laws, carry forward tax losses have no expiration date.

The income tax expense (benefit) differs from the amount computed by applying the United States Statutory corporate income tax rate as follows:

	For the Year Ended August 31,
	2021	2020
United States statutory corporate income tax rate	21.0%	21.0%
Change in valuation allowance on deferred tax assets	-21.0%	-21.0%

Provision for income tax	–%	–%

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The components of the net deferred income tax assets are approximately as follows:

	August 31,
	2021	2020
US Deferred income tax assets:
Net operating loss carry forwards benefit	$1,989,899	$1,800,098
Valuation allowance	(1,989,899)	(1,800,098)
Net deferred income tax assets	$–	$–

Outside US Deferred income tax assets:
Net operating loss carry forwards benefit	$2,336,025	$1,845,645
Valuation allowance	(2,336,025)	(1,845,645)
	$–	$–

	August 31,
	2021	2020
Consolidated Deferred income tax assets:
Net operating loss carry forwards benefit	$4,325,924	$3,615,744
Valuation allowance	(4,325,924)	(3,615,744)
Net deferred income tax assets	$–	$–

F-14

The amount taken into income as deferred income tax assets must reflect that portion of the income tax loss carry forwards that is more likely than not to be realized from future operations. The Company has established a full valuation allowance on its net deferred tax assets because of a lack of sufficient positive evidence to support its realization. The valuation allowance increased by $710,180 and decreased $1,620, 901 for the years ended August 31, 2021, and 2020, respectively.

No provision for income taxes has been provided in these financial statements due to the net loss for the years ended August 31, 2021 and 2020. At August 31, 2021, the Company has net operating loss carry forwards of approximately $16,825,718 which expire commencing 2032. The potential tax benefit of these losses may be limited due to certain change in ownership provisions under Section 382 of the Internal Revenue Code (“IRS”) and similar state provisions.

IRS Section 382 places limitations (the “Section 382 Limitation”) on the amount of taxable income which can be offset by net operating loss carry forwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. Generally, after a change in control, a loss corporation cannot deduct operating loss carry forwards in excess of the Section 382 Limitation. Due to these “change in ownership” provisions, utilization of the net operating loss and tax credit carry forwards may be subject to an annual limitation regarding their utilization against taxable income in future periods. The Company has not concluded its analysis of Section 382 through August 31, 2021, but believes the provisions will not limit the availability of losses to offset future income.

The Company is subject to income taxes in the U.S. federal jurisdiction and is subject to examination for a period of three years for current filings and indefinitely for any delinquent filings. The tax regulations within each jurisdiction are subject to interpretation of related tax laws and regulations and require significant judgment to apply. The Company estimates that the amount of penalties, if any, will not have a material effect on the results of operations, cash flows or financial position. No provisions have been made in the financial statements for such penalties, if any.

Note 9 – Subsequent Events

On October 18th, 2021, the Company filed two new provisional patent applications on “Compositions and Methods for Treating Cancer”

On October 25th, 2021, the Company announced that Dr. Yonina Tova, internationally recognized radiation Oncologist, joined the Company’s Board of Advisors.

On November 4th, 2021, the Company announced that it selected Purisys to support its planned IND filings and Phase I/II (a) clinical trials. Purisys is a leading API manufacturer for GMP grade APIs required for the manufacturing of the Company’s RCC-33.

On November 16th, 2021, Mr. Sahul Yemal was appointed as an Independent Board member and member of the Audit Committee.

The Company defaulted on $1,375,000 of secured notes in December 2021. On February 15, 2022, the Company and its secured lender entered into a forbearance agreement pursuant to which the lender agreed to forbear from exercising default-related rights and remedies against us until the earliest of: (i) the date on which the lender delivers to the Company a written notice terminating the forbearance period, which notice may be delivered at any time upon or after the occurrence of any forbearance default, (ii) the date the Company repudiates or asserts any defense to any obligation or other liability under or in respect of the Forbearance Agreement or related transaction documents or applicable law, or makes or pursues any claim or cause of action against the lender, and (iii) March 7, 2022.

The Company has evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission and has determined that there are no other such events that warrant disclosure or recognition in the financial statements.

Note 10 – General & administrate expenses

	For the year Ended August 31, 2021	For the year Ended August 31, 2020
Salaries and related expenses	$142,685	$220,586
Legal and professional fees	487,354	828,003
Consulting – Stock based compensation	33,767	72,120
Insurance	57,147	103,389
Other expenses	87,446	84,051
	$808,399	$1,308,150

F-15

Note 11 – Financial (Income) expenses

	For the year Ended August 31, 2021	For the year Ended August 31, 2020
Other financial expense	$59,000	$60,000
Interest and bank charges	2,391	8,134
Capital gain from selling of held for trading investments	–	(69,974)
Capital gain from selling of available for sale investment	(195,968)	–
Loss (Gain) from convertible loan valuation	706,862	–
Loss (Profit) from royalties valuation	–	4,363,000
Currency exchange differences loss (profit)	21,985	62,852
	$594,270	$4,424,012

F-16

CANNABICS PHARMACEUTICALS INC.

Consolidated Balance Sheets

	November 30,	August 31,
	2021	2021
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$786,414	$1,386,472
Prepaid expenses and other receivables	178,172	204,375
Total current assets	964,586	1,590,847

Available for sale Investment	564,007	845,218

Equipment, net	591,586	642,896

Total assets	$2,120,179	$3,078,961

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$200,449	$177,505
Convertible loan	1,068,664	871,896
Due to a related party	223,645	223,645
Total current liabilities	1,492,758	1,273,046

Stockholders' equity (deficit):
Preferred stock, $.0001 par value, 100,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $.0001 par value, 900,000,000 shares authorized, 148,661,247 shares issued and outstanding at November 30, 2021 And outstanding at August 31, 2021	14,475	14,475
Additional paid-in capital	17,489,100	17,063,363
Issuance of warrants	3,459,510	3,459,510
Other comprehensive loss	(2,186,926)	(1,905,715)
Accumulated deficit	(18,148,738)	(16,825,718)
Total stockholders' equity (deficit)	627,421	1,805,914

Total liabilities and stockholders' equity	$2,120,179	$3,078,961

See accompanying notes to consolidated financial statements.

F-17

CANNABICS PHARMACEUTICALS INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the Three Months Ended
	November 30,	November 30,
	2021	2020
	Unaudited

Operating expenses:
Research and development expense	$440,044	$433,730
Sales and marketing expenses	3,820	7,551
General and administrative expenses	666,485	218,451

Total operating expenses	1,110,349	659,732

Loss from operations	(1,110,349)	(659,732)

Other (Loss) Income
Financial (Loss) Income	(212,670)	4,965

Net loss	(1,323,020)	(654,767)

Income (Loss) from available for sale assets	(281,211)	113,087
Total comprehensive (income) loss	$(1,604,231)	$(541,680)

Net loss per share - basic and diluted:	$(0.01)	$(0.005)
Weighted average number of shares outstanding - Basic and Diluted	144,727,585	131,105,839

See accompanying notes to consolidated financial statements.

F-18

CANNABICS PHARMACEUTICALS INC.

Consolidated Statements of Stockholders' Equity (Deficit)

Unaudited

	Common Stock		Additional Paid In		Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Warrants	Gain	Deficit	(Deficit)

Balance, August 31, 2021	144,747,584	$14,475	$17,063,363	$3,459,510	$(1,905,715)	$(16,825,718)	$1,805,914

Share based payment	–	–	425,737	–	–	–	425,737

Other comprehensive loss	–	–	–	–	(281,211)	–	(281,211)

Net loss	–	–	–	–	–	(1,323,020)	(1,323,020)

Balance, November 30, 2021	144,747,584	$14,475	$17,489,100	$3,459,510	$(2,186,296)	$(18,148,738)	$627,421

	Common Stock		Additional Paid In		Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Warrants	Gain	Deficit	(Deficit)

Balance, August 31, 2020	135,080,441	$13,508	$15,372,311	$2,784,387	$(2,774,411)	$(13,631,271)	$1,764,524

Issuance of common stock for services.	157,143	16	32,984	–	–	–	33,000

Other comprehensive loss	–	–	–	–	113,087	–	113,087

Net loss	–	–	–	–	–	(654,767)	(654,767)

Balance, November 30, 2020	135,237,584	$13,524	$15,405,295	$2,784,387	$(2,661,324)	$(14,286,038)	$1,255,844

The accompanying notes are an integral part of the financial statements.

F-19

CANNABICS PHARMACEUTICALS INC.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	November 30,	November 30,
	2021	2020
	Unaudited
Cash flows from operating activities:
Net Loss	$(1,323,020)	$(654,767)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation	51,823	57,505
Royalties receivables valuation	–	–
Stock issued for services	–	33,000
Profit from held for trading investments	–	–
Convertible loan valuation	–	–
Share based payment	425,737	–
Changes in operating assets and liabilities:	196,768	–
Decrease (increase) Accounts Receivable and prepaid expenses	26,203	(16,275)
Increase (decrease) Accounts payable and accrued liabilities	22,944	(12,100)
Net cash used in operating activities	(599,545)	(592,637)

Cash flows from investing activities:
Realization of Held for trading Investments	–	–
Acquisition of equipment	(513)	(943)
Net cash used in investing activities	(513)	(943)

Net increase (Decrease) in cash	(600,058)	(593,580)
Cash and cash equivalents at beginning of the Period	1,386,472	777,611
Cash and cash equivalents at end of the Period	$786,414	$184,031

See accompanying notes to consolidated financial statements.

F-20

CANNABICS PHARMACEUTICALS INC.

Notes to Consolidated Financial Statements

(unaudited)

Note 1– Nature of Business, Presentation and Going Concern

Organization

Cannabics Pharmaceuticals Inc. (the “Company”), was incorporated in the State of Nevada, on September 15, 2004, under the name of Thrust Energy Corp.

On September 30, 2010, we increased our authorized capital to 900 million shares of common stock (par value $0.0001) and 100 million shares of preferred stock (par value $0.0001) and effected a 20-for-1 reverse split of our issued and outstanding common stock. As a result of the reverse split, our issued and outstanding common stock was reduced from 13,604,000 shares to 680,200 shares.

On April 25, 2014, the Company experienced a change in control. Cannabics, Inc. (“Cannabics”) acquired a majority of the issued and outstanding common stock of the Company in accordance with stock purchase agreements. On the closing date, April 25, 2014, pursuant to the terms of the Stock Purchase Agreement, Cannabics purchased 41,000,000 shares of the Company’s outstanding restricted common stock for $198,000, representing 51%.

On May 21, 2014, the Company changed its name, via merger in the state of Nevada, to Cannabics Pharmaceuticals Inc. The Company’s principal offices are in Bethesda, Maryland. The Company changed its course of business to laboratory research and development.

On June 19, 2014, FINRA granted final approval of Change of Name & Ticker Symbol of the Corporation from American Mining Corporation to CANNABICS PHARMACEUTICALS INC., with the new Ticker Symbol of “CNBX”. Said approval was predicated upon Cannabics Pharmaceuticals Inc.’s filing of Articles of Merger with American Mining Corporation with the Nevada Secretary of State on May 21st, 2014. Under the laws of the State of Nevada, Cannabics Pharmaceuticals Inc. was merged with and into the Registrant, with the Registrant being the surviving entity. The Merger was completed under Section 92A.180 of the Nevada Revised Statutes, Chapter 92A, as amended, and as such, does not require the approval of the stockholders of either the Registrant or Cannabics Pharmaceuticals Inc.

On August 25, 2014, the Company organized G.R.I.N. Ultra Ltd. (“GRIN”), an Israeli corporation, as a wholly-owned subsidiary. GRIN will provide research and development activities for the Company’s products in Israel.

On July 24, 2017, the Company announced its establishment of a genetics laboratory to develop diagnostic tools based on human genome, tumor genetics and specific cannabinoids.

On August 20th, 2020, the Company announced the creation of a new division for its anti-tumor drug candidate RCC-33, for the treatment of colorectal cancer. This is the result of the Company’s focus on a clinical validation path, including in-vivo experiments, collaborations with key medical centers, and the preparation of a product dossier with which the company plans to schedule a Pre IND-Meeting with the US FDA.

On October 18th, 2021, the Company filed 2 new provisional patent applications on compositions and methods for treating cancer, including colorectal cancer and early intervention therapy for colorectal cancer patients.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial statement presentation and in accordance with Form 10-Q. Accordingly, they do not include all of the information and footnotes required in annual financial statements. In the opinion of management, the unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position and results of operations and cash flows. The results of operations presented are not necessarily indicative of the results to be expected for any other interim period or for the entire year.

F-21

These unaudited financial statements should be read in conjunction with our August 31, 2021 annual financial statements included in our Form 10-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on November 29th, 2021.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and GRIN and Digestix Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Going Concern

The accompanying unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of $1,323,020 for the three months ended November 30, 2021; and has incurred cumulative losses since inception of $18,148,738. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its abilities to generate revenues, to continue to raise investment capital, and develop and implement its business plan. No assurance can be given that the Company will be successful in these efforts.

Research and Development Costs

The Company accounts for research and development costs in accordance with Accounting Standards Codification 730 “Research and Development” (“ASC 730”). ASC 730 requires that research and development costs be charged to expense when incurred. Research and development costs charged to expense were $440,044 and $433,730 for the three months ended November 30, 2021 and 2020, respectively.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation. These reclassifications had no effect on reported losses, total assets, or stockholders’ equity as previously reported.

Note 2 – Related Party Transactions

During the three months ending November 30, 2021, the Company paid $125,815 in salaries, including socials benefits paid towards pension and disability funds, to two directors, compared to $105,000 for the three months ending November 30, 2020.

The Company had a balance outstanding at November 30, 2021 and at November 30, 2020 of $223,645 payable to Cannabics Inc. The advance is due on demand and bears no interest.

Note 3 – Stockholders’ Equity (Deficit)

Authorized Shares

The Company is authorized to issue up to 900,000,000 shares of common stock, par value $0.0001 per share. Each outstanding share of common stock entitles the holder to one vote per share on all matters submitted to a stockholder vote. All shares of common stock are non-assessable and non-cumulative, with no pre-emptive rights.

F-22

On November 1st, 2021, the Company issued 4,500,000 options to board members and an advisor.

a.	2,000,000 options to purchase 2,000,000 ordinary shares of the company at an exercise price of $0.0001 per share to board members and advisor. The vesting period is one year on a quarterly basis.

b.	2,500,000 options to purchase 2,500,000 ordinary shares of the company at an exercise price of $0.0001 per share to the company’s chairman, which vested immediately November 11th, 2021, the date of the grant.

The fair value of the Company’s share options granted to directors and service providers for the three months ended November 2021 was estimated using the Black-Scholes model using the following assumptions:

Dividend yield (%)	–
Expected volatility of the share prices (%)	111%
Risk-free interest rate (%)	0.14
Expected life of share options (years)	1
Share price	0.14

Note 4 – Commitments and Contingencies

We lease the property of our corporate office in Tel Aviv, the monthly lease is $3,500-, our current lease expires March 31st, 2022. The management intend to execute a lease agreement by that time for an additional year.

We lease the property of our laboratory in Rehovot, Israel, the monthly lease is $6,500 per month. Our current lease terminates at the end of February 2024, though we have a two additional one year option, which management intends to execute prior to that time.

On March 8th, 2020, the Company joined Cannabics Inc., our largest shareholder and affiliate in a suit against Seach Sarid Ltd., Seach Medical Group Ltd. and Shay Sarid in Tel Aviv, Israel. This suit was brought by the Company as it believes the defendants pursued certain business arrangements which rightfully inured to the Company. The Company withdrew from this litigation in January 2022.

Note 5 – Major events during the period.

On September 3rd, 2021 the Board appointed fellow Director Gabriel Yariv as Executive Chairman of the Board, as noted in our 8-K of September 13th, 2021.

On October 3, 2021, the Board ratified the board resolution from 4th February, 2019, to create an ESOP program for the company employees encompassing 6% of the Company’s shares. The company shall hereby allocate 6% of its shares, equating to 11,000,000 common shares for the exclusive use of our employees under an ESOP program. (please see Note 3 – Stockholders’ Equity (Deficit) for more information).

On October 18th, 2021, the Company filed two new provisional patent applications on “Compositions and Methods for Treating Cancer”

On October 25th, 2021, the Company announced that Dr. Yonina Tova, internationally recognized radiation Oncologist, joined the Company’s Board of Advisors.

On November 4th, 2021, the Company announced that it selected Purisys to support its planned IND filings and Phase I/II (a) clinical trials. Purisys is a leading API manufacturer for GMP grade APIs required for the manufacturing of the Company’s RCC-33.

On November 16th, 2021, the Board increased its size to five members, appointing Mr. Shaul Yemal to the Board as an independent Director & member of the Audit Committee, as noted in our 8-K filed November 19th, 2021.

F-23

Note 6 – Subsequent events.

On December 12th, 2021, the Board nominated Independent Director Gil Feiler to its Audit Committee, bringing its number to three.

On February 4, 2022 the company’s holdings in Sativus Tech Corp (formerly known as Seedo Corp) was valued at $2289,913.

The Company defaulted on $1,375,000 of secured notes in December 2021. On February 15, 2022, the Company and its secured lender entered into a forbearance agreement pursuant to which the lender agreed to forbear from exercising default-related rights and remedies against us until the earliest of: (i) the date on which the lender delivers to the Company a written notice terminating the forbearance period, which notice may be delivered at any time upon or after the occurrence of any forbearance default, (ii) the date the Company repudiates or asserts any defense to any obligation or other liability under or in respect of the Forbearance Agreement or related transaction documents or applicable law, or makes or pursues any claim or cause of action against the lender, and (iii) March 7, 2022.

The Company has evaluated subsequent events through the date the financial statements were issued and filed with the SEC and has determined that there are no other such events that warrant disclosure or recognition in the financial statements.

F-24

Shares

Common Stock

Prospectus

Roth Capital Partners

                         , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee. All such expenses will be borne by the Company.

SEC registration fee	$1,699.02
FINRA filing fee	3,249.22
NASDAQ listing fee	75,000
Legal fees and expenses	275,000
Accounting fees and expenses	50,000
Printing and engraving expenses	5,000
Transfer agent and registrar fees and expenses	5,000
Other expenses	5,000
Total	$419,948.24

Item 14. Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-1

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Article 5.1 of our Articles of Incorporation provides that a director or officer of Cannabics shall not be personally liable to Cannabics or its stockholders for damages for breach of fiduciary duty as a director or officer, unless such liability results from (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (ii) the unlawful payment of distributions.

Article 6.1 of our Articles of Incorporation further provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceedings, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of Cannabics, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability, and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Our Bylaws provide that Cannabics shall indemnify its officers and directors to the fullest extent not prohibited by the laws of Nevada or any other applicable law. Cannabics is permitted by the Bylaws to purchase and maintain insurance on behalf of its officers and directors against any liability and expense incurred in such capacity, whether or not Cannabics would have the power to indemnify such person against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

II-2

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold within the past three and provides the share number, per share price, and aggregate consideration as of the date of such sale:

Private Placement of Notes and Warrant

On December 16, 2020, we entered into a Securities Purchase Agreement (“SPA”) with an institutional investor for a private placement of senior secured convertible notes totaling up to an aggregate of $2,750,000 to be issued in three tranches subject to the achievement of certain milestones. The convertible notes include a conversion right, at the Investor’s option, to convert the convertible notes into shares of our Common Stock at a conversion price equal to the lower of (i) $0.35 per share or (ii) eighty percent (80%) of the average of the two lowest daily volume-weighted average price for the Company’s Common Stock during the ten (10) consecutive trading days preceding the conversion date (the “notes”). The investor has the right to have the conversion price reduced if we issue Common Stock or convertible notes at a lower conversion price than $0.35 during the period that the notes are outstanding. The notes are due one year from issuance. The notes will be interest free, but in the event of a default, they will bear annual interest at a rate of 18.00%. The SPA and the notes contain events of default, including, among other things, failure to repay the notes by the maturity date, and bankruptcy and insolvency events, that would result in the imposition of the default interest rate.

On December 21, 2020, we closed the first tranche (the “Initial Closing”) and issued a note in the amount of $825,000 (the “Initial Note”). On February 22, 2021, we closed the second tranche and issued a second note in the amount of $550,000 (the “Second Note”). On April 23, 2021, we closed the third tranche and issued a third note in the amount of $1,375,000 (the “Note”). The Initial Note was issued at a discount of $75,000; the Second Note was issued at a discount of $50,000; and the Note was issued at a discount of $125,000. In addition, we issued to the Investor 3,913,663 shares of Common Stock as pre-delivery shares in accordance with the terms of the SPA (the “Pre-Delivery Shares”), which shares will be deducted from the total number of shares to be issued to the Investor upon conversion of the Initial Note.

On April 23, 2021, we entered into a Senior Secured Note (the “Note”) for $1,375,000 with the institutional investor. This follows the SPA, a Restated Securities Purchase Agreement dated as of February 22, 2021, as well as accompanying documents for an aggregate principal amount of $2,750,000 having an aggregate original issue discount of 10%, and ranking senior to all outstanding and future indebtedness of the Company.

In addition, the SPA granted the investor a right to receive 100% warrant coverage, and we issued a warrant to the investor for up to 5,500,000 shares of our Common Stock, which expires three years from the issuance date of the warrant, with an exercise price of $0.50 per share (the “Warrant”). The Warrant may be exercised and converted to Common Stock at the investor’s option at any time until the expiration date.

These securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder, as these securities were sold to “accredited investors” within the meaning of Regulation D.

II-3

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(c) Filing Fee Table.

The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 17. Undertakings

The undersigned Registrant hereby undertakes as follows:

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Exhibit Number	Description

Exhibit 1.1**	Form of Underwriting Agreement

Exhibit 3.1	Amended and Restated Articles of Incorporation, incorporated by reference from Form 8-K filed September 30, 2010.

Exhibit 3.2	Bylaws of Cannabics Pharmaceuticals Inc., incorporated by reference from Form 10-K/A filed October 23, 2015.

Exhibit 4.1**	Form of Representative’s Warrant

Exhibit 4.2	Form of Warrant issued in September 2018, incorporated by reference from Form 8-K filed September 30, 2010.

Exhibit 5.1**	Opinion of Sichenzia Ross Ference LLP

Exhibit 10.1	Collaboration & Exclusivity Agreement with Cannabics Inc., incorporated by reference from Form 8-K filed July 25, 2014.

Exhibit 10.2	Intellectual Property & Subsidiary Assignment of October 7, 2015, incorporated by reference from Form 8-K of October 8, 2015.

Exhibit 10.3	Assignment & Assumption of Debt & Liabilities Agreement of October 7, 2015, incorporated by reference from Form 8-K of October 8, 2015.

Exhibit 10.4	Debt Cancellation Agreement of October 7, 2015, incorporated by reference from Form 8-K of October 8, 2015.

Exhibit 10.5	Convertible Loan Agreement with Eroll Grow-Tech Ltd., dated August 10, 2018, incorporated by reference from Form 8-K of August 14, 2018.

Exhibit 10.6	Joint Venture Agreement with Wize Pharma, Inc., dated February 7, 2019, incorporated by reference from Form 8-K of February 13, 2019.

Exhibit 10.8	Employment Agreement between Eyal Ballan and the Company, dated June 10, 2018, incorporated by reference from Form S-1 from January 27, 2021.

Exhibit 10.9*	Employment Agreement between Gabriel Yariv and Grin Ultra Ltd., dated November 11, 2021.

Exhibit 10.10	Consulting Agreement between CFO Direct and Grin Ultra Ltd., dated November 1, 2016, incorporated by reference from Form S-1 from January 27, 2021.

Exhibit 10.11	Form of Convertible Note with 3i, LP, incorporated by reference from Form 8-K of December 21, 2020.

Exhibit 10.12	Form of Registration Rights Agreement with 3i, LP, incorporated by reference from Form 8-K of December 21, 2020.

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Exhibit Number	Description

Exhibit 10.13	Security and Pledge Agreement among the Company, Grin Ultra Ltd., and 3i, LP, dated December 21, 2020 incorporated by reference from Form 8-K of December 21, 2020.

Exhibit 10.14	Guaranty Agreement between Grin Ultra Ltd. and 3i, LP, dated December 21. 2020, incorporated by reference from Form 8-K of December 21, 2020.

Exhibit 10.15	Amended and Restated Securities Purchase Agreement with 3i, LP, dated February 22, 2021, incorporated by reference from Form S-1/A of February 23, 2021

Exhibit 10.16	Form of Convertible Note with 3i, LP, incorporated by reference from Form 8-K of April 28, 2021

Exhibit 10.18*	Equity Incentive Plan

Exhibit 10.19	Forbearance Agreement between the Company and 3i, LP, dated February 15, 2022, incorporated by reference from Form 8-K filed February 17, 2022

Exhibit 21.1*	Subsidiaries

Exhibit 23.1*	Consent of Independent Registered Public Accounting Firm

Exhibit 23.2**	Consent of Sichenzia Ross Ference LLP (included in the opinion filed as Exhibit 5.1)

Exhibit 24.1*	Power of Attorney (contained on the signature page of the registration statement)

Exhibit 101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

Exhibit 101.SCH*	Inline XBRL Taxonomy Extension Schema Document

Exhibit 101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit 101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

Exhibit 101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

Exhibit 101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

Exhibit 104*	Cover Page Interactive Data File (formatted in iXBRL, and included in exhibit 101).

Exhibit 107*	Filing Fee Table

* Filed herewith.

** To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 18th day of February, 2022

CANNABICS PHARMACEUTICALS INC.

By: /s/ Eyal Barad
Name: Eyal Barad
Title: Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eyal Barad as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eyal Barad	Chief Executive Officer and Director (Principal Executive Officer)	February 18, 2022
Eyal Barad

/s/ Gabriel Yariv	Executive Chairman	February 18, 2022
Gabriel Yariv

/s/ Uri Ben-Or	Chief Financial Officer	February 18, 2022
Uri Ben-Or	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gil Feiler	Director	February 18, 2022
Gil Feiler

/s/ Inbar Maymon-Pomeranchik	Director	February 18, 2022
Inbar Maymon-Pomeranchik

/s/ Shaul Yemal	Director	February 18, 2022
Shaul Yemal

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